FILED PURSUANT TO RULE 424(B)(3)
File Number 333-144884

ARAMARK CORPORATION

SUPPLEMENT NO. 7 TO

MARKET MAKING PROSPECTUS DATED

JANUARY 27, 2009

THE DATE OF THIS SUPPLEMENT IS NOVEMBER 4, 2009

ON NOVEMBER 4, 2009, ARAMARK CORPORATION FILED THE ATTACHED FORM 8-K

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 30, 2009

ARAMARK CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-04762	95-2051630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Market Street Philadelphia, Pennsylvania		19107
(Address of Principal Executive Offices)		Zip Code

Registrant’s telephone, including area code: 215-238-3000

N/A

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On October 30, 2009, ARAMARK Ireland Limited and ARAMARK Investment Limited, subsidiaries of ARAMARK Corporation (the “Registrant”), completed the acquisition of the facilities management and property management businesses of Veris Plc, an Irish company, for consideration of approximately €50.8 million in cash. These business interests include Vector, IEFM Ltd, Premier Property Management, Orange, Glenrye and Irish Estates Management, all of which are companies that were owned by Veris Plc. Veris’ facilities management business provides a broad range of facility and project management and consulting services for clients across a wide range of industrial and commercial sectors in Ireland and the United Kingdom. Its property management business operates three business units – commercial, residential and retail – through which it manages mixed and single use property developments.

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

The financial statements required to be filed as part of this report will be filed by an amendment pursuant to Item 9.01(a)(4) within 71 days after the date on which this report is required to be filed.

(b) Pro Forma Financial Information.

The pro forma financial statements required to be filed as part of this report will be filed by an amendment pursuant to Item 9.01(b)(2) within 71 days after the date on which this report is required to be filed.

(d) Exhibits

10.1	Share Purchase Agreement among Veris Plc, ARAMARK Ireland Holdings Limited, ARAMARK Investments Limited and ARAMARK Corporation dated October 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARAMARK CORPORATION

Date: November 4, 2009	By:	/S/ L. FREDERICK SUTHERLAND
	Name:	L. Frederick Sutherland
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

10.1	Share Purchase Agreement among Veris Plc, ARAMARK Ireland Holdings Limited, ARAMARK Investments Limited and ARAMARK Corporation dated October 2009.

Exhibit 10.1

Project Tiller

Share Purchase Agreement for the Purchase of the Entire Issued

Share Capital of each of the Companies listed in Part 1 and Part 2 of

Schedule 1

October 2009

Veris plc

and

Aramark Ireland Holdings Limited

and

Aramark Investments Limited

and

Aramark Corporation

Table of Contents

1	Definitions and Interpretation	2
2	Conditions	27
3	Sale and Purchase of the Shares	28
4	Consideration	28
5	Adjustment of Consideration	30
6	Management of the Company Pending Completion	30
7	Completion	33
8	Warranties	33
9	Warranties by the Buyer	34
10	Protection of Goodwill	46
11	Retention Amount	47
12	Release of Claims Against the Group Companies	49
13	Announcements	51
14	Confidentiality	52
15	Entire Agreement	52
16	Assignment and Transfer	53
17	Exclusivity	54
18	Costs and Expenses	54
19	Interest on Late Payments	55
20	Payments under this Agreement	56
21	Effect of Completion	56
22	Waiver and Remedies	56
23	Variation	57
24	No Benefit to Others	57
25	Severance	57
26	Further Assurance	58
27	Notices	58
28	Guarantee and indemnity	60
29	Maintenance and availability of records	61
30	Joint and several	61
31	The Covenantors	61
32	Counterparts	61
33	Language	62
34	Governing Law and Jurisdiction	62
35	Acceptance of Service	62
Schedule 1 Part 1: Particulars of the Irish Companies		63
Schedule 1 Part 2: Particulars of VUKL		68
Schedule 1 Part 3: Particulars of The Subsidiaries		69
Schedule 1 Part 4: The Covenantors		75
Schedule 2 Conditions		76
1	Shareholder Approval	76
2	Competition Authority Approval	76
3	Compliance with Schedule 3 Undertakings	76
4	No Litigation	76
5	No Legislation	76
6	No Material Adverse Changes	77
7	Representations and Warranties	77
Schedule 3 Conduct of Business between Exchange and Completion		79
Schedule 4 Part 1: Documents which have been delivered prior to execution of this Agreement		82
Schedule 4 Part 2: Documents which are to be delivered at Completion		83
Schedule 5 Part 1: Title Warranties		86
1	Share Capital	86
2	Capacity and Authority of Seller	86

2

3	Commissions	87
Schedule 5 Part 2: General Warranties		88
1	Information	89
2	Constitution of the Company	89
3	Companies Acts and International Law	89
4	Accounts	90
5	Transaction since the Accounts Date	91
6	Solvency	93
7	Information Technology and E-Commerce	93
8	Intellectual Property, Confidential Information and Know-How	94
9	Agreements and Arrangements	95
10	Assets	97
11	Directors and Employees	97
12	Pensions	100
13	Environment	103
14	Properties	104
15	Miscellaneous	105
16	Litigation and Disputes	106
17	Insurance	107
Schedule 5 Part 3: Tax Warranties		109
Schedule 6 [Intentionally left blank]		111
Schedule 7 Agreed Treatments		112
Schedule 8		114
Working Capital – Worked example of calculations based of the combined management accounts of the Group Companies as at the Management Accounts Date		114
Schedule 9 Properties		115
Schedule 10 Anglo Other Charges		116
Schedule 11 Guarantees		118

3

This Agreement is dated      October 2009.

Between:

(1)	Veris plc a company incorporated under the laws of Ireland (company number 395138) whose registered office is at Heather House, Heather Road, Sandyford Industrial Estate, Dublin 18, Ireland (the “Seller”);

(2)	Aramark Ireland Holdings Limited a company incorporated under the laws of Ireland (company number 324452) whose registered office is at 70 Sir John Rogerson’s Quay, Dublin 2 (the “Irish Buyer”);

(3)

Aramark Investments Limited a company incorporated under the laws of England and Wales (company number 2808311) whose registered office is at Millbank Tower (28th Floor), 21 – 24 Millbank, London, SW1P 4QP, England (the “UK Buyer”);

(4)	Aramark Corporation a company incorporated under the laws of Delaware (whose principal place of business is at Aramark Tower, 1101 Market Street, Philadelphia PA19107 USA (the “Guarantor”); and

(5)	The Persons listed in Part 4 of Schedule 1 of this Agreement and their successors and permitted assigns (the “Covenantors”)

Introduction:

(A)	Each of the Irish Companies (as defined below) are private companies limited by shares and incorporated in Ireland, further details of which are set out in Part 1 of Schedule 1.

(B)	Veris UK Limited (“VUKL”) is a private company limited by shares and incorporated in England and Wales, further details of which are set out in Part 2 of Schedule 1.

(C)	The Irish Companies and VUKL have a number of subsidiaries, further details of which are set out in Part 3 of Schedule 1.

(D)	The Seller is the legal and beneficial owner of the entire issued share capital of the shares in the Irish Companies and VUKL, free in each case from all Encumbrances (as defined below) other than the Anglo Charges (as defined below). In the case of each of the Subsidiaries (as defined below) either an Irish Company or VUKL or a Subsidiary of VUKL is the legal and beneficial owner of the entire issued share capital of that Subsidiary, free in each case from all Encumbrances other than the Anglo Charges.

(E)	The Seller has agreed to sell to the Irish Buyer and the Irish Buyer has agreed to purchase the Irish Facility Management Shares (as defined below) and the Irish Property Management Shares (as defined below) and the Seller has agreed to sell to the UK Buyer and the UK Buyer has agreed to purchase the UK Shares (as defined below), each upon the terms and subject to the conditions set out in this Agreement (the “Transaction”), and in each case free from all Encumbrances.

(F)	The Seller has agreed to give warranties to the Irish Buyer and the UK Buyer in the terms of the Warranties (defined below) set out herein, with the intention that the Irish Buyer and the UK Buyer should rely upon such Warranties in entering into this Agreement.

(G)	The Seller and the Covenantors have agreed to protect the benefit and value of the goodwill attaching to the Shares (as defined below) and to release the Group Companies from all claims on the terms set out in this Agreement.

(H)	Immediately prior to execution of this Agreement, the Seller has delivered (or the Seller’s Solicitors have delivered) to the Buyers (or to the Buyers’ Solicitors) the documents referred to in Part 1 of Schedule 4, and the Buyers have acknowledged receipt of such documents.

(I)	The Guarantor is a holding company of the Buyers and has become a party to this Agreement for the purpose of entering into the guarantee and indemnity set out in Clause 28 and the undertakings set out in Clauses 13 and 14 and the giving of the warranties set out in Clause 9.2.

(J)	The Covenantors are party to this Agreement solely for the purpose of providing for their agreement to comply with the provisions of Clauses 10, 12 and 17 of this Agreement.

It is agreed as follows:

1	Definitions and Interpretation

1.1	In this Agreement the following words and expressions shall, unless the context otherwise requires, have the following meanings:

“1990 ACT”	MEANS THE COMPANIES ACT 1990;

“ACCOUNTS”	MEANS THE AUDITED BALANCE SHEET OF EACH OF THE GROUP COMPANIES AS AT THE ACCOUNTS DATE, AND THE AUDITED PROFIT AND LOSS ACCOUNT OF EACH OF THE GROUP COMPANIES FOR THE PERIOD ENDED ON THE ACCOUNTS DATE, TOGETHER WITH THE NOTES THERETO AND THE DIRECTORS’ REPORT AND AUDITOR’S REPORT THEREON AND TOGETHER WITH ALL DOCUMENTS WHICH ARE REQUIRED BY LAW TO BE ATTACHED THERETO, A COPY OF WHICH IS SET OUT IN THE DISCLOSURE LETTER;

“ACCOUNTS DATE”	MEANS 31 DECEMBER 2008;

“AGREED TREATMENTS”	MEANS THE SPECIFIC ACCOUNTING TREATMENTS AND POLICIES SET OUT IN SCHEDULE 7;

“ALLOCATION SCHEDULE”	MEANS THE SCHEDULE TO BE PREPARED BY THE BUYERS AND EXCHANGED AND AGREED BETWEEN THE BUYERS AND THE SELLER IN ACCORDANCE WITH CLAUSE 4.2;

“ANGLO CHARGES”	MEANS THE ANGLO SHARE CHARGES AND THE ANGLO OTHER CHARGES;

“ANGLO DEBT”	MEANS THE VERIS DEBT AND THE VUKL DEBT;

“ANGLO OTHER CHARGES”	MEANS THE DEBENTURE, COMPOSITE DEBENTURES, GUARANTEES AND INDEMNITIES, AND OTHER AGREEMENTS SET OUT IN SCHEDULE 10;

“ANGLO SHARE CHARGES”

MEANS THE FOLLOWING SHARE CHARGES GRANTED BY THE SELLER OR A GROUP COMPANY IN FAVOUR OF THE BANK:

(A) SHARE CHARGE DATED 22ND DECEMBER 2004 BETWEEN THE SELLER AND THE BANK IN RESPECT OF THE VWFM SHARES;

(B) SHARE CHARGE DATED 22ND DECEMBER 2004 BETWEEN THE SELLER AND THE BANK IN RESPECT OF THE IEM SHARES;

(C) SHARE CHARGE DATED 30 NOVEMBER 2006 BETWEEN THE SELLER AND THE BANK IN RESPECT OF THE PMC SHARES;

(D) SHARE CHARGE DATED 30 NOVEMBER 2006 BETWEEN THE SELLER AND THE BANK IN RESPECT OF THE GPS SHARES; AND

(E) SHARE CHARGE DATED 22 DECEMBER 2004 BETWEEN THE SELLER AND THE BANK IN RESPECT OF THE SHARES OF IRISH ESTATES (FACILITIES MANAGEMENT) LIMITED;

(F) SHARE CHARGE DATED 29 NOVEMBER 2007 MADE BETWEEN VUKL AND THE BANK IN RESPECT OF SHARES IN ORANGE ENVIRONMENTAL BUILDING SERVICES LIMITED AND ORANGE SUPPORT SERVICES LIMITED;

(G) SHARE CHARGE DATED 21 DECEMBER 2007 MADE BETWEEN ORANGE ENVIRONMENTAL BUILDING SERVICES

LIMITED AND THE BANK IN RESPECT OF SHARES IN ORANGE FABRIC SERVICES LIMITED (NOW KNOWN AS VERIS PROPERTY MANAGEMENT LIMITED); AND

(H) SHARE CHARGE DATED 29 NOVEMBER 2007 BETWEEN THE SELLER AND THE BANK REGARDING THE SHARES IN VUKL;

“APPLICABLE RATE”	MEANS THE APPLICABLE EURO EXCHANGE RATE QUOTED BY THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND AT 5.00 PM ON THE BUSINESS DAY PRIOR TO THE BALANCE SHEET DATE;

“APPROVED”	MEANS EXEMPT APPROVED BY THE REVENUE COMMISSIONERS FOR THE PURPOSES OF SECTION 774 OF THE TAXES CONSOLIDATION ACT AND REFERENCE TO “APPROVAL” SHALL BE CONSTRUED ACCORDINGLY;

“BALANCE SHEET DATE”	MEANS THE COMPLETION DATE;

“BANK”	MEANS ANGLO IRISH BANK;

“BANK’S SOLICITORS”	MEANS ARTHUR COX, OF EARLSFORT CENTRE, EARLSFORT TERRACE, DUBLIN 2

“BUSINESS”	MEANS THE BUSINESS OF FACILITY MANAGEMENT, PROPERTY MANAGEMENT AND ALL OTHER BUSINESS AS CARRIED ON BY THE GROUP AT THE DATE HEREOF;

“BUSINESS DAY”	MEANS A DAY (OTHER THAN A SATURDAY OR SUNDAY) ON WHICH BANKS ARE OPEN FOR THE CONDUCT OF THEIR NORMAL BUSINESS IN DUBLIN;

“BUYERS”	MEANS THE IRISH BUYER AND THE UK BUYER;

“BUYERS’ GROUP”	MEANS THE PARENT COMPANY OF THE BUYERS AND ANY SUBSIDIARY OF THE PARENT COMPANY OF THE BUYERS, SUBSIDIARY AND PARENT COMPANY FOR THIS PURPOSE TO BE AS DEFINED IN SECTION 155 OF THE COMPANIES ACT 1963;

“BUYER NON-DISCLOSABLE INFORMATION”

MEANS ALL INFORMATION (INCLUDING BUT NOT LIMITED TO CONFIDENTIAL INFORMATION) WHICH RELATES TO:

(A) THE GROUP;

(B) ANY ASPECT OF THE BUSINESS;

(C) THE PROVISIONS OF THIS AGREEMENT;

(D) THE NEGOTIATIONS RELATING TO THIS AGREEMENT;

(E) THE SUBJECT MATTER OF THIS AGREEMENT; OR

(F) THE BUYERS OR ANY MEMBER OF THE BUYERS’ GROUP FROM TIME TO TIME;

“BUYERS’ SOLICITORS”	MEANS MATHESON ORMSBY PRENTICE OF 70 SIR JOHN ROGERSON’S QUAY, DUBLIN 2, IRELAND AND MORGAN, LEWIS & BOCKIUS OF CONDOR HOUSE, 5-10 ST. PAUL’S CHURCHYARD, LONDON, EC4M 8AL;

“CASH AMOUNT”

MEANS, AS AT 5.00PM ON THE BALANCE SHEET DATE, THE AGGREGATE, IN EUROS (INCLUDING FOR THE AVOIDANCE OF DOUBT ANY OTHER CURRENCY ON AN AS CONVERTED BASIS INTO EUROS AT THE APPLICABLE RATE), OF ALL:

(A) POSITIVE (CREDIT) BALANCES IN THE BANK ACCOUNTS OF EACH OF THE GROUP COMPANIES;

(B) CASH AT HAND OF EACH OF THE GROUP COMPANIES AND ANY CASH EQUIVALENTS;

(C) UNPRESENTED OR UNCLEARED CHEQUES BEARING A DATE NOT MORE THAN 14 DAYS PRIOR TO THE COMPLETION DATE IN THE POSSESSION OF EACH OF THE GROUP COMPANIES AND MADE OUT TO SUCH GROUP COMPANY;

LESS THE AGGREGATE OF ALL:

(D) CHEQUES WHICH HAVE BEEN SIGNED AND DATED BY EACH OF THE GROUP COMPANIES BUT NOT YET PRESENTED OR CLEARED; AND

(E) ANY COSTS, EXPENSES AND FEES FOR

LEGAL, ACCOUNTING, FINANCIAL ADVISORY, CONSULTING OR INVESTMENT BANKING INCURRED BY ANY GROUP COMPANY IN CONNECTION WITH THE NEGOTIATION, DOCUMENTATION AND PERFORMANCE OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTION, WHICH REMAIN OUTSTANDING AS AT COMPLETION;

FOR THE AVOIDANCE OF DOUBT THE VAT RECLAIM IS NOT TO BE CONSIDERED AS A COMPONENT OF THE CASH AMOUNT.

“CLAIM”	MEANS ANY CLAIM BY THE BUYERS IN RELATION TO A BREACH OF WARRANTY, OR THE TAX COVENANT OR THE MM INDEMNITY OR OTHER BREACH BY THE SELLER OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENTS;

“COMPANIES ACTS”	MEANS THE COMPANIES ACTS 1963 TO 2009 OF IRELAND AND THE COMPANIES ACTS 1985 AND 2006 OF THE UNITED KINGDOM AND ANY LEGISLATION IN WHATEVER FORM TO BE CONSTRUED AS ONE WITH THOSE ACTS;

“COMPETITION ACT”	MEANS THE COMPETITION ACT, 2002;

“COMPLETION”	MEANS COMPLETION OF THE SALE AND PURCHASE OF THE SHARES IN ACCORDANCE WITH THIS AGREEMENT;

“COMPLETION ADJUSTMENT”	MEANS AN AMOUNT, IF ANY, PAYABLE BY THE BUYERS OR THE SELLER PURSUANT TO CLAUSE 5;

“COMPLETION DATE”	HAS THE MEANING GIVEN TO IT IN CLAUSE 7.2;

“COMPUTER SYSTEMS”	MEANS THE HARDWARE AND THE SOFTWARE;

“CONDITIONS”	MEANS THE CONDITIONS SET OUT IN SCHEDULE 2;

“CONFIDENTIAL INFORMATION”	MEANS ALL TECHNICAL, FINANCIAL, COMMERCIAL AND OTHER INFORMATION OF A CONFIDENTIAL NATURE RELATING TO THE BUSINESS, INCLUDING TRADE SECRETS, KNOW-HOW, INVENTIONS, PRODUCT INFORMATION AND UNPUBLISHED INFORMATION RELATING TO INTELLECTUAL PROPERTY, OBJECT CODE

AND SOURCE CODE, MARKETING AND BUSINESS PLANS, PROJECTIONS, INFORMATION ON CURRENT OR PROJECTED PLANS OR INTERNAL AFFAIRS OF THE GROUP, SECRET INFORMATION, INFORMATION ON CURRENT AND/OR PROSPECTIVE SUPPLIERS AND CUSTOMERS (INCLUDING ANY CUSTOMER OR SUPPLIER LISTS) AND INFORMATION ON ANY OTHER PERSON WHO HAS HAD MATERIAL DEALINGS WITH THEM;

“CONNECTED PERSON”	MEANS IN RELATION TO A PERSON, ANY PERSON WHO IS CONNECTED WITH THAT PERSON BY VIRTUE OF SECTION 10 OF THE TCA;

“CONSIDERATION”	MEANS THE TOTAL CONSIDERATION TO BE PAID FOR THE SHARES AS SET OUT IN CLAUSE 4.1 OF THIS AGREEMENT, AS ADJUSTED IN ACCORDANCE WITH CLAUSE 5;

“CONSIDERATION STATEMENT”	MEANS THE STATEMENT AS AT THE BALANCE SHEET DATE AGREED OR DETERMINED IN ACCORDANCE WITH CLAUSE 5;

“CONTINUING DIRECTORS”	MEANS THE DIRECTORS AS NOTIFIED BY THE BUYERS TO THE SELLER AT LEAST 3 BUSINESS DAYS PRIOR TO COMPLETION;

“CORPORATE INTELLECTUAL PROPERTY”	MEANS ANY AND ALL INTELLECTUAL PROPERTY RIGHTS WHICH ARE OWNED BY OR ARISE DIRECTLY FROM THE ACTIVITIES OF THE GROUP COMPANIES, OR WHICH ARE USED IN THE CONNECTION WITH THE BUSINESS;

“CURRENT ASSETS AMOUNT”

MEANS THE AGGREGATE AMOUNT, IN EUROS (INCLUDING FOR THE AVOIDANCE OF DOUBT ANY OTHER CURRENCY ON AN AS CONVERTED BASIS INTO EUROS AT THE APPLICABLE RATE), OF THE VALUE OF THE GROUP’S:

(A) BOOK DEBTS (NET OF PROVISIONS);

(B) ACCRUED INCOME;

(C) PREPAYMENTS, BEING PAYMENTS MADE PRIOR TO THEIR RESPECTIVE DUE DATE; AND

(D) STOCK-IN-TRADE,

(OTHER THAN TO THE EXTENT COMPRISED IN THE CASH AMOUNT) AND EITHER: (I) AS AT 5.00PM IRISH TIME ON THE BALANCE SHEET DATE FOR THE PURPOSES OF CALCULATING THE WORKING CAPITAL AMOUNT OR (II) ON THE DAY FALLING ON THE LAST DAY OF THE RELEVANT CALENDAR MONTH FOR THE PURPOSES OF CALCULATING THE MANAGEMENT ACCOUNTS WORKING CAPITAL AMOUNT; IN BOTH CASES EXCLUDING ANY AMOUNTS OWED OR OWING BY A GROUP COMPANY TO (A) ANOTHER GROUP COMPANY OR (B) THE SELLER;

“CURRENT LIABILITIES AMOUNT”

MEANS THE AGGREGATE AMOUNT, IN EUROS (INCLUDING FOR THE AVOIDANCE OF DOUBT ANY OTHER CURRENCY ON AN AS CONVERTED BASIS INTO EUROS AT THE APPLICABLE RATE), OF THE GROUP’S:

(A) ACCOUNTS PAYABLE;

(B) VAT PAYABLE BUT UNPAID, EXCLUDING ANY VAT IN CONNECTION WITH THE PRE-COMPLETION SUPPLIES;

(C) PAYE PAYABLE BUT UNPAID;

(D) ACCRUALS AND PROVISIONS (INCLUDING LITIGATION PROVISIONS); AND

(E) SOCIAL SECURITY CONTRIBUTION PROVISIONS,

OTHER THAN TO THE EXTENT COMPRISED IN THE DEBT AMOUNT AND EITHER: (I) AS AT 5.00PM IRISH TIME ON THE BALANCE SHEET DATE FOR THE PURPOSES OF CALCULATING THE WORKING CAPITAL AMOUNT OR (II) ON THE DAY FALLING ON THE LAST DAY OF THE RELEVANT CALENDAR MONTH FOR THE PURPOSES OF CALCULATING THE MANAGEMENT ACCOUNTS WORKING CAPITAL AMOUNT; IN BOTH CASES EXCLUDING ANY AMOUNTS OWED OR OWING BY A GROUP COMPANY TO (A) ANOTHER GROUP COMPANY OR (B) THE SELLER;

“DATA PROTECTION ACTS”	MEANS THE DATA PROTECTION ACTS 1988 AND 2003 OF IRELAND AND THE DATA

PROTECTION ACTS 1994 AND 1998 OF THE UNITED KINGDOM;

“DEBT AMOUNT”

MEANS, AS AT 5.00PM IRISH TIME ON THE BALANCE SHEET DATE,

(I) THE PENSION DEFICIT AMOUNT;

(II) THE AGGREGATE IN EUROS (INCLUDING FOR THE AVOIDANCE OF DOUBT ANY OTHER CURRENCY ON AN AS CONVERTED BASIS INTO EUROS AT THE APPLICABLE RATE) OF ALL BORROWINGS; AND

(III) OTHER INDEBTEDNESS IN THE NATURE OF THE BORROWINGS OF EACH OF THE GROUP COMPANIES, INCLUDING ALL:

(A) FACILITIES;

(B) BREAK FEES, PREPAYMENT FEES OR OTHER COSTS, EXPENSES OR PENALTIES RELATED TO OR ARISING AS A RESULT OF THE TERMINATION OR PREPAYMENT OF ANY FACILITIES PURSUANT TO THIS TRANSACTION;

(C) AMOUNTS OWED BY THE GROUP COMPANIES TO THE SELLER OR ANY SHAREHOLDER OF THE SELLER (OTHER THAN IN HIS OR HER CAPACITY AS AN EMPLOYEE);

(D) RECOURSE FACTORING OR RECOURSE DISCOUNTING OF RECEIVABLES;

(E) ANY AMOUNTS DRAWN DOWN ON ALL LETTERS OF CREDIT ISSUED FOR THE ACCOUNT OF THE GROUP;

(F) THE AMOUNT OF ANY OBLIGATION GUARANTEEING INDEBTEDNESS OR OTHER OBLIGATIONS OF ANY PERSON OTHER THAN A GROUP COMPANY TO THE EXTENT NOT RELEASED AT OR PRIOR TO THE COMPLETION DATE;

(G) OBLIGATIONS OF THE GROUP TO PAY THE DEFERRED PURCHASE PRICE OR ACQUISITION PRICE FOR ANY SHARES OF THE GROUP COMPANIES OR FOR ANY PROPERTY OR SERVICES, OTHER THAN TRADE OR ACCOUNTS PAYABLE ARISING, AND ACCRUED EXPENSES INCURRED, IN THE ORDINARY COURSE OF BUSINESS

CONSISTENT WITH PAST PRACTICE;

(H) NEGATIVE (DEBIT) BALANCES IN THE BANK ACCOUNTS OF EACH OF THE GROUP COMPANIES;

(I) ALL INTEREST, FEES AND OTHER EXPENSES ACCRUED ON ANY OR ALL OF THE BORROWINGS DETAILED IN (A) TO (H) ABOVE;

(J) ALL CORPORATION AND CAPITAL GAINS TAX LIABILITIES OF THE GROUP COMPANIES ARISING ON OR BEFORE 5.00PM ON THE BALANCE SHEET DATE (TO THE EXTENT NOT PAID BY THE SELLER OR A GROUP COMPANY PRIOR TO SUCH TIME) AND INCLUDING ANY ACCRUED CORPORATION TAX (COMPUTED AS AT 5.00 PM ON THE BALANCE SHEET DATE AS IF SUCH TIME WAS THE END OF AN ACCOUNTING PERIOD FOR THE GROUP COMPANIES); AND

BUT EXCLUDING ANY AMOUNTS OWED BY A GROUP COMPANY TO ANOTHER GROUP COMPANY AND ANY AMOUNTS OWING BY ANY GROUP COMPANY IN RESPECT OF OPERATING LEASES OR ANY AMOUNT ATTRIBUTABLE TO THE VERIS FACILITY OR THE VUKL FACILITY, PROVIDED THAT THE VERIS FACILITY AND THE VUKL FACILITY ARE REPAID IN ACCORDANCE WITH CLAUSE 4.2;

“DEFINED BENEFIT SCHEME”	MEANS A PENSION SCHEME UNDER WHICH THE AMOUNT OF SOME OR ALL OF THE BENEFITS PAYABLE TO OR IN RESPECT OF A MEMBER OF THE SCHEME IS CALCULATED IN ACCORDANCE WITH A FORMULA WHICH TAKES ACCOUNT OF THE SERVICE OF THE MEMBER TO RETIREMENT, DEATH OR WITHDRAWAL AND THE REMUNERATION OF THE MEMBER AVERAGED OVER HIS SERVICE AT OR CLOSE TO HIS RETIREMENT, DEATH OR WITHDRAWAL;

“DEFINED CONTRIBUTION SCHEME”	MEANS A SCHEME UNDER WHICH THE AMOUNT OF THE BENEFITS OTHER THAN SOME OR ALL OF THE BENEFITS PAYABLE ON DEATH BEFORE BECOMING A PENSIONER, PAYABLE TO OR IN RESPECT OF A MEMBER OF THE SCHEME IS CALCULATED BY REFERENCE TO THE

CONTRIBUTIONS MADE TO THE SCHEME BY AND IN RESPECT OF THE MEMBER;

“DIRECTORS”	MEANS THE PERSONS SPECIFIED AS DIRECTORS OF ANY OF THE GROUP COMPANIES IN PARTS 1, 2 OR 3 OF SCHEDULE 1 (THE EXPRESSION “DIRECTOR” MEANING ANY OF THEM), BEING ALL THE DIRECTORS OF THE GROUP COMPANIES AS AT THE DATE OF THIS AGREEMENT;

“DISCLOSED”	MEANS FAIRLY DISCLOSED IN THE DISCLOSURE LETTER, IN THE MANNER AND IN SUCH REASONABLE DETAIL AS TO ENABLE THE BUYERS TO MAKE A REASONABLE ASSESSMENT OF THE NATURE AND SCOPE OF THE MATTER DISCLOSED AND WITH SPECIFIC REFERENCE OR CROSS REFERENCE TO THE WARRANTY AGAINST WHICH SUCH DISCLOSURE IS MADE AND FOR THE AVOIDANCE OF DOUBT, ANY DISCLOSURE MADE BY THE SELLER AFTER THE DATE OF THIS AGREEMENT BUT PRIOR TO COMPLETION SHALL NOT BE TAKEN TO BE DISCLOSED;

“DISCLOSURE LETTER”	MEANS THE LETTER OF TODAY’S DATE FROM THE SELLER TO THE BUYERS (TOGETHER WITH ALL DOCUMENTS SCHEDULED OR APPENDED THERETO) DISCLOSING CERTAIN EXCEPTIONS TO THE WARRANTIES;

“DRAFT CONSIDERATION STATEMENT”	SHALL HAVE THE MEANING ASCRIBED TO SUCH TERM IN CLAUSE 5.1;

“ENCUMBRANCE”	MEANS ANY RIGHT, ADVERSE CLAIM, INTEREST OR EQUITY OF ANY PERSON (INCLUDING WITHOUT LIMITATION ANY PRE-EMPTION RIGHT, RIGHT OF FIRST REFUSAL, OPTION, RIGHT TO ACQUIRE OR RIGHT TO RESTRICT) OR ANY MORTGAGE, CHARGE, PLEDGE, LIEN, ASSIGNMENT, RESTRICTION, HYPOTHECATION, SECURITY OR PRIORITY INTEREST, TITLE RETENTION, HIRE PURCHASE, LEASE OR INSTALMENT PURCHASE AGREEMENT OR OTHER SECURITY OR PRIORITY AGREEMENT OR ARRANGEMENT;

“ENVIRONMENT”	INCLUDES (A) ANY AND ALL BUILDINGS, STRUCTURES, FIXTURES, FITTINGS, APPURTENANCES, PIPES, CONDUITS,

VALVES, TANKS, VESSELS AND CONTAINERS WHETHER ABOVE OR BELOW GROUND LEVEL, AND (B) AMBIENT AIR, LAND SURFACE, SUB-SURFACE STRATA, SOIL, SURFACE WATER, GROUND WATER, RIVER SEDIMENT, MARSHES, WET LANDS, FLORA AND FAUNA;

“ENVIRONMENTAL LAWS”	MEANS (A) THE COMMON LAW AND (B) ALL LAWS, BY-LAWS, STATUTES, REGULATIONS, RULES, ORDERS, INSTRUMENTS, DECREES, DIRECTIVES, DECISIONS, INJUNCTIONS, RULINGS AND JUDGMENTS OF ANY GOVERNMENT, LOCAL GOVERNMENT, INTERNATIONAL, SUPRANATIONAL, EXECUTIVE, ADMINISTRATIVE, JUDICIAL OR REGULATORY AUTHORITY OR AGENCY WHETHER OF IRELAND, THE UNITED KINGDOM, THE EUROPEAN UNION OR ELSEWHERE AND ALL APPROVED CODES OF PRACTICE (WHETHER VOLUNTARY OR COMPULSORY) RELATING TO THE PROTECTION OF THE ENVIRONMENT OR OF HUMAN HEALTH OR SAFETY OR WELFARE OR TO THE MANUFACTURE, FORMULATION, PROCESSING, TREATMENT, STORAGE, CONTAINMENT, LABELLING, HANDLING, TRANSPORTATION, DISTRIBUTION, RECYCLING, REUSE, RELEASE, DISPOSAL, REMOVAL, REMEDIATION, ABATEMENT OR CLEAN-UP OF ANY HAZARDOUS MATERIAL INCLUDING THE PROVISIONS OF THE PUBLIC HEALTH (IRELAND) ACT 1878, THE FISHERIES ACTS 1959-2000, THE LOCAL GOVERNMENT (WATER POLLUTION) ACTS 1977 AND 1990, THE EUROPEAN COMMUNITIES (WASTE) REGULATIONS 1979, THE AIR POLLUTION ACT 1987, THE EUROPEAN COMMUNITIES (ENVIRONMENTAL IMPACT ASSESSMENT) REGULATIONS 1989, THE PLANNING ACTS THE PLANNING AND DEVELOPMENT REGULATIONS 2001, THE BUILDING CONTROL ACT 1990, THE ENVIRONMENTAL PROTECTION AGENCY ACT 1992, AND THE WASTE MANAGEMENT ACT 1996, THE HEALTH AND SAFETY AT WORK ACT 1974, THE CONTROL OF ASBESTOS REGULATIONS 2006 AND THE CONSTRUCTION (DESIGN AND MANAGEMENT) REGULATIONS 2007 AND ANY AMENDMENT THERETO AND ANY AND ALL REGULATIONS, ORDERS AND NOTICES MADE OR SERVED THEREUNDER OR

PURSUANT THERETO;

“ENVIRONMENTAL LICENCE”	MEANS ANY PERMIT, LICENCE, APPROVAL, PERMISSION, CONSENT OR AUTHORISATION REQUIRED BY OR PURSUANT TO ANY APPLICABLE ENVIRONMENTAL LAWS;

“ESTIMATED NET CASH AMOUNT”	MEANS, €3,800,000, OR SUCH OTHER AMOUNT (IN EUROS) AGREED BETWEEN THE SELLER AND THE BUYER PRIOR TO THE COMPLETION DATE;

“EVENT”	INCLUDES (WITHOUT LIMITATION) COMPLETION OF THE SALE OF THE SHARES TO THE BUYERS, THE DEATH OR THE WINDING UP OR DISSOLUTION OF ANY PERSON, OR ANY ACT, FAILURE TO ACT, TRANSACTION OR OMISSION WHATSOEVER WHETHER OR NOT THE GROUP COMPANY IS A PARTY TO THE ACT OR FAILURE TO ACT OR TRANSACTION OR INVOLVED IN THE OMISSION, AND ANY REFERENCE TO AN EVENT OCCURRING ON OR BEFORE A PARTICULAR DATE SHALL INCLUDE AN EVENT WHICH FOR TAX PURPOSES IS DEEMED TO HAVE, OR IS TREATED OR REGARDED AS HAVING, OCCURRED ON OR BEFORE THAT DATE AND REFERENCES TO AN EVENT OCCURRING ON OR BEFORE COMPLETION SHALL BE DEEMED TO INCLUDE A SERIES OR COMBINATION OF EVENTS, THE FIRST OF WHICH OCCURRED ON OR BEFORE COMPLETION OUTSIDE THE ORDINARY COURSE OF BUSINESS AND THE SECOND OF WHICH OCCURRED AFTER COMPLETION WITHIN THE ORDINARY COURSE OF BUSINESS AND THE ORDINARY COURSE OF BUSINESS FOR THESE PURPOSES SHALL BE THE ORDINARY COURSE OF BUSINESS AS CARRIED ON IMMEDIATELY BEFORE COMPLETION;

“EXCLUSIVE ASSETS”	MEANS ANY OF THE SHARES, ANY SHARES IN THE SELLER, ANY ASSETS OF A GROUP COMPANY OR ANY PART THEREOF;

“EXPIRY DATE”	MEANS THE DATE FALLING 6 MONTHS AFTER THE COMPLETION DATE;

“FACILITIES”	MEANS THE VERIS FACILITY AND ALL DEBENTURES, ACCEPTANCE CREDITS, OVERDRAFTS, LOANS, LOAN STOCKS OR OTHER FINANCIAL FACILITIES OUTSTANDING OR AVAILABLE TO THE GROUP COMPANIES INCLUDING THE VUKL

FACILITY;

“GENERAL WARRANTIES”	MEANS THE WARRANTIES AND UNDERTAKINGS SET OUT IN PART 2 OF SCHEDULE 5;

“GOVERNMENTAL AUTHORITY”	MEANS ANY GOVERNMENT AND ANY GOVERNMENTAL ENTITY, DEPARTMENT, COMMISSION, BOARD, AGENCY, COURT, TRIBUNAL, ARBITRATOR, INSTRUMENTALITY, OR GOVERNMENTAL OR REGULATORY OFFICIAL, WHETHER FEDERAL, STATE, LOCAL OR FOREIGN;

“GPS”	MEANS GLENRYE PROPERTIES SERVICES LIMITED;

“GPS SHARES”	MEANS 1,052 ISSUED ORDINARY SHARES OF €1.269738 EACH IN THE CAPITAL OF GPS BEING THE ENTIRE ISSUED SHARE CAPITAL OF GPS;

“GROUP”	MEANS THE IRISH COMPANIES, VUKL AND EACH OF THE SUBSIDIARIES, EACH A “GROUP COMPANY”;

“GROUP DIRECTORS”	MEANS THE DIRECTORS OF THE SELLER AND THE DIRECTORS;

“HARDWARE”	MEANS ANY COMPUTER EQUIPMENT USED BY OR FOR THE BENEFIT OF THE GROUP AT ANY TIME INCLUDING, WITHOUT LIMITATION, COMMUNICATION SYSTEMS, INFRASTRUCTURE AND NETWORKS AND COMPONENTS OR ELEMENTS OF THE FOREGOING SUCH AS FIRMWARE, SCREENS, TERMINALS, KEYBOARDS, DISKS AND CABLING AND OTHER PERIPHERAL AND ASSOCIATED ELECTRONIC EQUIPMENT BUT EXCLUDING ALL SOFTWARE;

“HAZARDOUS MATERIALS”	MEANS (I) ANY CHEMICAL, MATERIAL OR SUBSTANCE AT ANY TIME DEFINED AS OR INCLUDED IN THE DEFINITION OF “HAZARDOUS SUBSTANCES”, “HAZARDOUS WASTES”, “HAZARDOUS MATERIALS”, “EXTREMELY HAZARDOUS WASTE”, ACUTELY HAZARDOUS WASTE”, “RADIOACTIVE WASTE”, “BIOHAZARDOUS WASTE”, “POLLUTANT”, “TOXIC POLLUTANT”, “CONTAMINANT”, “RESTRICTED HAZARDOUS WASTE”, “INFECTIOUS WASTE”, “TOXIC

SUBSTANCES”, OR ANY OTHER TERM OR EXPRESSION INTENDED TO DEFINE, LIST OR CLASSIFY SUBSTANCES BY REASON OF PROPERTIES HARMFUL TO HEALTH, SAFETY OR THE INDOOR OR OUTDOOR ENVIRONMENT (INCLUDING HARMFUL PROPERTIES SUCH AS IGNITABILITY, CORROSIVITY, REACTIVITY, CARCINOGENICITY, TOXICITY, REPRODUCTIVE TOXICITY, “TCLP TOXICITY” OR “EP TOXICITY” OR WORDS OF SIMILAR IMPORT UNDER ANY APPLICABLE ENVIRONMENTAL LAWS); (II) ANY OIL, PETROLEUM, PETROLEUM FRACTION OR PETROLEUM DERIVED SUBSTANCE; (III) ANY DRILLING FLUIDS, PRODUCED WATERS AND OTHER WASTES ASSOCIATED WITH THE EXPLORATION, DEVELOPMENT OR PRODUCTION OF CRUDE OIL, NATURAL GAS OR GEOTHERMAL RESOURCES; (IV) ANY FLAMMABLE SUBSTANCES OR EXPLOSIVES; (V) ANY RADIOACTIVE MATERIALS; (VI) ANY ASBESTOS-CONTAINING MATERIALS; (VII) UREA FORMALDEHYDE FOAM INSULATION; (VIII) ELECTRICAL EQUIPMENT WHICH CONTAINS ANY OIL OR DIELECTRIC FLUID CONTAINING POLYCHLORINATED BIPHENYLS OR RADON; (IX) PESTICIDES; AND (X) ANY OTHER CHEMICAL, MATERIAL OR SUBSTANCE, EXPOSURE TO WHICH IS PROHIBITED, LIMITED OR REGULATED BY ANY GOVERNMENTAL AUTHORITY OR WHICH MAY OR COULD POSE A HAZARD TO THE HEALTH AND SAFETY OF THE OWNERS, OCCUPANTS OR ANY PERSONS IN THE VICINITY OF ANY LOCATION OF A GROUP COMPANY’S OPERATIONS OR TO THE INDOOR OR OUTDOOR ENVIRONMENT;

“HAZARDOUS MATERIALS ACTIVITY”	MEANS ANY PAST, CURRENT, PROPOSED OR THREATENED ACTIVITY, EVENT OR OCCURRENCE INVOLVING ANY HAZARDOUS MATERIALS, INCLUDING THE USE, MANUFACTURE, POSSESSION, STORAGE, HOLDING, PRESENCE, EXISTENCE, LOCATION, RELEASE, THREATENED RELEASE, DISCHARGE, PLACEMENT, GENERATION, TRANSPORTATION, PROCESSING, CONSTRUCTION, TREATMENT, ABATEMENT, REMOVAL, REMEDIATION, DISPOSAL, DISPOSITION OR HANDLING OF ANY HAZARDOUS MATERIALS, AND ANY CORRECTIVE ACTION OR RESPONSE ACTION WITH RESPECT TO

ANY OF THE FOREGOING;

“IEFM”	MEANS IRISH ESTATES (FACILITIES MANAGEMENT) LIMITED, A SUBSIDIARY OF IEM;

“IEM”	MEANS IRISH ESTATES (MANAGEMENT) LIMITED;

“IEM SHARES”	MEANS 260,100 ISSUED ORDINARY SHARES OF €1.25 EACH IN THE CAPITAL OF IEM BEING THE ENTIRE ISSUED SHARE CAPITAL OF IEM;

“INDEPENDENT ACCOUNTANT”	MEANS AN ACCOUNTING EXPERT APPOINTED BY AGREEMENT BETWEEN THE SELLER AND THE BUYERS OR, IN DEFAULT OF APPOINTMENT BY AGREEMENT BETWEEN THEM OVER A PERIOD OF 5 BUSINESS DAYS, ON APPLICATION OF EITHER PARTY BY THE PRESIDENT FROM TIME TO TIME OF THE INSTITUTE OF CHARTERED ACCOUNTANTS IN IRELAND (OR ANY SUCCESSOR BODY) PROVIDED HOWEVER THAT SUCH ACCOUNTING EXPERT MUST BE A QUALIFIED MEMBER OF THE INSTITUTE OF CHARTERED ACCOUNTANTS IN IRELAND WITH AN APPROPRIATE LEVEL OF EXPERIENCE AND MUST PRACTICE IN ONE OF THE “BIG FOUR” ACCOUNTING PRACTICES (PRICE WATERHOUSECOOPERS, KPMG, ERNST & YOUNG AND DELOITTE) PROVIDED FURTHER THAT SUCH INDIVIDUAL SHALL NOT HAVE PREVIOUSLY PERFORMED ADVISORY SERVICES FOR ANY MEMBER OF THE BUYERS’ GROUP;

“INDEPENDENT COUNSEL”	MEANS A SENIOR COUNSEL APPOINTED BY AGREEMENT BETWEEN THE SELLER AND THE BUYERS OR, IN DEFAULT OF APPOINTMENT BY AGREEMENT BETWEEN THEM OVER A PERIOD OF 5 BUSINESS DAYS, ON APPLICATION OF EITHER PARTY BY THE PRESIDENT FROM TIME TO TIME OF THE LAW SOCIETY OF IRELAND (OR ANY SUCCESSOR BODY) PROVIDED HOWEVER THAT SUCH COUNSEL MUST BE A QUALIFIED MEMBER OF THE BAR COUNCIL OF IRELAND WITH AN APPROPRIATE LEVEL OF EXPERIENCE PROVIDED FURTHER THAT SUCH INDIVIDUAL SHALL NOT HAVE PREVIOUSLY PERFORMED ADVISORY SERVICES FOR ANY MEMBER OF THE BUYERS’ GROUP OR THE SELLER, OR ANY

OF THE COVENANTORS OR ANY OF THE SELLER’S AFFILIATES;

“INITIAL CONSIDERATION”	MEANS THE CONSIDERATION TO BE PAID BY THE BUYERS TO THE SELLER AT COMPLETION, COMPRISING THE AMOUNTS SET OUT AT CLAUSE 4.3 AND TO BE PAID AS PROVIDED PURSUANT TO CLAUSE 4.3;

“INTELLECTUAL PROPERTY RIGHTS”	MEANS ANY AND ALL TRADE MARKS, SERVICE MARKS, RIGHTS IN GET UP, TRADE NAMES, BUSINESS NAMES AND DOMAIN NAMES, RIGHTS IN GOODWILL (INCLUDING RIGHTS TO SUE FOR PAST, PRESENT AND FUTURE INFRINGEMENTS), RIGHTS IN DESIGNS (WHETHER REGISTERED OR UNREGISTERED), COPYRIGHT AND RELATED RIGHTS (INCLUDING RIGHTS IN COMPUTER PROGRAMS), DATABASE RIGHTS, SEMI-CONDUCTOR TOPOGRAPHY RIGHTS, PATENTS, UTILITY MODELS, KNOW-HOW, RIGHTS IN INVENTIONS, DISCOVERIES AND IMPROVEMENTS, CONFIDENTIAL INFORMATION AND ALL APPLICATIONS TO REGISTER AND RIGHTS TO APPLY FOR REGISTRATION OF ANY OF THE FOREGOING RIGHTS TOGETHER WITH ALL OTHER RIGHTS OF A SIMILAR OR CORRESPONDING CHARACTER WHICH NOW, OR IN THE FUTURE, MAY SUBSIST IN ANY PART OF THE WORLD;

“IRELAND”	MEANS IRELAND (EXCLUDING NORTHERN IRELAND) AND “IRISH” WILL BE CONSTRUED ACCORDINGLY;

“IRISH COMPANIES”	MEANS EACH OF THE COMPANIES NAMED IN PART 1 OF SCHEDULE 1, SHORT PARTICULARS OF WHICH ARE SET OUT THEREIN;

“IRISH FACILITIES MANAGEMENT SHARES”	MEANS THE VWFM SHARES;

“IRISH PROPERTY MANAGEMENT SHARES”	MEANS THE IEM SHARES, THE GPS SHARES AND THE PMC SHARES;

“IRISH SHARES”	MEANS THE IRISH FACILITIES MANAGEMENT SHARES AND THE IRISH PROPERTY MANAGEMENT SHARES;

“KNOW-HOW”	MEANS ALL INFORMATION, METHODS AND TECHNIQUES USED BY THE GROUP THAT IS NECESSARY FOR UNDERSTANDING AND OPERATING THE PROCESSES EMPLOYED,

PRODUCTS MADE AND SERVICES PROVIDED BY THE GROUP AND INCLUDES, WITHOUT LIMITATION, ALL INSTRUCTION MANUALS, FORMULAE, SPECIFICATIONS, TEST RESULTS, PROCESS AND PRODUCT DESCRIPTIONS, MARKET FORECASTS, AND CUSTOMER AND SUPPLIER PARTICULARS;

“MANAGEMENT ACCOUNTS”	MEANS THE COMBINED BALANCE SHEET OF THE GROUP AS AT THE MANAGEMENT ACCOUNTS DATE AND THE COMBINED PROFIT AND LOSS ACCOUNT AND STATEMENT OF CASH FLOWS OF THE GROUP FOR THE PERIOD ENDED ON THE MANAGEMENT ACCOUNTS DATE, A COPY OF WHICH IS SET OUT IN THE DISCLOSURE LETTER;

“MANAGEMENT ACCOUNTS DATE”	MEANS 31 AUGUST 2009;

“MANAGEMENT ACCOUNTS WORKING CAPITAL AMOUNT”	MEANS, IN RESPECT OF ANY GROUP COMPANY AND IN RESPECT OF ANY CALENDAR MONTH, THE AMOUNT IN EUROS OF THE CURRENT ASSETS AMOUNT LESS THE CURRENT LIABILITIES AMOUNT, A WORKED EXAMPLE OF WHICH IS SET OUT AT SCHEDULE 8;

“MATERIAL ADVERSE CHANGE”	MEANS AN ADVERSE AND LONG TERM CHANGE IN THE FINANCIAL CONDITION, ASSETS OR LIABILITIES OF THE GROUP COMPANIES (TAKEN AS A WHOLE) THAT SUBSTANTIALLY DIMINISHES THE REVENUE GENERATING ABILITY OF THE GROUP COMPANIES (TAKEN AS A WHOLE) OVER THE LONG TERM;

“MM INDEMNITY”	MEANS THE INDEMNITY GIVEN BY THE SELLER TO THE BUYER AND SET OUT IN CLAUSE 8.27;

“NET CASH AMOUNT”	MEANS, IN EUROS, THE CASH AMOUNT LESS THE DEBT AMOUNT AS SET OUT IN THE CONSIDERATION STATEMENT;

“NET CASH EXCESS AMOUNT”	MEANS, IN EUROS, THE AMOUNT (IF ANY) BY WHICH THE NET CASH AMOUNT IS GREATER THAN THE ESTIMATED NET CASH AMOUNT;

“NET CASH AMOUNT SHORTFALL”	MEANS, IN EUROS, THE AMOUNT (IF ANY) BY WHICH THE NET CASH AMOUNT IS LESS THAN THE ESTIMATED NET CASH AMOUNT;

“PENSION DEFICIT AMOUNT”	MEANS €1,200,000;

“PENSION SCHEMES”	MEANS ALL EXISTING PENSION SCHEMES OF OR OPERATED BY OR IN RELATION TO THE GROUP, FULL PARTICULARS OF WHICH ARE SET OUT IN THE DISCLOSURE LETTER;

“PENSIONS ACT”	MEANS THE PENSIONS ACT 1990 TO 2009 AND ALL REGULATIONS MADE THEREUNDER;

“PERSONAL DATA”	HAS THE SAME MEANING AS IN THE DATA PROTECTION ACTS;

“PHI SCHEMES”	MEANS ALL PERMANENT HEALTH INSURANCE SCHEMES, FULL DETAILS OF WHICH ARE SET OUT IN THE DISCLOSURE LETTER;

“PLANNING ACTS”	MEANS THE LOCAL GOVERNMENT (PLANNING AND DEVELOPMENT) ACTS 1963 TO 1999 AND THE PLANNING AND DEVELOPMENT ACT 2000;

“PMC”	MEANS PREMIER MANAGEMENT COMPANY (DUBLIN) LIMITED;

“PMC SHARES”	MEANS 3,000 ISSUED ORDINARY SHARES OF €1.269738 EACH IN THE CAPITAL OF PMC BEING THE ENTIRE ISSUED SHARE CAPITAL OF PMC;

“PRE-COMPLETION SUPPLIES”	MEANS SUPPLIES OF INTRA-GROUP MANAGEMENT SERVICES RECEIVED BY A GROUP COMPANY FROM THE SELLER AFTER THE ACCOUNTS DATE BUT ON OR PRIOR TO COMPLETION AND WHICH THE REVENUE COMMISSIONERS ACCEPT AS VALIDLY CHARGEABLE TO VAT;

“PROPERTIES”	MEANS THE PROPERTIES OF THE GROUP, PARTICULARS OF WHICH ARE SET OUT IN SCHEDULE 9;

“RETENTION ACCOUNT”	SHALL HAVE THE MEANING GIVEN TO THE TERM “ACCOUNT” IN THE RETENTION CHARGE;

“RETENTION AMOUNT”	MEANS THE INITIAL AMOUNT OF €5,000,000 TO BE PAID BY THE BUYERS TO THE RETENTION ACCOUNT AT COMPLETION AND HELD BY THE SELLER IN ACCORDANCE WITH CLAUSE 11 AND AFTER THE THREE

MONTH DATE MEANS €5,000,000 LESS ANY AMOUNT RELEASED PURSUANT TO CLAUSE 11.2;

“RETENTION CHARGE”	MEANS A MORTGAGE IN RESPECT OF THE RETENTION AMOUNT AND THE RETENTION ACCOUNT IN FAVOUR OF THE BUYERS, IN THE AGREED FORM;

“SELLER’S AFFILIATES”

MEANS:

(A) ANY SUBSIDIARY OF THE SELLER AS AT THE DATE OF THIS AGREEMENT OR ANY SUBSIDIARY OF THE SELLER IN THE TWO YEARS PRIOR TO THE DATE OF THIS AGREEMENT, SUBSIDIARY FOR THE PURPOSE OF THIS DEFINITION TO BE DEFINED AS IN SECTION 155 OF THE COMPANIES ACT 1963;

(B) ANY GROUP DIRECTOR;

(C) ANY CONNECTED PERSON OF THE SELLER,

AND SELLER’S AFFILIATE MEANS ANY ONE OF THEM;

“SELLER’S COMPLETION DOCUMENTS”	MEANS THIS AGREEMENT, THE DISCLOSURE LETTER AND ANY OTHER DOCUMENTS WHICH ARE TO BE EXECUTED ON THE DATE OF THIS AGREEMENT BY THE SELLER SET OUT IN SCHEDULE 4, PART 1;

“SELLER’S DIRECTORS”	MEANS THE DIRECTORS OF THE SELLER FROM TIME TO TIME;

“SELLER NON-DISCLOSABLE INFORMATION”

MEANS ALL INFORMATION WHICH RELATES TO:

(A) THE PROVISIONS OF THIS AGREEMENT;

(B) THE NEGOTIATIONS RELATING TO THIS AGREEMENT;

(C) THE SUBJECT MATTER OF THIS AGREEMENT; OR

(D) THE SELLER OR ANY OF ITS AFFILIATES (OTHER THAN THE GROUP);

“SELLER’S SOLICITORS”	MEANS MAPLES AND CALDER, 75 ST. STEPHENS GREEN, DUBLIN 2, IRELAND;

“SHARES”	MEANS THE IRISH SHARES AND THE UK SHARES;

“SOFTWARE”	MEANS ANY SET OF INSTRUCTIONS FOR EXECUTION BY A COMPUTER PROCESSOR (INCLUDING BOTH SOURCE AND OBJECT CODE) USED BY THE GROUP AT ANY TIME IRRESPECTIVE OF APPLICATION, LANGUAGE OR MEDIUM AND INCLUDING FOR THE AVOIDANCE OF DOUBT, ANY CODES OR SETS OF INSTRUCTIONS THAT ARE EMBODIED OR INCORPORATED IN ANY FIRMWARE;

“SUBSIDIARIES”	MEANS THOSE COMPANIES OR OTHER PERSONS (WHETHER OR NOT REGISTERED IN THE IRELAND) SHORT PARTICULARS OF WHICH APPEAR IN PART 3 OF SCHEDULE 1 AND THE EXPRESSION “SUBSIDIARY” SHALL MEAN ANY ONE OF THE SUBSIDIARIES;

“STAMP DUTY AMOUNT”	MEANS €500,000;

“TAX” OR “TAXATION”

MEANS ALL FORMS OF TAXATION EITHER IN IRELAND, UK OR ELSEWHERE WHEREVER AND WHENEVER CREATED OR IMPOSED, INCLUDING, WITHOUT LIMITATION:

(A) CORPORATION TAX (INCLUDING ANY SURCHARGE), ADVANCE CORPORATION TAX, INCOME TAX (INCLUDING TAX OR AMOUNTS ON ACCOUNT OF TAX REQUIRED TO BE DEDUCTED OR WITHHELD FROM OR ACCOUNTED FOR IN RESPECT OF ANY PAYMENT), CAPITAL GAINS TAX, INHERITANCE TAX, GIFT TAX, CAPITAL ACQUISITION TAX, VALUE ADDED TAX, DIVIDEND (DISTRIBUTION) WITHHOLDING TAX, NATIONAL INSURANCE CONTRIBUTION, PAYE DEDUCTIONS, PAY RELATED SOCIAL INSURANCE AND LEVIES, STAMP DUTY RESERVE TAX, STAMP DUTY LAND TAX, DEPOSIT INTEREST, RETENTION TAX, PROFESSIONAL SERVICES WITHHOLDING TAX, RELEVANT CONTRACTS TAX, SURTAX, DUTIES OF CUSTOMS AND EXCISE AND IMPORT, PETROLEUM REVENUE TAX, ENVIRONMENTAL LEVIES (INCLUDING ENVIRONMENTAL LEVY ON PLASTIC BAGS), RATES AND ALL TAXES, DUTIES OR SIMILAR CHARGES REPLACED BY OR REPLACING ANY OF THE FOREGOING;

(B) ALL OTHER TAXES ON GROSS OR NET INCOME, PROFITS OR GAINS, DISTRIBUTIONS, RECEIPTS, SALES, USE, OCCUPATION, FRANCHISE, VALUE ADDED AND PERSONAL PROPERTY;

(C) ALL TAXES, LEVIES, IMPOSTS, DUTIES, CHARGES OR WITHHOLDINGS OF ANY NATURE WHATSOEVER CHARGEABLE AND/OR COLLECTABLE BY ANY TAX AUTHORITIES IN ANY JURISDICTION; AND

(D) ANY PAYMENT WHATSOEVER WHICH A GROUP COMPANY MAY BE OR BECOME BOUND TO MAKE TO ANY PERSON AS A RESULT OF THE DISCHARGE BY THAT PERSON OF ANY TAX WHICH A GROUP COMPANY HAS FAILED TO DISCHARGE.

TOGETHER WITH ALL PENALTIES, FINES, SURCHARGES, CHARGES AND INTEREST RELATING TO ANY OF THE FOREGOING OR TO ANY LATE OR INCORRECT RETURN IN RESPECT OF ANY OF THEM, AND REGARDLESS OF WHETHER ANY SUCH TAXES, LEVIES, DUTIES, IMPOSTS, CHARGES, WITHHOLDINGS, PENALTIES AND INTEREST ARE CHARGEABLE DIRECTLY OR PRIMARILY AGAINST, OR ATTRIBUTABLE DIRECTLY OR PRIMARILY, TO A GROUP COMPANY OR ANY OTHER PERSON AND REGARDLESS OF WHETHER ANY AMOUNT IN RESPECT OF ANY OF THEM IS RECOVERABLE FROM ANY OTHER PERSON;

“TAX AUTHORITY”	MEANS ANY TAXING OR OTHER AUTHORITY (WHETHER WITHIN OR OUTSIDE IRELAND OR THE UNITED KINGDOM) COMPETENT TO IMPOSE ANY LIABILITY TO TAX, OR RESPONSIBLE FOR THE ADMINISTRATION OR COLLECTION OF TAX, AND “TAX AUTHORITIES” SHALL BE CONSTRUED ACCORDINGLY;

“TAX COVENANT”	MEANS THE TAX COVENANT PROVIDED FOR IN CLAUSE 8.12;

“TAX WARRANTIES”	MEANS THE WARRANTIES AND UNDERTAKINGS SET OUT IN PART 3 OF SCHEDULE 5;

“TCA”	MEANS THE TAXES CONSOLIDATION ACT 1997;

“THREE MONTHS DATE”	MEANS THE DATE FALLING THREE MONTHS AFTER THE COMPLETION DATE;

“TITLE WARRANTIES”	MEANS THE REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS SET OUT IN PART 1 OF SCHEDULE 5;

“TRANSACTION DOCUMENTS”	MEANS THIS AGREEMENT AND THE DISCLOSURE LETTER;

“TERRITORY”	MEANS IRELAND, THE UNITED KINGDOM AND EACH OTHER COUNTRY IN WHICH THE BUSINESS IS CONDUCTED AS AT THE DATE OF THIS AGREEMENT OR AS AT COMPLETION;

“UK SHARES”	MEANS THE VUKL SHARES;

“VAT”	MEANS VALUE ADDED TAX;

“VAT RECLAIM”	MEANS AN AMOUNT OF INPUT VAT INCLUDED IN A GROUP COMPANY’S VAT RETURN (BEING THE NEXT VAT RETURN FOLLOWING COMPLETION) RESULTING SPECIFICALLY FROM PRE-COMPLETION SUPPLIES AND WHICH EITHER RESULTED IN A REDUCED VAT LIABILITY FOR THE GROUP COMPANY OR A REFUND FROM THE REVENUE COMMISSIONERS TO THE COMPANY ON ACCOUNT OF VAT INCURRED;

“VERIS DEBT”	MEANS ANY INDEBTEDNESS OWING TO THE BANK PURSUANT TO THE VERIS FACILITY, INCLUDING ANY BREAK FEES, PREPAYMENT FEES OR OTHER COSTS, EXPENSES OR PENALTIES RELATED TO OR ARISING AS A RESULT OF THE TERMINATION OR PREPAYMENT OF THE VERIS FACILITY;

“VERIS FACILITY”	MEANS THE TERM LOAN, REVOLVING CREDIT AND GUARANTEE FACILITY BETWEEN THE SELLER AND THE BANK, ENTERED INTO PURSUANT TO A FACILITY DEED DATED 30 NOVEMBER 2006 AS AMENDED AND RESTATED BY A FIRST SUPPLEMENTAL FACILITIES AGREEMENT DATED 11 JANUARY 2007, A SECOND SUPPLEMENTAL FACILITIES AGREEMENT DATED 30 MARCH 2007 AND A THIRD SUPPLEMENTAL FACILITIES AGREEMENT DATED 27 NOVEMBER 2007, AS AMENDED AND RESTATED BY A SUPPLEMENTAL AGREEMENT DATED 15 DECEMBER 2008,

PURSUANT TO WHICH €28,665,333 HAS BEEN FULLY ADVANCED BY THE BANK TO THE SELLER AS AT THE DATE OF THIS AGREEMENT;

“VUKL”	MEANS VERIS UK LIMITED;

“VUKL DEBT”	MEANS ANY INDEBTEDNESS OWING TO THE BANK PURSUANT TO THE VUKL FACILITY, INCLUDING ANY BREAK FEES, PREPAYMENT FEES OR OTHER COSTS, EXPENSES OR PENALTIES RELATED TO OR ARISING AS A RESULT OF THE TERMINATION OR PREPAYMENT OF THE VUKL FACILITY;

“VUKL FACILITY”	MEANS THE TERM LOAN, REVOLVING CREDIT AND GUARANTEE FACILITY BETWEEN VUKL, THE SELLER, ORANGE ENVIRONMENTAL BUILDING SERVICES LIMITED, ORANGE SUPPORT SERVICES LIMITED, ORANGE FABRIC SERVICES LIMITED AND THE BANK, ENTERED INTO PURSUANT TO A FACILITY DEED DATED 27 NOVEMBER 2007, AS AMENDED BY THE FIRST SUPPLEMENTAL FACILITIES AGREEMENT DATED 21 DECEMBER 2007 AND AS AMENDED BY THE SECOND SUPPLEMENTAL FACILITIES AGREEMENT DATED 15 DECEMBER 2008, PURSUANT TO WHICH £10,0236,546 HAS BEEN FULLY ADVANCED BY THE BANK TO VUKL AS AT THE DATE OF THIS AGREEMENT;

“VUKL SHARES”	MEANS 1 ISSUED ORDINARY SHARE OF £1 IN THE CAPITAL OF VUKL BEING THE ENTIRE ISSUED SHARE CAPITAL OF VUKL;

“VWFM”	MEANS VECTOR WORKPLACE AND FACILITY MANAGEMENT LIMITED;

“VWFM SHARES”	MEANS 675,175 ISSUED ORDINARY SHARES OF €0.01 EACH IN THE CAPITAL OF VWFM BEING THE ENTIRE ISSUED SHARE CAPITAL OF VWFM;

“WARRANTIES”	MEANS THE TITLE WARRANTIES, THE TAX WARRANTIES AND THE GENERAL WARRANTIES GIVEN IN CLAUSE 8 AND SCHEDULE 5 AND EACH WARRANTY STATEMENT SHALL BE A “WARRANTY”;

“WORKING CAPITAL AMOUNT”	MEANS THE AMOUNT, IN EUROS, OF THE CURRENT ASSETS AMOUNT LESS THE CURRENT LIABILITIES AMOUNT AS SET OUT

IN THE CONSIDERATION STATEMENT, A WORKED EXAMPLE OF WHICH, IS SET OUT IN SCHEDULE 8;

“WORKING CAPITAL BASE”	MEANS THE AVERAGE OF THE COMBINED MANAGEMENT ACCOUNTS WORKING CAPITAL AMOUNT OF THE GROUP FOR EACH OF THE SIX (6) CALENDAR MONTHS UP TO AND INCLUDING THE MONTH ENDING ON THE COMPLETION DATE, AS SET OUT IN THE CONSIDERATION STATEMENT;

“WORKING CAPITAL EXCESS”	MEANS THE AMOUNT (IF ANY) BY WHICH THE WORKING CAPITAL AMOUNT EXCEEDS THE WORKING CAPITAL BASE; AND

“WORKING CAPITAL SHORTFALL”	MEANS THE AMOUNT (IF ANY) BY WHICH THE WORKING CAPITAL AMOUNT IS LESS THAN THE WORKING CAPITAL BASE.

1.2	Interpretation

In this Agreement, unless the context requires otherwise:

(a)	words and phrases the definitions of which are contained or referred to in the Companies Acts shall be construed as having the meanings thereby attributed to them;

(b)	any reference to a Recital, Clause or Schedule is to the relevant Recital, Clause or Schedule of or to this Agreement and any reference to a Sub-Clause or paragraph is to the relevant Sub-Clause or paragraph of the Clause or Schedule in which it appears;

(c)	the table of contents and clause headings are included for convenience only and shall not affect the interpretation of this Agreement;

(d)	the singular includes the plural and vice versa;

(e)	any gender includes the other genders;

(f)	any reference to a “person” or “persons” includes natural persons, firms, partnerships, companies, corporations, limited liability companies, associations, organisations, governments, states, foundations and trusts (in each case whether or not having separate legal personality);

(g)

any reference to a statute, statutory provision or subordinate legislation (“Legislation”) shall (except where the context otherwise requires) be construed as referring to such legislation as amended and in force from time to time and to any legislation which re-enacts or consolidates, with or without modification) any such legislation provided that, as between the parties, no such amendment or modification shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;

(h)	any reference to this Agreement or any other document or to any other specified provision of this Agreement or any other document are to this Agreement, that document or that provision as in force for the time being and as amended from time to time in accordance with the terms of this Agreement or that document or, as the case may be, with the agreement of the relevant parties;

(i)	any reference to a person includes his successors, personal representatives and permitted assigns;

(j)	any reference to a document being “in the agreed form” means a document in a form agreed by the parties and initialled by, or on behalf of, each of them for the purpose of identification as such;

(k)	any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms and general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things;

(l)	words such as “hereunder”, “hereto”, “hereof”, and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular Clause or Sub-Clause;

(m)	the provisions of the Schedules to this Agreement shall form an integral part of this Agreement and shall have as full effect as if they were incorporated in the body of this Agreement and the expressions “this Agreement” and “ the Agreement” shall be deemed to include the Schedules to this Agreement;

(n)	any reference to a breach of any of the Warranties (as the case may be) shall be construed as including reference to any matter not being in all respects as stated by the Warranties (as the case may be) and to any of the Warranties (as the case may be) being inaccurate or untrue in any respect;

(o)	where any Warranty is qualified by the expression “so far as the Seller is aware” or “to the best of the knowledge, information and belief of the Seller” or words having similar effect, the awareness or knowledge of the Seller shall be the awareness or knowledge of Martin McMahon, John O’Donoghue, Anne-Ita Ryan, Bobby Lloyd, Derry Robertson, Michael Ferguson, Colm Phelan, Kevin McCambridge and such individuals shall be deemed for such purpose to have all such knowledge that they would have had if they had made reasonable enquiry concerning the relevant Warranty.

(p)	references to books, records or other information include paper, electronically or magnetically stored data, film, microfilm, and information in any other form or media and references to ‘writing’ or ‘written’ include faxes and any other method of reproducing words in a legible and non transitory form (excluding email);

(q)	if any action or duty to be taken or performed under any of the provisions of this Agreement would fall to be taken or performed on a day which is not a Business Day such action or duty shall be taken or performed on the Business Day next following such day; and

(r)	References to “€”, “EUR”, “euro”, “c” and “cents” are references to the lawful currency of Ireland.

1.3	Contra Proferentem

The parties have participated jointly in the negotiating and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any of the provisions of this Agreement.

1.4	Warranties

Unless the context otherwise requires or unless otherwise specified, for the purpose of construction of the Warranties, insofar as any Group Company carries on any part of its business outside Ireland, the references to any statutory provision enacted or accounting principles applying in Ireland shall be deemed to include references to any corresponding or equivalent provision in the local legislation in force or generally accepted accounting principles applying where the Group Company so carries on business and the references to any governmental or administrative authority or agency shall include references to the equivalent local government or administrative authority or agency.

2	Conditions

2.1	Completion of this Agreement is subject to the Conditions being satisfied or waived by the date and time provided in Clause 2.4.

2.2	If any of the Conditions are not satisfied or waived by the date and time referred to in Clause 2.4, this Agreement shall cease to have effect immediately after that date and time except for:

(a)	the provisions set out in Clause 2.3; and

(b)	any rights or liabilities that have accrued under this Agreement save that the Seller shall not be liable in respect of any claim under the Warranties or the Tax Covenant for breach of the Warranties or the Tax Covenant.

2.3	The provisions of Clauses 1, 2.1, 2.2, 2.3 and Clauses 13.3 to 35 (inclusive) shall continue to have effect, notwithstanding failure to waive or satisfy the Conditions.

2.4	The Seller and the Buyers shall use all reasonable endeavours to procure that the Conditions are satisfied as soon as practicable and in any event no later than:

(a)	6.00 pm on 31 December 2009; or

(b)	such later time and date as may be agreed in writing by the Seller and the Buyers.

2.5	In particular, the Seller shall take all steps necessary to convene an extraordinary general meeting of its shareholders as soon as reasonably practicable after the date of this Agreement for the purpose of seeking the approval of the Seller’s shareholders to the Transaction and the satisfaction of the Condition set out at paragraph 1 of Schedule 2.

2.6	The Buyers and the Seller shall cooperate fully in all actions necessary to procure the satisfaction of the Conditions including, but not limited to, the provision by all parties of all information reasonably necessary to make any notification or filing required to be made with or as requested by any relevant authority, keeping all parties informed of the progress of any notification or filing and providing such assistance as may reasonably be required in connection with such notification or filing.

2.7	The Buyers may at their option in writing and on such terms and subject to such conditions as they deem appropriate waive compliance in whole or in part with any of the Conditions other than Conditions set out at paragraphs 1 and 2 in Schedule 2 and without prejudice to any rights or remedies they may each have in respect of non-compliance with or non-fulfilment of any such Conditions.

3	Sale and Purchase of the Shares

3.1	Subject to Clause 3.2, the Seller shall sell on and with effect from Completion:

(a)	the Irish Shares to the Irish Buyer and the Irish Buyer shall purchase the Irish Shares; and

(b)	the UK Shares to the UK Buyer and the UK Buyer shall purchase the UK Shares,

together with all rights attaching to them at Completion free from all Encumbrances and, including, in particular, the right to receive dividends and distributions declared, made or paid on or after the Completion Date.

3.2	Neither the Irish Buyer, the UK Buyer nor the Seller shall be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with this Agreement.

4	Consideration

4.1	In consideration of the sale of the Shares in accordance with the terms of this Agreement, the total consideration payable by the Buyers to the Seller, including the Retention Amount which shall be held by the Seller after Completion in accordance with Clause 11.2 of this Agreement, shall be €52,500,000 plus the Estimated Net Cash Amount and either:

(a)	plus the Completion Adjustment (if any), if it is an amount payable by the Buyers pursuant to Clause 5; or

(b)	less the Completion Adjustment (if any), if it is an amount payable by the Seller pursuant to Clause 5.

4.2	Within fifteen (15) days of the date of this Agreement, the Buyers and the Seller shall negotiate and agree the allocation of the Consideration between:

(a)	the amount payable by the Irish Buyer in respect of the Irish Facility Management Shares;

(b)	the amount payable by the Irish Buyer in respect of the Irish Property Management Shares; and

(c)	the amount payable by the UK Buyer in respect of the UK Shares,

and prior to twenty (20) days after the date of this Agreement the Buyers shall prepare and provide to the Seller for approval an Allocation Schedule setting out this allocation of the Consideration. The Allocation Schedule shall be reasonable and signed, for the purposes of evidencing agreement, by both the Buyers and the Seller prior to Completion.

4.3	Subject to clause 4.4, at Completion, in satisfaction of the Initial Consideration, the Irish Buyer shall pay the Consideration attributable to the Irish Facility Management Shares and the Irish Property Management Shares and the UK Buyer shall pay the Consideration attributable to the UK Shares, all as set out in the Allocation Schedule, by way of wire transfer as follows;

(a)	first, by making a payment on behalf of the Seller by way of wire transfer to the Bank’s Solicitors of an amount required to satisfy in full the Veris Debt;

(b)	secondly, by making a payment in Euros on behalf of VUKL by way of wire transfer to the Bank’s Solicitors of an amount required to satisfy in full the VUKL Debt;

(c)	thirdly by making a payment of the Stamp Duty Amount to the Buyers’ Solicitors to be paid by the Buyers’ Solicitors to the Irish and the UK Revenue promptly in full or part satisfaction of stamp duty relating to this Agreement;

(d)	fourthly, by transferring the Retention Amount by way of wire transfer into the Retention Account to be held on the terms and conditions set out in Clause 11 of this Agreement; and

(e)	thereafter, by wire transfer of the remainder to the Seller’s Solicitors.

4.4	The amounts payable pursuant to Clause 4.3 shall be reduced for any applicable withholding tax if certificates or other documentation of the type referred to at paragraph 1.11 of Part 2 of Schedule 4 have not been furnished to the Buyers.

4.5	Any payment made by the Seller to either of the Buyers under or in respect of any breach of this Agreement (including, without limitation, in respect of any claim for breach of the Warranties) or pursuant to the Tax Covenant shall be and shall be deemed to be a reduction in the price paid under this Agreement for the relevant Shares in respect of which such payment arises, to the extent legally possible.

5	Adjustment of Consideration

5.1	As soon as practicable after Completion, but not later than 20 Business Days thereafter, the Buyers shall prepare and deliver to the Seller a draft of the Consideration Statement (the “Draft Consideration Statement”) which statement shall set out the Buyers’ calculation of the Net Cash Amount, the Working Capital Base and the Working Capital Amount and any Net Cash Excess Amount or Net Cash Amount Shortfall and Working Capital Shortfall or Working Capital Excess.

5.2	If the Draft Consideration Statement provides for a Net Cash Excess Amount, Net Cash Amount Shortfall, Working Capital Shortfall or Working Capital Excess which will give rise to a payment from or to the Buyers or from or to the Sellers pursuant to this Clause 5, the Draft Consideration Statement shall also, where reasonably practicable, include a breakdown of the amount payable as allocated between the Irish Facilities Management Shares, the Irish Property Management Shares and the UK Shares.

5.3	The following shall apply to the preparation of the Draft Consideration Statement and for delivery of such statement to the Seller in accordance with Clause 5.1:

(a)	The Draft Consideration Statement shall be prepared on the same accounting policies, accounting principles and practices which were used in the preparation of the Accounts (the “Group’s Accounting Principles”) subject to:

(A)	the Agreed Treatments; and

(B)	any adjustments required to conform the Company’s Accounting Principles to generally accepted accounting principles and practices in Ireland current at the date of preparation of the Draft Consideration Accounts.

(b)	If there is any inconsistency between the Company’s Accounting Principles, the adjustments referred to in paragraph (A) above and the adjustments referred to in paragraph (B) above then paragraph (A) above shall prevail over paragraph (B) above which shall in turn prevail over the Group’s Accounting Principles;

(c)	The Seller shall within 15 Business Days after receipt of the Draft Consideration Statement submit a report to the Buyers stating:

(i)	whether or not it agrees with the Draft Consideration Statement; or

(ii)	in the case of disagreement, the items which are disputed, the specific basis for the dispute and the effect the Seller believes that the items in dispute would have on the calculation of the Net Cash Amount and the Working Capital Amount in the Draft Consideration Statement.

5.4

If the Seller notifies its agreement with the Draft Consideration Statement within the 15 Business Day period referred to above or fails to give any notification within that period, the Draft Consideration Statement shall then become the Consideration Statement and the Net

Cash Amount and the Working Capital Amount as set out therein shall constitute the final statement of the Net Cash Amount and the Working Capital Amount.

5.5	If the Seller notifies its disagreement with the Draft Consideration Statement within the 15 Business Day period referred to above (the “Notification”) the Buyers and the Seller shall endeavour to agree the dispute and:

(a)	where the dispute is resolved by agreement between them the Draft Consideration Statement (subject to any amendment agreed between them) shall then become the Consideration Statement and the Net Cash Amount and the Working Capital Amount as set out therein shall constitute the final statement of the Net Cash Amount and the Working Capital Amount; or

(b)	if within 15 Business Days of the date of receipt by the Seller of the Notification, the Buyers and the Seller are unable to resolve the dispute, the dispute shall be referred to the Independent Accountant for determination.

5.6	The Independent Accountant shall act in resolving any dispute on the following basis:

(a)	the Independent Accountant shall act as an expert and not as an arbitrator and the provisions of the Arbitration Acts 1954 to 1998 shall not apply to it or its determination;

(b)	the Independent Accountant shall be requested to make a decision on the dispute and notify the Buyers and the Seller of his decision within 30 Business Days of the reference (or by such later date as may be agreed by such Independent Accountant with each of the Buyers and the Seller);

(c)	the Independent Accountant shall apply the provisions of this Agreement in making its determination;

(d)	the Seller and the Buyers shall respectively provide all the information relating to the Group Companies which the Independent Accountant reasonably requires; and

(e)	the fees and disbursements of the Independent Accountant shall be allocated between the Seller and the Buyers so that the Seller bears the proportion of total fees and disbursements equal to the proportion of disputed items that are unsuccessfully disputed and the Buyers bear the balance. Other than such fees and disbursements of the Independent Accountant, the Seller and the Buyers shall each be responsible for their own costs and expenses incurred in connection with any actions taken pursuant to this Clause 5.

5.7	If the Draft Consideration Statement is referred to the Independent Accountant, the Draft Consideration Statement as may be adjusted and amended in accordance with the determination of the Independent Accountant shall constitute the Consideration Statement, and the Net Cash Amount and the Working Capital Amount as set out therein shall constitute the final statement of Net Cash Amount and the Working Capital Amount.

5.8	If the Independent Accountant does not or refuses to make a determination in respect of a dispute as aforesaid within the period set out in Clause 5.6(b), a further Independent Accountant may be appointed to determine the dispute.

5.9	The Seller shall pay an amount equal to the Net Cash Shortfall (if any) as a reduction in the consideration paid for the Shares to:

(a)	the Irish Buyer to the extent the amount payable is agreed in the Consideration Statement to be in respect of the Irish Facility Management Shares and the Irish Property Management Shares; and

(b)	the UK Buyer to the extent the amount payable is agreed in the Consideration Statement to be in respect of the UK Shares.

5.10	The Buyers shall pay to the Seller’s Solicitors an amount equal to the Net Cash Excess Amount (if any) as an increase in the consideration paid for the Shares, with:

(a)	the Irish Buyer paying such amount to the extent the amount payable is agreed in the Consideration Statement to be in respect of the Irish Facility Management Shares and the Irish Property Management Shares; and

(b)	the UK Buyer paying such amount to the extent the amount payable is agreed in the Consideration Statement to be in respect of the UK Shares.

5.11	The Seller shall pay an amount equal to the Working Capital Shortfall (if any) as a reduction in the consideration paid for the Shares to:

(a)	the Irish Buyer, to the extent the amount payable is agreed in the Consideration Statement to be in respect of the Irish Facility Management Shares and the Irish Property Management Shares; and

(b)	the UK Buyer, to the extent the amount payable is agreed in the Consideration Statement to be in respect of the UK Shares.

5.12	The Buyers shall pay to the Seller’s Solicitors an amount equal to the Working Capital Excess (if any) as an increase in the consideration paid for the Shares, with:

(a)	the Irish Buyer paying such amount, to the extent the amount payable is agreed in the Consideration Statement to be in respect of the Irish Facility Management Shares and the Irish Property Management Shares; and

(b)	the UK Buyer paying such amount, to the extent the amount payable is agreed in the Consideration Statement to be in respect of the UK Shares.

5.13	Any payment to be made pursuant to this Clause 5 shall be made within 5 Business Days of the agreement or determination of the Consideration Statement by telegraphic transfer to such bank account as may be nominated by the party entitled to receive such payment.

5.14	Each party shall, with reasonable promptness, supply each other with all information and give each other access to all documentation and personnel as each other reasonably requires to make a submission under this Clause 5.

6	Management of the Company Pending Completion

6.1	The Seller hereby covenants with and undertakes to the Buyers to comply with the provisions of Schedule 3.

6.2	The Seller shall keep the Buyers informed of any steps taken between the date of this Agreement and the Completion Date to reduce or eliminate the intercompany balances existing between the Seller and the Group Companies.

7	Completion

7.1	Completion shall take place on the Completion Date at the offices of the Seller’s Solicitors (or any other location outside the UK agreed upon by the Seller and the Buyers).

7.2	The Completion Date shall mean:

(a)	the last day of the calendar month in which the Conditions are all satisfied or waived; or

(b)	any other date agreed in writing by the Seller and the Buyers; or

(c)	if Completion is deferred in accordance with Clause 7.6, the date to which it is deferred.

7.3	At Completion, the Seller shall:

(a)	do all those things required of it pursuant to Part 2 of Schedule 4; and

(b)	take all steps necessary to enable the Anglo Debt to be paid out of the Initial Consideration or otherwise than from the funds of the Group Companies and to enable the Anglo Charges and any Encumbrances in respect of the Shares to be released.

7.4	Immediately following satisfaction of the Seller’s obligations pursuant to Clause 7.3, the Buyers shall procure the delivery of:

(a)	the payments required pursuant to Clause 3;

(b)	a certified copy of each of the respective resolutions of the board of Directors of the Irish Buyer authorising the purchase of the Irish Shares and of the UK Buyer authorising the purchase of the UK Shares, to the Seller and of the Guarantor authorising the entering into the guarantee and indemnity set out in Clause 28.

7.5

The Seller hereby confirms that the Seller’s Solicitors are irrevocably authorised by the Seller to receive payment of the Initial Consideration and any payment due to the Seller pursuant to Clause 5 on the Seller’s behalf and the payment to the Seller’s Solicitor of the Initial Consideration in accordance with Clause 4.3 or any payment pursuant to Clause 5.13 to the

Seller’s Solicitor, subject to Clause 11, shall be a sufficient discharge for the Buyers of their obligations under Clauses 7.4 and 5.13 respectively and the Buyer shall not be concerned to see to the application thereof or be responsible for the loss or misapplication of such sum. The Buyers hereby confirm that the Buyers’ Solicitors are irrevocably authorised by the Buyers to receive any payment due to the Buyers pursuant to Clause 5 on the Buyers’ behalf and the payment to the Buyers’ Solicitor of any payment pursuant to Clause 5.13 or Clause 8, subject to Clause 11, shall be a sufficient discharge for the Seller of its obligations under Clauses 5.13 and 8 respectively and the Seller shall not be concerned to see to the application thereof or be responsible for the loss or misapplication of such sum.

7.6	If in any respect the provisions of Clause 7.3 are not complied with by the Seller or if the provisions of Clause 7.4 are not complied with by the Buyers, the Buyers or the Seller, as the case may be, may, without prejudice to any other rights or remedies they have, including for the avoidance of doubt without prejudice to the rights the Buyers may have pursuant to Clause 18.2:

(a)	proceed to Completion as far as is practicable; or

(b)	defer Completion to a date falling on the last day of the calendar month after the date on which Completion would otherwise have taken place (and so that the provisions of this Clause 7.6 shall apply to Completion so deferred); or

(c)	rescind this Agreement by notice in writing to the other parties.

7.7	Any right of rescission conferred upon a party under this Agreement shall be in addition to and without prejudice to all other rights and remedies available to such party and no exercise or failure to exercise such right shall constitute a waiver by the party of any such right or remedy.

7.8	The Seller declares that so long as it remains the registered holder of any of the Shares after Completion, it will:

(a)	hold those Shares and all dividends and other distributions in respect of them, and all other rights arising out of or in connection with them, in trust for the Buyer; and

(b)	at all times deal with and dispose of those Shares, and all such dividends, distributions and rights attaching to them, as the Buyer may direct on a timely basis.

8	Warranties

8.1	Title Warranties

In consideration of, and as an inducement to, the Buyers entering into this Agreement the Seller hereby warrants and undertakes to the Buyers that, save as Disclosed, each of the Title Warranties is at the date hereof true and accurate in all respects and, save as Disclosed shall be deemed to be repeated and to be true and accurate in all respects on the Completion Date by reference to the circumstances subsisting at such time.

8.2	General Warranties and Tax Warranties

In consideration of, and as an inducement to, the Buyers entering into this Agreement the Seller hereby warrants and undertakes to the Buyers that, save as Disclosed, each of the General Warranties and the Tax Warranties are at the date hereof true and accurate in all respects and, save as Disclosed, each of the General Warranties and the Tax Warranties shall be deemed to be repeated and to be true and accurate in all respects on the Completion Date by reference to the circumstances subsisting at such time.

8.3	Basis of Agreement

The Parties acknowledge that the Buyers are entering into this Agreement in reliance on, inter alia, the Warranties and furthermore that the Buyers have entered into this Agreement with the intention that the business of the Group shall or may be continued as a going concern utilising all the assets and subject only to the liabilities to which the Group would on Completion, in accordance with the terms of this Agreement, be entitled and bound.

8.4	Separate Warranties

Each of the Warranties shall be construed as separate and independent and save as otherwise expressly provided shall not be limited by reference to any other warranty, clause, sub-clause, paragraph, sub-paragraph or any provision in this Agreement or the Schedules.

8.5	Buyers’ Knowledge

Save as Disclosed, no information of which the Buyers may have knowledge (whether actual, constructive or imputed and for the avoidance of doubt, no information of which the Buyers are made aware (whether actual, constructive or imputed) after entering into this Agreement) shall qualify or shall be deemed to qualify any of the Warranties or prejudice any claim by the Buyers under the Warranties or operate to reduce any amount recoverable by the Buyers in respect of any breach of any of the Warranties. The rights and remedies of the Buyers in respect of the Warranties shall not be affected by any audit or investigation made by or on behalf of the Buyers into the affairs of the Group or the decision of any party to complete the Transaction.

8.6	Warranties in Full Force and Effect

The Warranties shall continue in full force and effect after Completion and shall not in any respect be extinguished or affected by Completion and Completion shall not in any way constitute a waiver of the rights of the Buyers in respect of any of the Warranties.

8.7	Waiver by Seller

Except as otherwise set out in this Agreement, none of the information supplied by any Group Company or its officers, employees, agents, representatives or advisers to the Seller or their officers, employees, agents, representatives or advisers prior to the date of this Agreement in connection with the Warranties, the contents of the Disclosure Letter or otherwise in relation to the business or affairs of the Group shall constitute or be deemed a representation, warranty or guarantee of its accuracy by such Group Company to the Seller and the Seller hereby waive any claims against such Group Company or its officers, employees, agents, representatives or advisers which they might otherwise have in respect of the same.

8.8	Acknowledgement

The Buyers acknowledge and agree that the Warranties set out in this Agreement are the only warranties and assurances given by the Seller in relation to the Transaction contemplated by this Agreement and the Buyer acknowledges that it has not relied on any other assurances, warranties, representations or information (whether verbal or in writing).

8.9	Seller’s Liability

Without prejudice to the limitations of the Seller’s liability expressly set out in this Agreement, if there shall be any breach of any of the Warranties the Seller shall (at the election of the Buyers) be liable to pay to the Buyers on demand an amount equal to:

(a)	any depletion or diminution in value of any of the Group Companies; or

(b)	if the result of any breach of any of the Warranties is either that some asset of any Group Company is worth less than its value would have been had such breach not arisen, or that such Group Company is under an actual liability or increased or substituted liability which would not have arisen had such breach not arisen, an amount equal to the depletion or diminution in the value of the asset in question or the loss occasioned to such Group Company by such liability or increased or substituted liability, such payment in each case to be provided on a full indemnity basis for any costs and expenses reasonably incurred investigating, resisting or negotiating any claim which is successful and has given rise to a liability on the part of the Seller under this Clause.

8.10	Limitation of Liability

(a)	Without prejudice to Clauses 8.10(b) to 8.10(e) inclusive, the aggregate maximum liability of the Seller in respect of all or any claims under the Title Warranties, the General Warranties, the Tax Covenant, the MM Indemnity or the Tax Warranties (including any amount payable by the Seller pursuant to the gross up provisions contained in Clause 20) shall in no event exceed an amount equal to the Consideration less the Stamp Duty Amount.

(b)	Without prejudice to Clause 8.10(e), the aggregate maximum liability of the Seller in respect of all claims under the General Warranties, the Tax Covenant, the MM Indemnity and the Tax Warranties (including any amount payable by the Seller pursuant to the gross up provisions contained in Clause 20) made by the Buyers in the period from Completion until the Expiry Date shall in no event exceed €5,000,000.

(c)	The aggregate maximum liability of the Seller in respect of all claims under the General Warranties, the Tax Warranties, the MM Indemnity and the Tax Covenant (including any amount payable by the Seller pursuant to the gross up provisions contained in Clause 20) made by the Buyers in the period from the Three Months Date until the Expiry Date shall in no event exceed the amount of €3,500,000.

(d)	The Seller shall not be liable in respect of any claim under the Title Warranties unless notice in writing specifying in reasonable detail the nature of such claim and the amount claimed shall have been served by the Buyers on the Seller on or before 31 December 2009.

(e)	The Seller shall not be liable under any claim under the General Warranties, the Tax Warranties, the Tax Covenant or the MM Indemnity, unless notice in writing specifying in reasonable detail the nature of the claim and the amount claimed shall have been served by the Buyers on the Seller on or before the end of the Expiry Date.

8.11	Other Limitations in respect of the Warranties and the Tax Covenant

The Seller shall not be liable in respect of any claim under the Warranties or the Tax Covenant:

(a)	unless the loss thereby sustained exceeds €37,500 (“De Minimis Claim”);

(b)	unless and until the aggregate cumulative loss thereby sustained in respect of any and all claims under the Warranties or the Tax Covenant (ignoring for these purposes the amounts of all De Minimis Claims) exceeds €500,000 in which event the Seller shall be liable for the whole of such amounts and not merely the excess.

The Seller shall not be liable in respect of any claim under the Warranties or the MM Indemnity:

(c)	as regards any claim if and to the extent that payment or discharge of the claim or provision in respect of it has been taken into account in the formula for adjustment of the Consideration set out in Clause 5;

(d)	as regards any claim if such claim would not have arisen but for an act or omission carried out after the Completion Date otherwise than in the ordinary course of business by any of the Buyers or any member of the Buyers’ Group or any member of the Group or any other person connected with any of them or any of their respective directors, employees or agents; otherwise than where such act or omission is pursuant to a legally binding commitment entered into or is necessary to enable the Business or any member of the Group to comply with any law, regulation, accounting practice or contract in effect at or coming into effect after the date hereof.

(e)	as regards any claim to the extent that it arises or that it is increased as a result of any change in, or in the interpretations of, any law or regulation or in the administrative practice of any government department agency or regulatory body, or any increase in the rates of or any changes in the method of calculating any Tax or the imposition of any new Taxation coming into effect after the date of this Agreement (whether or not prospectively in force at the Completion Date); or

(f)	as regards any claim to the extent that such claim or liability arises or that the amount thereof is increased as a result of any change after the Completion Date in the accounting reference date or in any of the accounting or actuarial policies, bases or practices of the Company/any member of the Group or any of the Buyers or Pension Schemes, otherwise than where such change is necessary to enable the Business or any member of the Group to comply with any law, regulation or generally accepted accounting practice in effect at or coming into effect after the date hereof.

8.12	Tax Covenant

The Seller shall covenant, without prejudice to any other rights which the Buyers may have, to pay to the Buyers (so far as possible by way of repayment of the consideration payable for the Shares under this Agreement) an amount equal to:

(a)	any liability to Tax of a Group Company arising in respect of, by reference to or in consequence of:

(i)	any income, profits or gains earned, accrued or received on or before Completion and in such cases the liability to Tax shall be deemed to arise at the time the income, profits or gains are earned, accrued or received even if the due date for payment of the Tax is after Completion;

(ii)	any Event which occurs or occurred on or before Completion;

(b)	any liability to Tax which the Group Companies are or become required to discharge as a result of being a member of the same group of companies as the person primarily liable or having control of, being controlled by or otherwise connected with, the person primarily liable or being controlled by the same person as the person primarily liable for any Tax purpose, in each case at any time before Completion.

(c)	all reasonable costs and expenses incurred by the Buyers or a Group Company in connection with a claim under this Clause 8.12 or in connection with the subject matter of such claim.

(d)	The Seller agrees with the Buyers that, in the event of a breach by the Seller of the stamp duty warranty contained in paragraph 10 of Schedule 5, Part 3 (Tax Warranties), the Buyers will be entitled to payment from the Seller by way of liquidated damages in an amount equal to the unpaid stamp duty together with any interest and penalties payable in relation thereto.

The obligations of the Sellers under this Clause 8.12 shall not be affected by the knowledge of the Buyers (or of any of their respective officers, employees agents or advisers) or by the disclosure, in the Disclosure Letter or otherwise, of the liability to Tax or of the circumstances giving rise to any liability to Tax.

8.13	Tax covenant exclusions

The covenant given in Clause 8.12 and the warranty given in Clause 8.12(d) shall not cover any liability to Tax to the extent that:

(a)	specific provision or reserve for such liability to Tax was made in the Consideration Statement (excluding the notes to the Consideration Statement or any provision in respect of deferred Tax);

(b)	such liability to Tax would not have arisen but for a voluntary transaction, act or omission effected by the Group Companies at any time after Completion other than any such transaction, act or omission:

(i)	carried out or effected in either the ordinary course of trading or the ordinary course of acquiring and disposing of capital assets;

(ii)	consisting of the Group Companies ceasing (or being deemed to cease) to be a member of any group of companies or associated with any other company for any Tax purposes; or

(iii)	carried out or effected under a legally binding commitment created on or before Completion;

and for the avoidance of doubt, a disclosure to a Tax Authority shall not constitute a voluntary transaction, act or omission

(c)	such liability to Tax arises or is increased as a consequence only of any change in law (including the published interpretation or published practice of any Tax Authority) which is announced and comes into force after Completion with retrospective effect;

(d)	such liability to Tax arises or is increased as a consequence only of any increase in any rate of Tax entering into force after Completion with retrospective effect; or

(e)	the Buyers have made recovery in respect of that Tax Liability by means of a claim for breach of any of the warranties contained in this Agreement;

(f)	such Tax was discharged (whether by payment or the utilisation of any relief) prior to Completion and such discharge was reflected in the Consideration Statement;

(g)	such Tax arises (or is increased) as a result of any failure by the Buyer, any member of the Buyer’s group or any Group Company after Completion to comply with any of the obligations contained in this Agreement, provided that such failure was not due to any act or omission in the first instance of the Seller;

(h)	any profits to which that Tax is attributable were not reflected in the Consideration Statement but were actually earned or received by or actually accrued and were available to any Group Company after Completion;

(i)	such Tax arises as a result of any changes after Completion in the accounting method or policies of any Group Company other than where GAAP or other applicable accounting standards were not complied with prior to Completion; or

(j)	such Tax would not have arisen but for the cessation of or any change in the nature or conduct of, any trade carried on by any Group Company where such cessation and change occurs on or after Completion.

8.14	Counter Covenant

(a)	Covenant to Pay

The Buyers covenants to pay to the Seller an amount equal to the following:

(i)	any liability to Tax of the Seller (or any subsidiary of the Seller) resulting from the residence of a Group Company being transferred outside of Ireland at any time on or after Completion; or

(ii)	any liability to Tax of the Seller (or any subsidiary of the Seller) resulting from any total or partial withdrawal or amendment effected by any Group Company after Completion of any surrender of group relief which was correctly submitted to a Tax Authority on or before Completion or any amendment to or withdrawal after Completion of a claim correctly made by a Group Company of any capital allowances available in respect of any accounting period ended on or before Completion, or

(iii)	any out of pocket legal and accounting costs and expenses reasonably and properly incurred by the Sellers (or any of their subsidiaries) in connection with any such liability or increased liability to Tax in taking an action under this Clause 8.14.

(b)	Payments under this clause

(i)	any payments to be made by the Buyers to the Seller under this Clause 8.14 shall be made free and clear of all deductions or withholdings unless such deduction or withholding is required by law, in which event the Buyers shall pay such additional amount as shall be required to ensure that the net amount received by the Seller from the relevant Buyer will equal the full amount which would have been received by it had no such deduction or withholding been required.

(ii)	if any Tax Authority brings into charge to Tax any sum paid to the Seller under this Clause 8.14 (including in circumstances where any relief is available in respect of such charge to Tax), then the Buyer shall pay such additional amount as shall be required to ensure that the total amount paid, less the Tax chargeable on such amount (or that would be so chargeable but for such relief), is equal to the amount that would otherwise be payable under this Clause.

8.15	Sole Basis of Claim

An action for damages shall be the Buyers’ sole and exclusive remedy against the Seller in respect of a breach of the Warranties which remedy shall be subject to the provisions of this Clause 8. Notwithstanding that the Buyer may become or becomes aware at any time after Completion that there has been a breach of the Warranties or any other terms of this Agreement or a claim under the Tax Covenant or the MM Indemnity, the Buyer shall not be entitled to rescind this Agreement or treat it as terminated but shall only be entitled to claim damages in accordance with the terms of this Clause 8 or enforce the covenant to pay in accordance with the Tax Covenant.

8.16	Limitation of Liability

The liability of the Seller in respect of any claim under the Warranties or a claim under the Tax Covenant or the MM Indemnity shall be limited as provided in this Clause 8. The provisions of this Clause 8 which, among other things, regulate or otherwise affect the liability of the Seller shall remain in full force and be fully applicable in all circumstances and, in particular, notwithstanding any breach of the Warranties or any claim against any of the Seller in respect of the Warranties or the Tax Covenant or the MM Indemnity, whatever its nature or consequences.

8.17	Contingent Claims

If any Claim is based upon a liability which is contingent only, the Seller shall not be liable to make payment unless and until such contingent liability becomes an actual liability and is due and payable, provided that where a contingent liability is notified prior to the end of the time periods referred to in Clause 8.10(d) and 8.10(e) and it becomes an actual liability after the end of such time periods, it shall not be so excluded and the Claim shall be taken to have been notified in accordance with Clause 8.10(d) and 8.10(e).

8.18	Proceedings

Any claim under the Warranties or under the MM Indemnity or Tax Covenant in respect of which notice shall have been given in accordance with this Agreement or otherwise if it is not previously satisfied, settled or withdrawn, shall be deemed to have been irrevocably withdrawn and lapsed unless proceedings in respect of such claim have commenced by being both issued and served on the Seller within 6 months of the date of the notice served in accordance with Clause 8.10(d) and 8.10(e) on the Seller in respect of such claim.

8.19	Third Party Recovery

(a)	Without prejudice to the rights of the Buyers to bring a claim pursuant to the Warranties or the Tax Covenant, where the Buyers or the Group Companies are entitled to recover, or reasonably believe that they are entitled to recover (taking into account any deductible) under an insurance policy a sum in respect of a matter giving rise to a Claim, then the Buyers shall procure that all reasonable steps are taken to enforce such recovery as soon as practicable.

(b)	Without prejudice to the rights of the Buyers to bring a claim under the Warranties or the Tax Covenant and subject to Clause 8.19(c), where the Buyers or the Group Companies are entitled to, or the Buyers or Group Companies reasonably believe they will or are likely to be able to, recover a sum from a third party in respect of a matter giving rise to a Claim, then the Buyers shall procure that all reasonable steps are taken to enforce such recovery as soon as practicable.

(c)	The Buyers or Group Companies shall not be under any obligation to comply with Clause 8.19(b) if the taking of any action pursuant to that Clause would reasonably be expected to have a significant adverse effect on the commercial interests of, or on the business of, any member of the Group or the Buyers.

(d)	In the event that the Buyers or any of the Group Companies do not enforce such recovery, or rely on Clause 8.19(c), the Buyers shall and shall procure that the Group /relevant member of the Group shall:

(i)	promptly notify the Seller of such reliance;

(ii)	give the Seller and its professional advisers reasonable access during business hours to the premises and personnel of the Buyers and the Group Companies and to copies of any documents and records which the Seller may reasonably request in order to appraise itself of all facts, matters and information directly relevant to the investigation and enforcement of the recovery from a third party provided that:

(A)	the Buyers shall not be obliged to provide any documentation which is legally privileged;

(B)	such documents and records may only be used for the purpose of investigating or enforcing a third party claim for which the Seller has rights pursuant to this Clause; and

(C)	appropriate confidentiality agreements shall be entered into by the Seller on terms reasonably acceptable to the Buyers;

(iii)	subject to the Seller providing to the reasonable satisfaction of the Buyers security or indemnities, or both, in respect of any costs incurred in relation thereto, permit the Seller in the name of the Buyers and/or the relevant member of the Group (as appropriate) to take all steps which the Seller reasonably believes to be necessary or desirable to enforce the recovery from such third party, subject only to consulting the Buyers and/or the relevant member of the Group (as appropriate) to the extent reasonably practicable, prior to taking any such action.

(e)	Where the Buyers and/or Group Companies recover any amount from a third party and the amount so recovered (less the costs of recovery, interest or liability to Tax on such amount and any corresponding increase in insurance premia) is less than the amount that the Buyers would have been entitled to recover pursuant to a Claim, (the amount by which it is less being the “Claim Deficiency”), in respect of the matter which was the subject of such recovery, the Seller shall remain liable to the Buyers for the amount of the Claim Deficiency, without prejudice to the limitations of the Seller’s liability expressly set out in this Agreement.

(f)	If the Seller pays an amount to the Buyers pursuant to a Claim and the Buyers and/or a Group Company subsequently recover from some other person (including any insurance company under the terms of any insurance policy) a sum in respect of the matter giving rise to such Claim, the Buyers shall, once it has received such sum, forthwith repay to the Seller so much of the recovered amount from the third party (less the costs of recovery, interest or liability to Tax on such amount and, where the amount is recovered under an insurance policy, less any corresponding increase in insurance premia) as does not exceed the sum paid by the Seller to the Buyer in respect of such Claim.

8.20	No Double Recovery

Where the same facts or circumstances could give rise to more than one Claim, the Buyers shall not be entitled to recover more than once for the same loss.

8.21	No Punitive damages

Subject to Clause 8.10, the Buyers shall not be entitled to claim against the Seller for any punitive damages, indirect or consequential loss in respect of any Claim. For the avoidance of doubt, subject to Clause 8.10, this shall not exclude any claim for punitive, indirect or consequential damages awarded against the Buyers or a Group Company in respect of which the Buyers are entitled to bring a Claim.

8.22	Mitigation

(a)	The Buyers shall be obligated to mitigate any loss or damage which they may suffer in consequence of any breach by the Seller of the terms of this Agreement.

(b)	The duty to mitigate set out in 8.22(a) above shall not apply to the Tax Covenant.

8.23	Conduct of disputes

Without prejudice to the Buyers’ right to make a claim under the Warranties or the Tax Covenant, if the Buyers become aware of a matter or circumstance which might give rise to a claim, action or demand against it and which might give rise to a claim under the Warranties or the Tax Covenant (a “Third Party Claim”):

(a)	the Buyers shall:

(i)	promptly notify the Seller of such matter, giving reasonable details (but excluding any details which are subject to legal privilege prior to receiving appropriate confidentiality undertakings) of the Third Party Claim;

(ii)	keep the Seller promptly informed of all material developments and communications relating to the Third Party Claim;

(iii)	give the Seller and its professional advisers reasonable access during normal business hours to the premises and personnel of the Buyers and the Group Companies and copies of any documents and records of the Buyers and the Group Companies which the Seller may reasonably request in order to appraise itself of all facts, matters and information directly relevant to the Third Party Claim provided that:-

(A)	the Buyers shall not be obliged to provide any documentation which is legally privileged;

(B)	such documents and records may only be used for the purpose of investigating or resolving a Third Party Claim; and

(C)	appropriate confidentiality agreements shall be entered into by the Seller on terms reasonably acceptable to the Buyers;

(b)	subject to the Seller providing to the reasonable satisfaction of the Buyers security or indemnities, or both, in respect of any costs incurred, the Buyers shall take all steps that the Seller may reasonably request to avoid, dispute, resist, compromise or defend the Third Party Claim provided that the Buyers shall not be obliged to take any action which would reasonably be expected to have a significant adverse effect on the commercial interests of, or on the business of, any member of the Group or the Buyers; and

(c)	subject to the Seller providing to the reasonable satisfaction of the Buyers security or indemnities, or both, in respect of any costs incurred in relation thereto, the Buyers shall not, and shall procure that the Group Companies shall not, make any admission of liability or agreement or compromise in relation to the Third Party Claim without the prior written consent of the Seller (such consent not to be unreasonably withheld or delayed and in any event if the Seller does not confirm whether it is giving or withholding its consent in this regard within 10 Business Days of a request from the Buyers for consent, the Seller shall be deemed to have given its written consent) provided that neither the Buyers nor any member of the Group shall be obliged to take, or refrain from taking, any action which would reasonably be expected to have a significant adverse effect on the commercial interests of, or on the business of, any member of the Group or the Buyers; and

(d)	In the event that the Buyers or any of the Group Companies do not take such steps as the Seller requests or rely on the proviso set out in Clause 8.23(b), or Clause 8.23 (c), the Buyers shall and shall procure that the Group Companies as relevant shall:

(i)	promptly notify the Seller;

(ii)	subject to the Seller providing to the reasonable satisfaction of the Buyers security or indemnities, or both, in respect of any costs incurred in relation thereto, permit the Seller in the name of the Buyers and/or the relevant member of the Group (as appropriate) to take all steps which the Seller reasonably believes to be necessary or desirable to avoid, dispute, resist, compromise or defend the Third Party Claim, subject only to consulting the Buyers and/or the relevant member of the Group (as appropriate) to the extent reasonably practicable, prior to taking any such action.

8.24	Tax Returns

The Buyers shall:

(a)	furnish to the Seller copies of the Tax returns relating to each Group Company in respect of all accounting periods ended on or prior to Completion and for the accounting period current at Completion prior to their submission to the relevant Tax Authority and in a timely manner to enable the Sellers to review, and if appropriate, request reasonable amendment to, such Tax returns and documentation; and

(b)	procure that the relevant Group Company shall cause the Tax returns mentioned in this Clause 8.24 to be authorised, signed and submitted to the appropriate Tax Authority with such amendments as the Seller shall reasonably request in writing.

(c)	The Buyers shall not be obliged to procure that any Group Company accepts any amendments requested by the Seller to the extent that such acceptance would mean that the Tax return was not full, true and accurate in all material respects.

8.25	Reliefs

(a)	Payment giving rise to Relief

The Seller may request (at its own expense) that the auditors of a Group Company certify that any liability to Tax which has resulted in a payment having been due under the Tax Covenant would give rise to a relief for Tax purposes which would not otherwise have arisen and if the auditors so certify then when the liability of a Group Company to make an actual payment of (or in respect of) Tax is reduced by reason of the availability of that relief (having first taken into account other reliefs available) the amount by which that liability is reduced shall be certified.

(b)	Use of Relief

Where an amount has been certified under paragraphs 8.25(a) above that amount is to be dealt with as follows:

(i)	such amount shall first be set off against any payment then due from the Seller under the Tax Covenant;

(ii)	to the extent that there is a surplus, a refund shall be made to the Seller of any previous payment or payments made by the Seller under the Tax Covenant and not previously refunded under this Clause 8.25 up to the amount of such surplus; and

(iii)	to the extent that the surplus referred to in paragraph (ii) is not exhausted under that paragraph, the remainder of that surplus shall be carried forward and set off against any future payment or payments which become due from the Seller under the Tax Covenant.

8.26	VAT reclaim

(a)	The Buyers agree that they will remit to the Seller, as soon as is reasonably practicable, an amount equal to any VAT Reclaim in respect of any Pre-Completion Supplies;

(b)	The Buyers undertake that they will provide the Seller with a draft of the VAT return in which a VAT Reclaim is made prior to submission of the return to the Revenue Commissioners and in a timely manner and will procure that the relevant Group Company accepts any reasonable comments made by the Seller;

(c)	Nothing in this Clause 8.26 shall oblige a Group Company to accept an amendment requested by the Seller to the extent that such acceptance would mean that the VAT return was not full, true and accurate in all material respects.

8.27	MM Indemnity

The Seller confirms that it has made payments of €119,000 and €527,280 to Martin McMahon pursuant to the employment agreement entered into between Martin McMahon and the Seller dated 13th March 2009 as amended by a letter of variation between those parties of 13th March 2009 and agrees to indemnify the Buyers in respect to any liability whatsoever of a Group Company directly arising from the obligation to make such payments.

9	Warranties by the Buyer

9.1	The Buyers warrant to the Seller that:

(a)	the Irish Buyer is duly incorporated and validly existing under the laws of Ireland;

(b)	the UK Buyer is duly incorporated and validly existing under the laws of England;

(c)	the Buyers each have the power to enter into this Agreement and to perform the obligations expressed to be assumed by such Buyer and have taken all necessary corporate action to authorise the execution, delivery and performance of this Agreement;

(d)	this Agreement has been duly executed by the Buyers;

(e)	the execution, delivery and performance of the terms of this Agreement by the Buyers does not infringe any provisions of:

(i)	any law or regulation or any order or decree of any authority, agency or court binding on the Buyers;

(ii)	the rules of any stock exchange on which the shares of the Buyers are listed;

(iii)	the memorandum and articles of association of the Buyers; or

(iv)	any loan stock, bond, debenture or other deed, mortgage, contract or other undertaking or instrument to which the Buyers are party; and

(f)	in acquiring the Shares, the Buyers are acting as principals and not as agents or brokers for any other person.

9.2	The Guarantor warrants to the Seller that:

(a)	it is duly incorporated and validly existing under the laws of Delaware;

(b)	it has the power to enter into this Agreement and to perform the obligations expressed to be assumed by the Guarantor and has taken all necessary corporate action to authorise the execution, delivery and performance of this Agreement;

(c)	this Agreement has been duly executed by the Guarantor;

(d)	the execution, delivery and performance of the terms of this Agreement by the Guarantor does not infringe any provisions of:

(i)	any law or regulation or any order or decree of any authority, agency or court binding on the Guarantor;

(ii)	the rules of any stock exchange on which the shares of the Guarantor are listed;

(iii)	the constituting documents and bye-laws of the Guarantor; or

(iv)	any loan stock, bond, debenture or other deed, mortgage, contract or other undertaking or instrument to which the Guarantor is party;

10	Protection of Goodwill

10.1	As further consideration for the Buyers agreeing to purchase the Shares on the terms set out in this Agreement and with the intent of assuring to the Buyers the full benefit and value of the goodwill of the Group and as a constituent part of the sale of the Shares, the Seller and the Covenantors hereby covenant and undertake to the Buyers (contracting for themselves and as trustees for each of the Group Companies) that, except with the prior written consent of the Buyers, they shall not either alone or jointly or in conjunction with or on behalf of or through the agency of any person and whether as principal, agent, partner, shareholder, holding company, director, manager, adviser, consultant, employee or in any other manner howsoever and whether directly or indirectly:

(a)	in the Restrained Period (as defined below):

(i)	carry on or participate or assist or be engaged or concerned or interested (except as the holder or beneficial owner for investment purposes of not more than five (5) per cent in nominal value of any class of securities listed or dealt in on a generally recognised stock exchange) in any business in the Territory which competes with any part of the Business;

(ii)	in relation to or in connection with any business which may in any way be the same as or similar to or in competition with any part of the Business, procure or seek to procure orders from or do business with or procure directly or indirectly any other person to procure orders from or do business with any person who is at Completion or who has been at any time during the period of two (2) years immediately preceding Completion a customer of any Group Company;

(iii)	interfere or seek to interfere or take such steps as may interfere with the continuance of supplies to such Group Company (or the terms relating to such supplies) from any suppliers who are at Completion or who have been at any time during the period of two (2) years immediately preceding Completion supplying materials, components, products, goods or services to the Group;

(iv)	do or say anything which could reasonably be expected to lead any person to cease to do business with any Group Company on substantially equivalent terms to those previously offered or at all or which may prevent any person in the future, whether or not doing business with such Group Company at Completion, from doing business with such Group Company or do or say anything which is harmful to the reputation of such Group Company;

(v)	solicit or entice away or offer employment to or endeavour to solicit or entice away or offer employment to any person who is at the date hereof or who between that date and Completion becomes an employee, officer or manager of any Group Company whether or not such person would commit a breach of contract by reason of leaving the employment, office or service of such Group Company; or

(vi)	enter into partnership with or appoint as a consultant or adviser any person who is at the date hereof or who between that date and Completion becomes an employee, officer, manager or representative of or consultant (other than a consultant providing professional services) to any Group Company; and

(b)	at any time after Completion save in respect of Mr McMahon in the case of clauses (b) (i) and (b) (ii) below, in furtherance of his duties as an employee of such Group Company:

(i)	use or adopt or purport to use or adopt the name of any Group Company (save for the word “Veris” as used in the corporate name of the Seller);

(ii)	(save for the word and logo “Veris” as used in the corporate name and logo of the Seller) use or procure the use, in connection with any business, of any name or any trade name used or owned by any Group Company on Completion or any part or combination or abbreviations thereof likely to be confused therewith or any Intellectual Property Rights owned or exclusively entitled to be used by any Group Company; or

(iii)	disclose or cause to be disclosed to any person or use for any purpose any Confidential Information or any information in relation to which any Group Company is bound by an obligation of confidence to a third party and he shall use his best endeavours to prevent the publication or disclosure of any such in formation.

10.2	Each of the Seller and the Covenantors hereby acknowledges and agrees with the Buyers that each of the undertakings contained in clause 10.1 constitutes an entirely separate, severable, independent and separately enforceable restriction on it or him respectively and that the duration, extent and application of the respective restrictions in clause 10.1 are no greater than is reasonable and necessary for the protection of the legitimate interests of the Buyers and the Group but that if any such restriction shall be adjudged by any court or regulatory authority or agency of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof was deleted and/or the period thereof and/or the application thereof and/or the geographical area dealt with thereby was reduced, the said restriction shall apply within the jurisdiction of that court or regulatory authority or agency with such modifications as may be necessary to make it valid, effective and enforceable.

10.3	Each party acknowledges that each of the restrictions in this Clause 10 is no more extensive than is reasonable and necessary to protect the interests of the Buyers as the buyers of the Shares. The Covenantors agree that they will each receive substantial consideration as a result of the Transaction, including in respect of each, a distribution from the Seller of the proceeds received as part of its plan to distribute such proceeds to shareholders and in respect of Mr McMahon the payment of various incentives and option entitlements in respect of shares in the Seller as incentive payments arising upon the Completion.

10.4	The Restrained Period for the purpose of this Clause 10 means:

(a)	The period from Completion until the second anniversary of Completion in respect of the Seller and Mr McMahon;

(b)	the period from Completion until 6 months after Completion in respect of Mr McFadden.

11	Retention Amount

11.1	The Retention Amount shall be held by the Seller in the Retention Account in its name from Completion and such amount shall not be distributed or otherwise paid out of that account by the Seller to any other person other than in accordance with this Clause 11.

11.2	On the Three Months Date, the Seller shall be entitled to have released from the Retention Account the sum of €1,500,000 less:

(a)	the amounts of all claims under the Warranties or the Tax Covenant in respect of which payment has been made to the Buyers; and

(b)	the amount of all claims under the Warranties or the Tax Covenant then outstanding and in respect of which notifications have been delivered to the Seller on or prior to the Three Months Date in accordance with this Agreement.

11.3	On the Expiry Date, the Seller shall be entitled to have released from the Retention Account the amount standing to the credit of the Retention Account less the amount of all claims under the Warranties or the Tax Covenant then outstanding and in respect of which notifications have been delivered to the Seller on or prior to the Expiry Date in accordance with this Agreement

11.4	Without prejudice to Clause 8.17, any sum standing to the balance of the Retention Account in respect of a claim under the Warranties or the Tax Covenant which is based upon a liability which is contingent only, shall be released to the Seller on the earlier of (i) such claim being determined, settled or withdrawn and (ii) the date falling the second anniversary of the Expiry Date if such contingent liability has not become an actual liability and has not become due and payable by that date, in which case the Seller shall have no ongoing liability for such claim and such claim shall be deemed irrevocably withdrawn.

11.5

After the Expiry Date, the remaining sums standing to the balance of the Retention Account shall be released, less any amounts paid or payable to the Buyers pursuant to Clause 11.6, to the Seller on the date on which every claim under the Warranties or the Tax Covenant made by the Buyers prior to Expiry Date has been determined, settled or withdrawn and the Buyers agree to procure the release of the Retention Charge to permit such release of the Retention Amount to the Seller.

11.6	If a claim or claims under the Warranties or the Tax Covenant has been made by the Buyers prior to the Expiry Date, the Seller may not distribute, release or pay any part of the amounts standing to the credit of the Retention Account to any person if such distribution, release or payment would result in the amounts standing to the credit of the Retention Account being less than the amounts of the claim or claims under the Warranties or the Tax Covenant, other than to the Buyers. If an amount payable to the Buyers in respect of a claim under the Warranties or the Tax Covenant is agreed between the Seller and the Buyers or is finally determined by a Court of competent jurisdiction to be payable to the Buyers, the Retention Amount shall be used to discharge (in whole or, in respect of a claim under the Title Warranties, if such amount is greater than the Retention Amount, in part) the payment of such amount to the Buyers.

11.7	If the Seller disputes the merits of a claim made by any of the Buyers under the Warranties or the Tax Covenant, it shall notify the Buyers thereof in writing. If such dispute is unresolved between the Buyers and the Seller within 15 Business Days of the date of receipt by the Buyers of such notification, the Seller may refer the dispute to the Independent Counsel. The Independent Counsel shall act in resolving any dispute on the following basis:

(a)	the Independent Counsel shall act as an expert and not as an arbitrator and the provisions of the Arbitration Acts 1954 to 1998 shall not apply to it or its determination;

(b)	The Independent Counsel shall be requested to give his opinion on whether ,on the balance of probabilities, a motion to dismiss any proceedings relating to such claim on the grounds that the claim is either frivolous, vexatious or that no reasonable cause of action is disclosed would succeed and notify the Buyers and the Seller of his decision within 30 Business Days of the reference (or by such later date as may be agreed by such Independent Counsel with each of the Buyers and the Seller);

(c)	the Seller and Buyers shall be entitled to make one written submission each to the Independent Counsel within ten days of his appointment and shall respectively provide all the information relating to the Group Companies which the Independent Accountant reasonably requires; and

(d)	the fees and disbursements of the Independent Counsel shall be paid by the Seller if the Independent Counsel determines that , on the balance of probabilities, a motion to dismiss any proceedings relating to such claim on the grounds that such claim is either frivolous, vexatious or that no reasonable cause of action is disclosed would not succeed and shall be paid by the Buyers if the Independent Counsel determines that , on the balance of probabilities, a motion to dismiss any proceedings relating to such claim on the grounds that the claim is either frivolous, vexatious or that no reasonable cause of action is disclosed would succeed. Other than such fees and disbursements of the Independent Counsel, the Seller and the Buyers shall each be responsible for their own costs and expenses incurred in connection with any actions taken pursuant to this Clause 5.

(e)	If the Independent Counsel determines that, on the balance of probabilities, a motion to dismiss any proceedings relating to a Claim on the grounds that the Claim is frivolous, vexatious or that no reasonable cause of action is disclosed would succeed, such Claim shall be deemed to have been irrevocably withdrawn and lapsed and such Claim shall be deemed to be “withdrawn” for the purposes of the provisions of this Clause 11.

11.8	Upon the release of any part of the Retention Amount to the Seller pursuant to this Clause 11, the Buyers agree to pay an amount to the Seller equal to 7% per annum on that amount released for the period from Completion until the date of release to the Seller.

11.9	Prior to the date upon which the Retention Amount or part of it is to be released to the Seller pursuant to this Clause 11 the Seller shall not close the Retention Account, finalise or conclude any dissolution, liquidation or winding up or enter into any agreement with its creditors or any class thereof or any other person in respect of the funds held in the Retention Account or take any other action which would prejudice the ability of the Buyers to receive any payment from the Retention Account which they may become entitled to receive pursuant to this Clause 11, it being understood that nothing in this Agreement shall prevent the Seller from commencing any dissolution, liquidation or winding up.

11.10	In addition to the Retention Amount, the Seller agrees that it shall not make any distribution of the Consideration prior to 1 January 2010.

12	Release of Claims Against the Group Companies

12.1	Subject to Clause 12.3, with effect from Completion, the Seller and the Covenantors release, relieve, waive and forever discharge each Group Company and any of their respective officers, directors, employees, agents, successors and assigns from any and all claims, demands, actions, damages, liabilities, and causes of action, whether known or unknown, which such party may have had, may presently have, or in the future may have that relate to or arise out of or are in connection with any circumstances, acts or omissions or contracts or agreements, including, without limitation, any agreements to indemnify such Seller, or Covenantor or otherwise hold such Seller or Covenantor harmless, entered into prior to Completion, except for claims or demands that such Seller or Covenantor may have pursuant to this Agreement.

12.2	Mr McMahon’s right to receive remuneration (including bonuses) and expenses properly accrued shall be unaffected by and specifically excluded from the terms of the waiver and release set out in Clause 12.1.

12.3	The Seller and the Covenantors agree to procure that at or before Completion each Group Company is released from any guarantees, security interests and indemnities given by it in favour of that Seller, Covenantor or any of the Seller’s Affiliates.

12.4	The Seller shall ensure that at or before Completion all monies owing by the Seller or any Seller’s Affiliate to any Group Company are paid in full, whether or not then due for payment.

12.5	To the extent that they are not released on Completion, the Buyers shall procure that as soon as reasonably practicable following Completion the Seller be released from the guarantees set out at Schedule 11 of this Agreement) and pending such release the Buyers shall indemnify and hold harmless the Seller and its Affiliates in respect of such guarantees.[1]

13	Announcements

13.1	Subject to Sub-Clause 13.2, no party shall issue any press release or other public document containing, or make any public statement containing, or otherwise disclose to any person who is not a party, information which relates to or is connected with or arises out of this Agreement or the matters contained in it, without the prior written approval of the other party (such approval not to be unreasonably withheld or delayed) as to its content and the manner and extent of its publication. The parties shall consult with each other prior to the issuance upon the form of any press release, document or statement any of them proposes to issue with respect to the Transaction.

13.2	The provisions of Sub-Clause 13.1 shall not apply to disclosure of matters required to be made:

(a)	by virtue of the regulations of any securities exchange on which, in the case of the Seller, the securities of the Seller or, in the case of the Buyers, the securities of the Guarantor, are listed or traded;

(b)	by any court or governmental or administrative authority competent to require the same; or

(c)	by any applicable law or regulation.

13.3	Prior to issuing a circular and notice of meeting to its shareholders in respect of the Transaction, the Seller shall provide substantially advanced drafts of these documents to the Buyers at least two Business Days prior to the issuance of such documents.

14	Confidentiality

14.1	The Seller hereby undertakes with the Buyers and the Guarantor that it shall preserve the confidentiality of the Buyer Non-Disclosable Information, and except to the extent otherwise expressly permitted by this Agreement, not directly or indirectly reveal, report, publish, disclose or transfer or use for its own or any other purposes such Buyer Non-Disclosable Information.

14.2	The Buyers and the Guarantor hereby undertake with the Seller that it shall preserve the confidentiality of the Seller Non-Disclosable Information, and except to the extent otherwise expressly permitted by this Agreement, not directly or indirectly reveal, report, publish, disclose or transfer or use for its own or any other purposes such Seller Non-Disclosable Information.

14.3	Notwithstanding any other provision in this Agreement, the Buyers and Guarantor, after consultation with the Seller whenever practicable, may disclose Seller Non-Disclosable Information and, notwithstanding any other provision in this Agreement, the Seller, after

[1]	Aramark to review guarantees when disclosed.

consultation with the Buyers and the Guarantor whenever practicable, may disclose Buyer Non-Disclosable Information if and to the extent:

(a)	required by any applicable law or regulation;

(b)	required by any securities exchange on which, in the case of the Seller, the securities of the Seller or, in the case of the Buyer, the securities of the Guarantor, are listed or traded;

(c)	required by any court or governmental or administrative authority competent to require the same;

(d)	required to vest the full benefit of this Agreement in that party or to enforce any of the rights of that party in this Agreement;

(e)	required by its professional advisers, officers, employees, consultants, directors, subcontractors or agents to provide their services (and subject always to similar duties of confidentiality);

(f)	that the information is in or has come into the public domain through no fault of that party or a breach of confidentiality obligation by that party;

(g)	that the information is or becomes available to the parties otherwise than in connection with entry into this Agreement and free of any restriction as to its use or disclosure;

(h)	the other party has given prior written consent to the disclosure; or

(i)	it is necessary to obtain any relevant tax clearances from any appropriate tax authority.

14.4	The restrictions contained in this Clause 13.3 shall continue to apply after Completion or termination of this Agreement without limit in time.

15	Entire Agreement

15.1	This Agreement and the documents referred to or incorporated in this Agreement constitute the entire agreement between the parties relating to the subject matter of this Agreement and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the parties in relation to the subject matter of this Agreement.

15.2	Each of the parties acknowledges and agrees that it has not entered into this Agreement in reliance on any statement or representation of any person (whether a party to this Agreement or not) other than as expressly incorporated in this Agreement.

16	Assignment and Transfer

This Agreement shall not be assignable in whole or in part by the Seller but each of the Buyers shall be entitled to assign and transfer all or any of its rights and obligations under this Agreement or any of the Transaction Documents to any member of the Buyers’ Group and any such assignee or transferee shall be entitled to enforce the same against the Seller as if it were named in this Agreement or the Transaction Documents as the Buyer acting as assignor or transferor for provided that where such assignee ceases to be a member of the Buyers’ Group, such assignee shall immediately assign back all or any of its rights and obligations under this Agreement or any of the Transaction Documents to the relevant Buyer or any other member of that Buyers’ Group. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and permitted assigns of the Seller and the Buyers.

17	Exclusivity

17.1	The Seller and the Covenantors confirm that none of them are currently in discussions or negotiations with any other person concerning the sale of any of the Exclusive Assets.

17.2	In further consideration and as a further inducement for the entry into this Agreement by the Buyers and subject to Clause 17.6 and 17.7 the Seller and the Covenantors agree not to, and the Seller shall procure that no Group Director and no officer or employee of the Seller shall;

(a)	approach or solicit any person; or

(b)	enter into or recommence discussions or negotiations with any person or provide or make available information to any person (other than the Buyers and their professional advisers)

in each case with a view to the acquisition or subscription by such person of or for any of the Exclusive Assets until the earlier of:

(c)	if the Conditions are not satisfied prior to the date and time referred to in Clause 2.4, the date and time referred to in Clause 2.4; or

(d)	if this Agreement is rescinded pursuant to Clause 7.6, the date of such rescission.

17.3	The Seller agrees that, for the period referred to in Clause 17.2, it will not authorise or permit any adviser or agent acting on its behalf to do anything which it is prohibited from doing by virtue of the provisions of Clause 17.2.

17.4	The Seller and the Covenantors acknowledge that any breach of this Clause 17 would result in serious damage being sustained by the Buyers and as a result the Seller and Covenantors unconditionally agree that damages would not be an adequate remedy for any breach of the provisions of this Clause 17 and therefore further agree to waive any rights they may have to oppose the granting of any equitable relief (including injunctive relief) sought by the Buyers in relation to any threatened or actual breach of the provisions of this Clause 17.

17.5	Nothing in this Agreement shall prevent the directors of the Seller from deciding not to make, vary or withdraw a recommendation of the shareholders of the Seller to vote in favour of the resolution required to satisfy the Condition set out at paragraph 1 of Schedule 2 if they are required to do by virtue of their legal obligations whether pursuant to their fiduciary duties as directors of the Seller or any Group Company or pursuant to the Irish Takeover Panel Act 1997, Takeover Rules 2007 or otherwise.

17.6	Nothing in Clause 17.2(b) shall prevent the Covenantors from taking any action which they are required to do by virtue of their legal obligations whether pursuant to their fiduciary duties as directors of the Seller or any Group Company or pursuant to the Irish Takeover Panel Act 1997, Takeover Rules 2007 or otherwise.

17.7	Nothing in Clause 17.2(b) shall prevent the Seller from taking any action or omitting to take any action which the directors of the Seller cause the Seller to take or omit to take by virtue of their legal obligations whether pursuant to their fiduciary duties as directors of the Seller or pursuant to the Takeover Panel Act 1997, Takeover Rules 2007 or otherwise.

18	Costs and Expenses

18.1	Subject to the remainder of this Clause 18, each party hereto shall bear any costs, fees or expenses incurred by it in connection with negotiating, preparing and entering into this Agreement.

18.2	In further consideration and as a further inducement for the entry into this Agreement by the Buyers, the Seller undertakes to pay to the Buyers the sum of €1,250,000, by way of compensation if the Condition set out at paragraph 1 of Schedule 2 is not satisfied, as a result of:

(a)	a general meeting of the Seller not being held; or

(b)	the Seller’s directors recommendation to vote in favour of the resolution required to satisfy the Condition set out at clause 1 of Schedule 2 being withdrawn or adversely modified AND the shareholders of the Seller not voting in the requisite majority in favour of the required resolution, or

(c)	the shareholders of the Seller not voting in the requisite majority in favour of the required resolution, whether or nor the Seller’s directors have recommended the shareholders to vote in favour of such resolution or have withdrawn or varied their recommendation

AND, in all three cases, within 6 months after the earlier of the meeting at which shareholders do not vote in the requisite majority in favour of the resolution or the termination of this Agreement, a sale (whether by way of an offer, scheme of arrangement, recapitalisation, acquisition, purchase or other transaction) of all of the issued share capital or of all or substantially all of the assets of the Seller between the Seller and a third party is (i) consummated by the Seller or (ii) announced or agreed and such sale is subsequently consummated whether during or subsequent to such six month period (with payment only to be made in the event such consummation occurs).

18.3	If the compensation amount becomes payable under Clause 18.2 above, it shall be paid into a bank account notified by the Buyers within ten (10) Business Days after the date on which the conditions for payment set out in Clause 18.2 are satisfied.

18.4	Any bonuses and/or commissions payable as a result of the implementation of this Agreement and the sale of the Shares (including any PRSI or other tax or social security amounts thereon payable by a Group Company) will be payable by the Seller.

19	Interest on Late Payments

19.1	If a party fails to pay any sum payable by it on the due date for payment under this Agreement, it shall pay interest on the overdue sum for the period from and including the due date of payment up to the date of actual payment (after as well as before judgment) in accordance with Clause 19.2.

19.2	The interest referred to in Clause 19.1 shall accrue from day to day and shall be paid on demand at the rate of 6% above the base rate from time to time of AIB Bank plc. Unpaid interest shall compound quarterly.

20	Payments under this Agreement

20.1	Any payment or delivery by or on behalf of the Buyers to the Seller’s Solicitors shall be an absolute discharge of any obligation to make such a payment or delivery to the Seller. Any payment or delivery by or on behalf of the Seller to the Buyer’s Solicitors shall be an absolute discharge of any obligation to make such a payment or delivery to the Buyer. Any payments to be made by the Buyers to the Seller shall be made after the deduction of any withholding tax required by law. The Buyers shall remit the amount of any required withholding to the relevant Tax Authority and the remainder amount shall be transferred to the Seller or the Seller’s Solicitor as provided for in this Agreement.

20.2	All sums payable by the Seller under this Agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event the Seller shall pay such additional amount as shall be required to ensure that the net amount received by the relevant Buyer under this Agreement will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

20.3	If any Tax Authority brings into charge to Tax any sum paid to any Buyer under this Agreement (including in circumstances where any relief is available in respect of such charge to Tax), then the Seller shall pay such additional amount as shall be required to ensure that the total amount paid, less the Tax chargeable on such amount (or that would be so chargeable but for such relief), is equal to the amount that would otherwise be payable under this Agreement.

20.4	Any assignee of a Buyer’s rights under this Agreement shall not be entitled to any additional amounts pursuant to Clauses 20.2 or 20.3 than the Buyer would have been entitled had no such assignment taken place.

21	Effect of Completion

This Agreement shall, to the extent that it remains to be performed, continue in full force and effect notwithstanding Completion.

22	Waiver and Remedies

22.1	The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. A waiver of any right or remedy provided by this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor.

22.2	A waiver of a breach of any of the terms of this Agreement or of a default under this Agreement does not constitute a waiver of any other breach or default and shall not affect the other terms of this Agreement. A waiver of a breach of any of the terms of this Agreement or of a default under this Agreement will not prevent a party from subsequently requiring compliance with the waived obligation. Should any provision of this Agreement transpire not to be enforceable against any of the parties hereto, such non-enforceability shall not render such provision unenforceable against any other Party hereto.

22.3	The rights and remedies provided by this Agreement are cumulative and (subject as otherwise provided in this Agreement) are not exclusive of any rights or remedies provided by law.

22.4	No failure or delay by any party in exercising any claim, remedy, right, power or privilege under this Agreement shall operate as a waiver

22.5	Any single or partial exercise of any right or remedy arising under this Agreement shall not preclude or impair any other or further exercise of that or any other right, power, privilege or remedy.

22.6	Nothing in this Agreement or in any other document referred to herein shall be read or construed as excluding any liability or remedy as a result of fraud.

23	Variation

No variation of this Agreement or of any of the documents referred to in it shall be valid unless it is in writing and signed by or on behalf of each of the parties.

24	No Benefit to Others

The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any third party beneficiary rights or any other rights on any other persons.

25	Severance

25.1	If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect; and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

25.2	If any provision of this Agreement is so found to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question shall apply with such modification(s) as may be necessary to make it valid.

26	Further Assurance

26.1	The Seller shall at the Buyers’ cost and expense use all reasonable endeavours from time to time on or following Completion, on being required to do so by a Buyer, to do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as a Buyer may from time to time reasonably require for the purpose of giving full effect to this Agreement and giving the Buyers the full benefit of the rights, powers, privileges and remedies conferred upon the Buyers in this Agreement.

26.2	The Seller shall send to the Buyers after Completion (at the relevant Buyer’s registered office for the time being) at its own cost and expense all records, correspondence, documents, files, memoranda and other papers belonging to the Group Companies not required to be delivered at Completion and which are not kept at any of the Properties; or procure to be given to the Buyers, their advisers and agents such access to (including the right to take copies of) any documents belonging to the Group Companies in their possession or under their control containing such information as the Buyers may from time to time reasonably require.

27	Notices

27.1	Any notice or other communication given under this Agreement shall be in writing in English and may (at the option of the party giving the notice) be served by delivering it personally or sending it by pre-paid recorded delivery or registered post (or registered airmail in the case of an address for service outside Ireland) or fax to the address and for the attention of the relevant party set out in Sub-Clause 27.2 (or as otherwise notified by that party hereunder). Any such notice shall be deemed to have been received:

(a)	if delivered personally, at the time of delivery;

(b)	in the case of pre-paid recorded delivery or registered post, 48 hours from the date of posting;

(c)	in the case of registered airmail, five days from the date of posting; and

(d)	in the case of fax, at the time of transmission.

(e)	Provided that if deemed receipt occurs before 9.00 a.m. on a Business Day the notice shall be deemed to have been received at 9.00 a.m. on that day, and if deemed receipt occurs after 5.00 p.m. on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9.00 a.m. on the next Business Day.

27.2	The address and fax numbers of the parties for the purposes of Sub-Clause 27.1 are:

Seller

Address:	Fleming Court Flemings Place Dublin 4

For the attention of:	Declan Cassidy

Fax number:	+ 353 (0) 1 667 3749

The Buyers

Address:	Northern Cross Malahide Road Dublin

For the attention of:	the Chief Financial Officer of the Irish Buyer

Fax number:	+ 353 (0) 1 816 0691

with a copy to the Buyer’s Solicitors at:

Address:	70 Sir John Rogerson’s Quay Dublin 2 Ireland

For the attention of:	Tim Scanlon

Fax number:	+353 1 232 3333

Address	Aramark Tower 1101 Market Street Philadelphia Pennsylvania, 19107, USA

For the attention of	the Senior Vice President and Treasurer

Fax number:	+ 1 215 238 3284

or such other address or facsimile number as may be notified in writing from time to time by the relevant party to the other party in accordance with Clause 27.4.

27.3	For the avoidance of doubt, notice given under this Agreement shall not be validly served if sent by e-mail.

27.4	A party may notify the other parties to this Agreement of a change to its name, relevant person, address or fax number for the purposes of Clause 27.2 provided that such notification shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five clear Business Days after the date on which notice is deemed to have been served, the date falling five clear Business Days after notice of any such change is deemed to have been given.

28	Guarantee and indemnity

28.1	In consideration of the Seller entering into this agreement, the Guarantor unconditionally and irrevocably guarantees, as a primary obligation to the Seller, the due and punctual payment by the Buyers of all monies payable under this Agreement.

28.2	If either of the Buyers defaults on the payment when due of any amount payable to the Seller under this Agreement, the Guarantor shall immediately on demand by the Seller pay that amount to the Seller in the manner prescribed in this agreement as if it were such Buyer.

28.3	This guarantee is a continuing guarantee and shall extend to the ultimate balance of sums payable by the Buyers under this Agreement, regardless of any intermediate payment or discharge in whole or in part. It shall not be affected by any act, omission, matter or thing which, but for this Clause 28.3, would reduce, release or prejudice any of the Guarantor’s obligations under this Clause 28.3 (without limitation and whether or not known to it or the Seller).

28.4	If any payment by the Buyers, or any discharge given by the Seller, is avoided or reduced as a result of insolvency or any similar event, the liability of the Buyers and Guarantor shall continue as if the payment, discharge, avoidance or reduction had not occurred and the Seller shall be entitled to recover the value or amount of that security or payment. The Guarantor waives any right it may have of first requiring the Seller (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 28.

28.5	Until all amounts which may be or become payable by the Buyers under or in connection with this Agreement have been irrevocably paid in full, and unless the Seller otherwise directs in writing, the Guarantor shall not exercise any rights which it may have by reason of performance by it of its obligations under this Clause 28.

28.6	The obligations of the Guarantor shall be in addition to and independent of all other security which the Buyers may at any time hold in respect of any of the obligations of the Seller under this Agreement.

28.7	Without prejudice to Clause 28.1, the Guarantor unconditionally and irrevocably agrees to indemnify and keep indemnified the Seller from and against all and any losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred reasonably by the Seller and arising from failure of the Buyers to comply with any of its obligations, or discharge any of its liabilities, under this Agreement.

29	Maintenance and availability of records

29.1	The Buyers shall promptly on demand by the Seller provide or procure the Group Companies to provide to the Seller or its duly authorised agents and the Seller shall promptly on demand by the Buyer provide to the Buyers or their duly authorised agents, such working papers ledgers accounts records and other documents as the Seller or, as the case may be, the Buyers, may reasonably require to enable the Seller to prepare its financial statement for the year ending after the date hereof, complete and file any tax or customs and excise or similar returns or reports, to carry out any tax audit or other proceeding or otherwise to fulfil any requirements of any law or regulation binding on the Seller or as the case may be the Buyers.

29.2	The Buyers shall not be obliged to comply with the obligation set out in Clause 29.1 if compliance would result in a breach by the Buyers or the Group Companies of their legally binding confidentiality obligations to third parties or any applicable law or regulation

29.3	The Seller shall not be obliged to comply with the obligation set out in Clause 29.1 if compliance would result in a breach by the Seller of its legally binding confidentiality obligations to third parties.

30	Joint and several

30.1	The liabilities and obligations of the Buyers under this Agreement and all documents ancillary to this Agreement shall (unless specifically otherwise provided) be joint and several.

30.2	In exercising any right, power or benefit under this Agreement and all documents ancillary to this Agreement, the Buyers shall at all times act jointly. The Seller shall, be entitled to rely upon any notice, statement or document in writing (and where appropriate, orally) given, made or executed by any one of the Buyers and any Buyer shall have and shall be deemed to have power and authority to bind the others in relation to any matter arising thereunder.

31	The Covenantors

31.1	The Covenantors are party to this Agreement solely for the purpose of providing for their agreement to comply with the provisions of Clauses 10, 12 and 17 of this Agreement.

31.2	For the avoidance of doubt, neither Covenantor shall be liable to the Buyers for any breach by the other Covenantor of any of the provisions of this Agreement.

32	Counterparts

This Agreement may be executed in any number of counterparts (by fax or otherwise), each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument. This Agreement shall become effective and be dated (and each counterpart shall be dated) on the date first written above between the Parties which have executed and delivered a counterpart. The original executed counterpart engrossment will be put in the post as soon as practicable thereafter.

33	Language

33.1	This Agreement is drawn up in the English language. If this Agreement is translated into another language, the English language text shall in any event prevail.

33.2	Each notice, instrument, certificate or other communication to be given by one party to another in this Agreement or in connection with this Agreement shall be in English (being the language of negotiation of this Agreement) and in the event that such notice, instrument, certificate or other communication or this Agreement is translated into any other language, the English language text shall prevail.

34	Governing Law and Jurisdiction

34.1	This Agreement shall be governed by, and construed in accordance with, the laws of Ireland.

34.2	Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of Ireland over any Claim or matter arising under or in connection with this Agreement or the legal relationship established by this Agreement.

35	Acceptance of Service

The Buyers hereby irrevocably authorise and appoint the Buyers’ Solicitors (or such other firm of solicitors resident in Ireland as it may by notice to the Seller substitute) to accept service of all legal process arising out of or in connection with this Agreement and service on the Buyers’ Solicitors (or substitute as aforesaid) shall be deemed service on the Buyer. The Buyer agrees that failure by its process agent to notify it of the process will not invalidate the proceedings concerned.

Schedule 1

Part 1: Particulars of the Irish Companies

Name:	Irish Estates (Management) Limited

Number:	12850

Date of registration:	01 April 1949 under the Companies Act 1963 to 2009

Status:	Single member private company limited by shares

Place of registration	Ireland

Registered Office:	Ulysses House, 22-24 Foley Street, Dublin 1

Authorised share capital:	€1,250,000 divided into 1,000,000 ordinary shares of €1.25 each

Issued share capital:	260,100 ordinary shares

Shareholder:	Name		Shares Held

	Veris Public Limited Company		260,100

	Charge	Date Created		Date Registered

Charge 1 of 1:	Being a charge in favour of Anglo Irish Bank Corporation Plc (Including its successors and assigns) over the uncalled share capital of the company	22 December 2004		10 January 2005

Name

Directors:	Bernard Patrick Farrell

Larry Kane

Martin Mc Mahon

Vincent Hickey

Secretary:	Declan Cassidy

Auditors:	KPMG, Chartered Accountants, 1 Stokes Place, St Stephen’s Green, Dublin 2.

Name:	Vector Workplace and Facility Management Limited

Number:	315777

Date of registration:	25 November 1999 under the Companies Act 1963 to 2009

Status:	Private limited by shares

Place of registration	Ireland

Registered Office:	Ulysses House, 22-24 Foley Street, Dublin 1

Authorised share capital:	€100,000 divided into:-

100,000 A ordinary shares of €0.01 each ;

100,000 B ordinary shares of €0.01 each;

100,000 C ordinary shares of €0.01 each;

1,000,000 D ordinary shares of €0.01 each; and

8,700,000 ordinary shares of €0.01 each.

Issued share capital:	675,175 ordinary shares

Shareholder:	Name		Shares Held

	Veris Public Limited Company		675,175

	Charge	Date Created	Date Registered

Charge 1 of 2:	Being a charge in favour of Anglo Irish Bank Corporation Limited over the uncalled share capital of the company.	22 December 2004	10 January 2005

Charge 2 of 2	Being a charge in favour of Anglo Irish Bank Corporation Limited over the book debts of the company.	22 December 2004	10 January 2005

Name

Directors:	Bernard Patrick Farrell

Anne Ryan

Martin Mc Mahon

Vincent Hickey

Derry Robertson

Roger Brennan

Secretary:	Anne Ryan

Auditors:	KPMG, Chartered Accountants, 1 Stokes Place, St. Stephen’s Green, Dublin 2.

NAME:	PREMIER MANAGEMENT COMPANY (DUBLIN) LIMITED

NUMBER:	121360

DATE OF REGISTRATION:	14 APRIL 1987 UNDER THE COMPANIES ACT 1963 TO 2009

STATUS:	SINGLE MEMBER PRIVATE COMPANY LIMITED BY SHARES

PLACE OF REGISTRATION	IRELAND

REGISTERED OFFICE:	ULYSSES HOUSE, 22-24 FOLEY STREET, DUBLIN 1

AUTHORISED SHARE CAPITAL:	€126,973.80 DIVIDED INTO 100,000 ORDINARY SHARES OF €1.269738

ISSUED SHARE CAPITAL:	3,000 ORDINARY SHARES

SHAREHOLDER:	NAME		SHARES HELD

	VERIS PUBLIC LIMITED COMPANY		3,000

	CHARGE	DATE CREATED	DATE REGISTERED

CHARGE 1 OF 1:	BEING A CHARGE IN FAVOUR OF ANGLO IRISH BANK CORPORATION PLC OVER THE UNCALLED SHARE CAPITAL OF THE COMPANY.	01 DECEMBER 2006	13 DECEMBER 2006

NAME

DIRECTORS:	BERNARD PATRICK FARRELL

MARTIN MC MAHON

SECRETARY:	DECLAN CASSIDY

AUDITORS:	KPMG, CHARTERED ACCOUNTANTS, 1 STOKES PLACE, ST. STEPHEN’S GREEN, DUBLIN 2.

NAME:	GLENRYE PROPERTIES SERVICES LIMITED

NUMBER:	292811

DATE OF REGISTRATION:	26 AUGUST 1998 UNDER THE COMPANIES ACT 1963 TO 2009

STATUS:	SINGLE MEMBER PRIVATE COMPANY LIMITED BY SHARES

PLACE OF REGISTRATION	IRELAND

REGISTERED OFFICE:	ULYSSES HOUSE, 22-24 FOLEY STREET, DUBLIN 1

AUTHORISED SHARE CAPITAL:	€126,973.80 DIVIDED INTO 100,000 ORDINARY SHARES OF €1.269738

ISSUED SHARE CAPITAL:	1,052 ORDINARY SHARES

SHAREHOLDER:	NAME		SHARES HELD

	VERIS PUBLIC LIMITED COMPANY		1,052

	CHARGE	DATE CREATED	DATE REGISTERED

CHARGE 1 OF 1:	BEING A CHARGE IN FAVOUR OF ANGLO IRISH BANK CORPORATION PLC OVER THE UNCALLED SHARE CAPITAL OF THE COMPANY.	01 DECEMBER 2006	13 DECEMBER 2006

NAME

DIRECTORS:	BERNARD PATRICK FARRELL

DOMINIC GLENNANE

SECRETARY:	DECLAN CASSIDY

AUDITORS:	KPMG, CHARTERED ACCOUNTANTS, 1 STOKES PLACE, ST. STEPHEN’S GREEN, DUBLIN 2.

Schedule 1

Part 2: Particulars of VUKL

Name:	Veris UK Limited (“VUKL”)

Number:	05920150

Date of registration:	31 August 2006

Status:	Private company limited by shares

Place of registration	England and Wales

Registered Office:	Principle house, 121-123 Fleet Road, Fleet, Hampshire, GU51 3PD

Authorised share capital:	£1,000,000 divided into 1,000,000 ordinary shares of £1.00 each

Issued share capital:	1 ordinary share

Shareholder:	Name		Shares Held

	Veris Plc		1

	Charge	Date Created	Date Registered

Charge 1 of 2:	Being a charge over shares in favour of Anglo Irish Bank Corporation Plc	29 November 2007	13 December 2007

Charge 2 of 2:	Being a debenture in favour of Anglo Irish Bank Corporation Plc	29 November 2007	13 December 2007

Name

Directors:	Bernard Farrell

Martin Mc Mahon

Secretary:	Declan Cassidy

Auditors:	KPMG, Chartered Accountants, 1 Stokes Place, St Stephen’s Green, Dublin 2

Schedule 1

Part 3: Particulars of The Subsidiaries

Name:	Irish Estates (Facilities Management) Limited

Number:	311486

Date of registration:	26 August 1999 under the Companies Act 1963 to 2009

Status:	Single member private company limited by shares

Place of registration	Ireland

Registered Office:	Ulysses House, 22-24 Foley Street, Dublin 1

Authorised share capital:	€1,250,000 divided into 1,000,000 ordinary shares of €1.25 each

Issued share capital:	10,000 ordinary shares

Shareholder:	Name		Shares Held

	Irish Estates (Management) Limited		10,000

	Charge	Date Created	Date Registered

Charge 1 of 1:	Being a charge in favour of Anglo Irish Bank Corporation Plc over the uncalled share capital of the company.	22 December 2004	10 January 2005

Name

Directors:	Bernard Patrick Farrell

Larry Kane

Martin Mc Mahon

Vincent Hickey

Secretary:	Declan Cassidy

Auditors:	KPMG, Chartered Accountants, 1 Stokes Place, St. Stephen’s Green, Dublin 2

NAME:	SPOKESOFT TECHNOLOGIES LIMITED

NUMBER:	410970

DATE OF REGISTRATION:	16 NOVEMBER 2005 UNDER THE COMPANIES ACT 1963 TO 2009

STATUS:	SINGLE MEMBER PRIVATE COMPANY LIMITED BY SHARES

PLACE OF REGISTRATION	IRELAND

REGISTERED OFFICE:	ULYSSES HOUSE, 22-24 FOLEY STREET, DUBLIN 1

AUTHORISED SHARE CAPITAL:	€100,000 DIVIDED INTO 100,000 ORDINARY SHARES OF €1.00

ISSUED SHARE CAPITAL:	1 ORDINARY SHARE

SHAREHOLDER:	NAME	SHARES HELD

	VECTOR WORKPLACE AND FACILITY MANAGEMENT LIMITED	1

CHARGES:	NO CHARGES REGISTERED

NAME

DIRECTORS:	BERNARD PATRICK FARRELL

MARTIN ANDREW MC MAHON

ANNE ITA RYAN

SECRETARY:	ANNE ITA RYAN

AUDITORS:	KPMG, CHARTERED ACCOUNTANTS, 1 STOKES PLACE, ST. STEPHEN’S GREEN, DUBLIN 2.

NAME:	VERIS PROPERTY MANAGEMENT LIMITED

NUMBER:	03462956

DATE OF REGISTRATION:	10 NOVEMBER 1997

STATUS:	PRIVATE COMPANY LIMITED BY SHARES

PLACE OF REGISTRATION	ENGLAND AND WALES

REGISTERED OFFICE:	PRINCIPLE HOUSE, 121-123 FLEET ROAD, FLEET, HAMPSHIRE, GU51 3PD

AUTHORISED SHARE CAPITAL:	£1,000 DIVIDED INTO 1,000 ORDINARY SHARES OF £1.00 EACH

ISSUED SHARE CAPITAL:	1,000 ORDINARY SHARES

SHAREHOLDER:	NAME		SHARES HELD

	ORANGE ENVIRONMENTAL BUILDING SERVICES LIMITED		1000

	CHARGE	DATE CREATED	DATE REGISTERED

CHARGE 1 OF 1:	BEING A DEBENTURE IN FAVOUR OF ANGLO IRISH BANK CORPORATION PLC	21 DECEMBER 2007	10 JANUARY 2008

NAME

DIRECTORS:	BERNARD FARRELL

MARTIN MCMAHON

DAVID MATHEWS

SECRETARY:	DAVID MATHEWS

AUDITORS:	KPMG, CHARTERED ACCOUNTANTS, 1 STOKES PLACE, ST. STEPHEN’S GREEN, DUBLIN 2.

Name:	Orange Support Services Limited

Number:	02949749

Date of registration:	18 July 1994

Status:	Private company limited by shares

Place of registration	England and Wales

Registered Office:	Principle House, 121-123 Fleet Road, Fleet, Hampshire, GU51 3PD

Authorised share capital:	£1,000 divided into 1,000 ordinary shares of £1.00 each

Issued share capital:	2 ordinary shares

Shareholder:	Name		Shares Held

	Veris UK Limited		2

	Charge	Date Created	Date Registered

Charge 1 of 1:	Being a debenture in favour of Anglo Irish Bank Corporation Plc	21 December 2007	10 January 2008

Name

Directors:	Bernard Farrell

Martin McMahon

David Mathews

Secretary:	David Mathews

Auditors:	KPMG, Chartered Accountants, 1 Stokes Place, St Stephen’s Green, Dublin 2

Name:	Orange Environmental Building Services Limited

Number:	02949907

Date of registration:	18 July 1994

Status:	Private company limited by shares

Place of registration	England and Wales

Registered Office:	Principle House, 121-123 Fleet Road, Fleet, Hampshire, GU51 3PD

Authorised share capital:	£1,000 divided into 1,000 ordinary shares of £1.00 each

Issued share capital:	1,000 ordinary shares

Shareholder:	Name		Shares Held

	Veris UK Limited		10,000

	Charge	Date Created	Date Registered

Charge 1 of 2:	Being a charge over shares in favour of Anglo Irish Bank Corporation Plc	21 December 2007	10 January 2008

Charge 2 of 2:	Being a debenture in favour of Anglo Irish Bank Corporation Plc	21 December 2007	10 January 2008

Name

Directors:	Bernard Farrell

Martin McMahon

David Mathews

William Astle

Dale Roy Vaughan

Secretary:	David Mathews

Auditors:	KPMG, Chartered Accountants, 1 Stokes Place, St Stephen’s Green, Dublin 2

Name:	Vector Environmental Services Limited

Number:	NI 41888

Date of registration:	07 November 2001

Status:	Private company limited by shares

Place of registration	Northern Ireland

Registered Office:	Maneely McCann, Lamont Buildings, 44 Stranmillis Embankment, Belfast, BT9 5FL

Authorised share capital:	£100,000 divided into 10,000,000 ordinary shares of £0.01 each

Issued share capital:	95,000 ordinary shares

Shareholder:	Name	Shares Held

	Vector Workplace and Facility Management Limited	95,000

Charges:	No charges registered

Name

Directors:	Bernard Farrell

Martin Mc Mahon

Michael Ferguson

Anne Ita Ryan

Secretary:	Anne Ita Ryan

Auditors:	KPMG

Schedule 1

Part 4: The Covenantors

The Covenantors are:

Mr Niall McFadden of 4 Avoca Wood, Avoca Park, Blackrock, County Dublin.

Mr Martin McMahon of 83 Kincora Road, Clontarf, Dublin 3.

Schedule 2

Conditions

The conditions referred to in Clause 2 are:

1	Shareholder Approval.

The passing at an extraordinary general meeting of the Seller of the shareholder resolution attached as Annexure A hereto.

2	Competition Authority Approval.

One of the following events having occurred:

(a)	the Competition Authority having informed the Buyer that it has determined, pursuant to Section 21 or 22(3)(a) of the Competition Act that the proposed acquisition of the Shares by the Buyer hereunder may be put into effect;

(b)	the Competition Authority having made a conditional determination, pursuant to Section 22(3)(e) of the Companies Act, in relation to the proposed acquisition of the Shares by the Buyer hereunder on terms acceptable to the Buyer;

(c)	the period specified in Section 19(1)(c) of the Competition Act having elapsed without the Competition Authority having informed the parties of the determination (if any) it has made under Section 12(2) (a) or (b); or

(d)	the period specified in Section 19(1)(d) of the Competition Act having elapsed without the Competition Authority having made a determination under Section 22 in relation to the proposed acquisition of the Shares by the Buyer.

3	Compliance with Schedule 3 Undertakings

The Group Companies and the Seller shall have performed and complied in all material respects with all material undertakings and obligations required pursuant to Schedule 3 of this Agreement to be performed or complied with by them between the date hereof and Completion Date.

4	No Litigation

No legal proceedings seeking to materially restrain, prohibit or materially impede the consummation of the transactions contemplated by this Agreement in accordance with its terms or to obtain damages or compensation with respect thereto, having been instituted or are pending.

5	No Legislation

No statute, rule, regulation, executive order, decree, ruling or injunction having been enacted, entered, promulgated, or enforced by any court or government entity that prohibits, materially restrains, or materially restricts the consummation of the Transaction or any of the other transactions contemplated by this Agreement.

6	No Material Adverse Changes

There shall not have occurred in the period from the date of this Agreement to the Completion Date any event or circumstance which results in a Material Adverse Change or is likely to result in a Material Adverse Change excluding, in each case, any event, circumstance or change resulting from:

(i)	changes affecting the industry in which the Group Companies or any of them operate which do not have a disproportionate effect on the Group Company compared to other companies operating in such industry;

(ii)	changes in national or international political, economic or financial market conditions, stock markets, interest rates, exchange rates or other general economic conditions;

(iii)	the announcement of the transactions contemplated by this Agreement or the change of control resulting from them;

(iv)	changes in law, regulations or generally accepted accounting principles;

(v)	acts of terrorism or war;

(vi)	any matter to the extent Disclosed;

(vii)	any other matters not directly relating to the assets or liabilities or conduct of the business of the Group Companies.

7	Representations and Warranties

7.1	The Warranties of the Seller given pursuant to paragraphs 1.1 to 1.5 (Share Capital) Part 1 of Schedule 5 (Title Warranties) and Warranty Clause 3.2 (Business Conduct) and Warranty Clause 6 (Solvency) of Part 2 of Schedule 5 being accurate and correct in all material respects as at Completion; and

7.2	All other Warranties of the Seller given pursuant to Part 2 of Schedule 5 (other than those referred to at 7.1 above)(the “Other Warranties”) being accurate and correct in all material respects as at Completion provided that this Condition 7.2 shall be deemed to be satisfied if the event or circumstance as a result of which the Other Warranties fail to be true and accurate in all material respects as at Completion does not result in a Material Adverse Change or is not likely to result in a Material Adverse Change (excluding, in each case, any event, circumstance or change resulting from:

(i)	changes affecting the industry in which the Group Companies or any of them operate which do not have a disproportionate effect on the Group Company compared to other companies operating in such industry;

(ii)	changes in national or international political, economic or financial market conditions, stock markets, interest rates, exchange rates or other general economic conditions;

(iii)	the announcement of the transactions contemplated by this Agreement or the change of control resulting from them;

(iv)	changes in law, regulations or generally accepted accounting principles;

(v)	acts of terrorism or war;

(vi)	any matter to the extent Disclosed;

(vii)	any other matters not directly relating to the assets or liabilities or conduct of the business of the Group Companies.

Schedule 3

Conduct of Business between Exchange and Completion

1	The Seller hereby covenants with and undertakes to the Buyers that it will procure that between the date of this Agreement and Completion the Buyers and their advisers are given promptly on request such reasonable facilities and information regarding and reasonable access to the business, premises, employees, assets, liabilities, contracts and affairs of the Group as the Buyers, representatives of the Buyers’ Group and/or their advisers may reasonably require.

2	The Seller undertakes to procure that from the date of this Agreement until Completion, each Group Company shall not without the prior written consent of the Buyers:

2.1	do anything outside the ordinary and usual course of its business either as regards the nature, scope or manner of conducting same;

2.2	dispose of, or grant any option in respect of, any part of any of its assets except in the ordinary and usual course of trading;

2.3	acquire any assets (other than stock in trade (including raw material and packaging) in the ordinary and usual course of trading and any debtors arising therefrom);

2.4	enter into any transaction with any person which is otherwise than at arm’s length and for full value;

2.5	create or issue or allot or redeem or vary any share or loan capital or give any option in respect of any shares or loan capital;

2.6	save for the resolution referred to at clause 2.5 of this Agreement, pass any shareholder resolution;

2.7	enter into, modify or agree to terminate any material contract, customer or supplier which affects the revenue of Group Companies by more than €100,000 per contract per annum;

2.8	terminate or notify an intention to terminate any material contract to which it is a party;

2.9	make any increase in the remuneration or other emoluments or benefits of or provide any other benefits or privileges (of whatever nature) to its officers, employees or former officers or former employees or make any change in the terms and conditions of employment of any of its officers or employees;

2.10

establish or announce to or advise any person of any proposal to establish any new retirement, death or disability benefit scheme of or in respect of any of its officers or employees or former officers or former employees (or any dependant of any such person) or grant or create or make or announce to any person any proposal to grant, create, make or agree any additional retirement, death or disability benefit or any changes to any existing benefits or agree any funding proposal with the trustees of an Irish Pension Scheme;

2.11	dismiss any of its employees or employ or engage (or offer to employ or engage) any person on an annual remuneration of greater than €60,000;

2.12	create, extend, grant or issue any Encumbrance over any of its assets or undertaking or revenues or enter into any guarantee, indemnity or other assurance against loss in respect of the liabilities of any person or enter into any similar arrangement otherwise than by operation of law;

2.13	grant, modify, agree to terminate or permit the lapse of any intellectual property rights or enter into any agreement relating to any such rights otherwise than by operation of law;

2.14	enter into any (or modify any subsisting) agreement with any trade union or any agreement that relates to any works council or other employee representative body;

2.15	enter into any tenancy, lease or licence agreement or arrangement in respect of any of the Properties or vary the terms on which it holds any Properties or settle any rent review;

2.16	enter into any material hire purchase or lease or instalment purchase agreement or arrangement or other agreement or arrangement for payment on deferred terms;

2.17	make any material change to the accounting procedures or principles by reference to which its accounts are drawn up;

2.18	permit any of its insurances to lapse or do or omit to do anything to make any policy of insurance void or voidable or the premiums thereunder likely to be increased;

2.19	initiate any material litigation, arbitration or tribunal proceedings or compromise or settle any such proceedings or make any admission in relation to such proceedings other than debt collection in the normal course of business;

2.20	enter into any capital commitment on any individual item in excess of € 100,000 or, which, together with all other capital commitments of the Group entered into after the date hereof exceeds EUR250,000 in the aggregate;

2.21	incur any liability to the Seller or a Covenantor other than trading liabilities incurred in the normal course of business;

2.22	attempt or agree, conditionally or otherwise, to do or permit (whether by omission or otherwise) to be done any of the foregoing

PROVIDED that nothing in Clause 2.1, 2.4, 2.21 shall prevent the Group Companies from declaring and paying lawful dividends, discharging lawful management charges by way of set off or otherwise, lawfully lending or borrowing from another Group Company, if such steps are, in the opinion of the Seller, necessary or desirable to reduce or eliminate on or before the Completion Date the intercompany balances existing between the Seller and the Group Companies.

3	The Seller shall not induce, or attempt to induce, any employee of any Group Company, whether directly or indirectly, to terminate their employment before the Completion Date or thereafter.

4	The Seller shall give to the Buyers as soon as reasonably practicable details of any Material Adverse Change arising between the date of this Agreement and the Completion date, excluding, in each case, any event, circumstance or change resulting from:

(i)	changes affecting the industry in which the Group Companies or any of them operate which do not have a disproportionate effect on the Group Company compared to other companies operating in such industry;

(ii)	changes in national or international political, economic or financial market conditions, stock markets, interest rates, exchange rates or other general economic conditions;

(iii)	the announcement of the transactions contemplated by this Agreement or the change of control resulting from them;

(iv)	changes in law, regulations or generally accepted accounting principles;

(v)	acts of terrorism or war;

(vi)	any matter to the extent Disclosed;

(vii)	any other matters not directly relating to the assets or liabilities or conduct of the business of the Group Companies.

Schedule 4

Part 1: Documents which have been delivered prior to execution of this Agreement

1	A copy of the minutes of a meeting of the Directors of the Seller authorising the execution by the appropriate signatories on behalf of Seller of the Seller’s Completion Documents (such copy minutes being certified as accurate by the company secretary of the Seller).

2	Disclosure Letter.

3	Irrevocable Undertakings in the agreed form from the directors of the Seller and Boundary Capital plc.

Schedule 4

Part 2: Documents which are to be delivered at Completion

1	At Completion the Seller shall deliver to the Buyers:

1.1	Minutes of the extraordinary general meeting of the Seller evidencing that the conditions referred to in section 2(1) has been complied with and evidence reasonably satisfactory to the Buyers that the other conditions referred to in section 2 have been complied with and deliver to the Buyers all documents required in relation thereto, including any powers of attorney under which such documents have been executed;

1.2	where any of the Seller is a corporate body, evidence of the authority of any person or persons executing or attesting the execution of this Agreement and any other document on its behalf to do so;

1.3	duly executed share transfers in respect of the Shares together with the relevant certificates (or, in the case of any share certificates found to be missing, an indemnity, in a form satisfactory to the Buyers);

1.4	irrevocable form of proxy in the agreed form executed by the Seller to enable the Buyers (during the period prior to the registration of the transfer of the Shares) to exercise all voting and other rights attaching to the Shares;

1.5	written resolution of IEM executed by the Seller as sole shareholder providing for the amendment of the share capital clause in the Articles of Association of IEM and the related executed Companies Registration Office documents (form G1, amended articles of association and copy written resolution) or evidence of the filing of same with the Companies Registration Office;

1.6	in relation to each Group Company, the statutory books, records and registers, the common seal, the certificate of incorporation, any certificates of incorporation on change of name of each Group Company;

1.7	a written acknowledgement, in the agreed form, under seal from each of the Directors that he has no claim whatsoever against any of the Group Companies;

1.8	If requested by the Buyers at least 5 Business Days prior to the Completion Date, the resignation of the existing auditors of the Company confirming that they have no claims of any kind against any of the Group Companies and that no fees are due (whether currently or in the future) to them by any of the Group Companies and containing a statement complying with the provisions of Section 185(2)(a) of the 1990 Act that there are no circumstances connected with their resignation which they consider should be brought to the attention of the members or creditors of any Group Company;

1.9	a letter of resignation under seal from the secretary of each Group Company containing an acknowledgement, in the agreed form, that he has no claim whatsoever against any of the Group Companies;

1.10	letters of resignation of such trustees of the Pension Schemes as the Buyers may require in such form as the Buyers may require and procure the appointment of one or more persons as the Buyers may require in their place;

1.11	either a certificate of the kind described in Section 980 of the TCA or a letter from the auditors of the Group Companies (prior to the resignation referred to in paragraph 5.1.3) confirming that none is required

1.12	evidence, in the agreed form, of the release of each Group Company from all Encumbrances created or given by the such Group Company or to which any of its assets is subject, including a release in the agreed form in respect of the Anglo Charges;

1.13	the Retention Charge, a form C1 for filing with the Companies Office in respect of the Retention Charge and a section 1001 notice for filing with the Revenue Commissioners in respect of the Retention Charge, each in the agreed form, duly executed by the Seller;

1.14	copies of bank statements in relation to all bank accounts as at a date not earlier than the day immediately preceding the Completion Date and all cheque books of the Group in use and the cash book balances of the Group as at the Completion Date with reconciliation statements reconciling such balances with the aforementioned bank statements;

1.15	appropriate forms to amend any mandates given by the Group Companies to their bankers or other financial institutions;

1.16	a release and deed of termination in the agreed form in respect of the Management Services Agreement between the Seller and the Group Companies; and

1.17	deeds of adherence for the Group Companies in respect of the Pension Schemes, where current participants in the Pension Schemes necessitate a deed of adherence, in the agreed form.

2	At Completion the Seller shall:

2.1	procure that all of the Directors (other than the Continuing Directors) resign from their directorships in and offices of profit under and employment with each of the Group Companies and deliver to the Buyers their written resignations under seal containing an acknowledgement that each has no claim against any Group Company in respect of breach of contract, compensation for loss of office or otherwise howsoever arising;

2.2	discharge or procure the discharge of all monies owing to any Group Company (whether then due for payment or not) by the Sellers or the Directors or by any of them or by any Connected Person of any of them;

2.3	procure that a meeting of the board of directors of each Group Company is held at which, inter alia:

(a)	the share transfers referred to in clause 1.2 (as appropriate) are approved (subject only to stamping) and in respect of VWFM the consent of the Seller to waive all pre-emption rights is tabled, noted and approved by directors;

(b)	such persons as the Buyers may nominate are appointed as directors, as is secretary and auditors of such Group Company with immediate effect.

(c)	all existing mandates for the operation of bank accounts of such Group Company are revoked and new mandates are approved and adopted giving authority to such persons as the Buyers may nominate;

(d)	the resignations referred to in clause paragraphs, 1.7, 1.8, 1.9 and 1.10 are accepted;

(e)	the registered office of such Group Company is changed to such address as is nominated by the Buyers before Completion; and

Schedule 5

Part 1: Title Warranties

1	Share Capital

1.1	Ownership of Shares

The Shares are beneficially owned by the Seller free from any Encumbrances whatsoever and from any agreement, obligation or commitment to create, grant, give or permit to subsist any Encumbrances whatsoever and the Seller is entitled to sell and transfer to the Buyers the full legal and beneficial ownership of the Shares free from any Encumbrance on the terms of the Agreement.

1.2	Shares Fully Paid Up

The Shares comprise the whole of the allotted and issued share capital of the Irish Companies and VUKL and all of them are fully paid up.

1.3	Beneficial Ownership

The Seller or a Group Company is the sole beneficial owner of all of the issued shares of the Subsidiaries.

1.4	Rights of Option

No person has the right (whether actual or contingent) to call for the issue, allotment or transfer of any share or loan capital of any Group Company under any option or other agreement, arrangement or commitment and as far as the Seller is aware, no person has claimed to be entitled to any of the foregoing.

1.5	Encumbrances

There is no Encumbrance over or affecting any of the share capital of any Group Company and there is no agreement, arrangement or commitment whatsoever to give, grant or create such Encumbrance nor has any claim that such an Encumbrance exists been made or threatened by any person.

2	Capacity and Authority of Seller

2.1	Power of Seller

The Seller has full power and authority to enter into, perform and comply with its obligations under this Agreement and any other agreement which it is required to enter into hereunder and this Agreement constitutes and any such other agreements when executed will constitute valid, legally binding and enforceable obligations on the Seller in accordance with its or their respective terms. The only approval required for the Seller to effect the transaction and carry out the acts contemplated by this Agreement is the approval of its shareholders required to satisfy Clause 1 of Schedule 3 of this Agreement and the approval of the Competition Authority required to satisfy Clause 2 of Schedule 3 of this Agreement and the release of the Anglo Charges.

2.2	Seller is a Body Corporate

(a)	The Seller is duly incorporated and validly existing under the laws of the country of its incorporation;

(b)	all necessary actions, conditions and things actionable on or before the date hereof have been taken, fulfilled and done in order to enable it to enter into, perform and comply with its obligations hereunder and those obligations are validly, and legally binding and enforceable upon it; and

(c)	the Seller’s entry into and performance of or compliance with its obligations hereunder does not violate or exceed any power or restriction granted or imposed by:

(i)	any law to which it is subject; or

(ii)	any of its constituting documents.

2.3	Compliance by Seller

The entry into, performance of or compliance by the Seller with its obligations under this Agreement and any document entered into pursuant to this Agreement will not:

(a)	constitute a breach of any agreement or instrument to which it is a party or which is binding on it or over its assets; nor

(b)	result in the existence of, or oblige it to create any security over those assets.

2.4	No Litigation Pending

No proceedings are current, pending or as far as the Seller is aware, threatened to restrain (or which would have the effect of so restraining) the entry into, performance of, compliance with and enforcement of any of the obligations of the Seller hereunder and so far as the Seller is aware there are no circumstances which might give rise to any such proceedings.

3	Commissions

3.1	No Commission Payable

No one is entitled to receive from any Group Company any finder’s fee, brokerage or other commission in connection with the sale and purchase of the Shares under this Agreement.

Schedule 5

Part 2: General Warranties

Table of Contents

1	Information	89
2	Constitution of the Company	89
3	Companies Acts and International Law	89
4	Accounts	90
5	Transaction since the Accounts Date	91
6	Solvency	93
7	Information Technology and E-Commerce	93
8	Intellectual Property, Confidential Information and Know-How	94
9	Agreements and Arrangements	95
10	Assets	97
11	Directors and Employees	97
12	Pensions	100
13	Environment	103
14	Properties	104
15	Miscellaneous	105
16	Litigation and Disputes	106
17	Insurance	107

General Warranties2

1	Information

1.1	Completeness

The information set out in (A), (B), (C), and (D) and in Schedule 1 is true and accurate in all material respects.

2	Constitution of the Company

2.1	Memorandum and Articles

The copy of the memorandum and articles of association of each Group Company contained in the Disclosure Letter is true and accurate and complete in all respects and since the Accounts Date, no alteration has been made to the memorandum and articles of association of any Group Company.

2.2	Conduct of Business

Each Group Company has, at all times, carried on business and conducted its affairs in all material respects in accordance with its memorandum and articles of association for the time being in force.

2.3	Shares in other Companies and Joint Ventures and Partnership

No Group Company is or has agreed to become the holder or beneficial owner of any class of share or other capital (to include loan capital) of any company (wherever incorporated) other than the Subsidiaries and no Group Company is or has agreed to become a member of any joint venture, partnership or consortium or other unincorporated association (other than trade associations) nor is it nor has it agreed to be or become a party to any agreement or arrangement for sharing commissions or other income to include any profit sharing arrangement.

2.4	Branches

Other than those listed in the Disclosure Letter, no Group Company has any branch, agency or place of business, or any permanent establishment outside Ireland or the United Kingdom.

2.5	Business Names

No Group Company uses any name other than its full corporate name for any purpose.

3	Companies Acts and International Law

3.1	Compliance with Companies Acts

[2]	Subject to further review by Veris. In particular Veris to confirm proposed figures.

Each Group Company and its directors and company secretary has complied in all material respects with the provisions of the Companies Acts in respect to the Group and the Business and there is not in existence, pending or, so far as the Seller is aware, threatened any investigation, enquiries, notification, court applications or court orders pursuant to the Companies Acts in respect of any Group Company or its affairs or the Business and so far as the Seller is aware there are no facts likely to give rise to such an investigation, enquiry, notification, court application or court order. No Group Company has been a party to any transaction to which any of the provisions of Part III of the 1990 Act apply.

3.2	Business Conduct

Neither the Seller, the Irish Companies, VUKL or the Subsidiaries nor any of the Irish Companies, VUKL or the Subsidiaries respective, current shareholders, partners, directors, managing directors, trustees, officers, employees or authorised agents acting on behalf of the Irish Companies, VUKL or the Subsidiaries has on behalf of the Irish Companies, VUKL or the Subsidiaries or in connection with the Business or the assets of the Seller, the Irish Companies, VUKL or the Subsidiaries:

(a)	used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity;

(b)	made, offered, promised, or authorized any direct or indirect unlawful payments to (a) any foreign or domestic governmental officials or employees, including, without limitation, employees of state-owned entities, or (b) any foreign political party, official thereof or candidate for foreign political office from corporate funds for the purpose of (1) influencing such person to take any action or decision or to omit to take any action, in his or her official capacity, (2) inducing such person to use his or her influence with a government or instrumentality to affect any act or decision of the government or instrumentality, or (3) securing any improper advantage in order to assist the Seller, the Irish Companies, VUKL or the Subsidiaries to obtain or retain business;

(c)	established or maintained any unlawful or unrecorded fund of corporate monies or other assets;

(d)	made any intentional false or fictitious entries on the books and records of a Group Company or intentionally failed to accurately record any transaction; or

(e)	made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payments of any nature.

4	Accounts

4.1	Accounts True and Accurate

The Accounts have been prepared in accordance with the requirements of the Companies Acts and all other applicable statutes and laws and in accordance with generally accepted accounting principles and all statements of standard accounting practice applicable in Ireland and on a basis consistent with the audited accounts of the Group for the three financial years preceding the financial year ended on 31 December 2008, and give a true and fair view of the affairs of each Group Company as at the Accounts Date and of the results of each Group Company for its financial period ending on the Accounts Date.

4.2	Management Accounts

The Management Accounts have been prepared in accordance with the accounting policies of the Group Companies adopted in the Accounts and on a basis consistent with the previous monthly management accounts of the Group, and show a fair view of the assets and liabilities, profits and losses of each of the Group Companies as at and to the Management Accounts Date.

4.3	Accounting Controls

So far as the Seller is aware, the Group maintains in all material respects proper and adequate internal accounting controls which provide assurance (i) that all material Group transactions are executed with management’s authorisation; (ii) that Group transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Group Companies and to maintain accountability for the Group Company assets; (iii) that access to the Group Company assets is permitted only in accordance with management’s authorisation; (iv) regarding prevention or timely detection of the unauthorised acquisition, use or disposition of the Group Company assets; and (v) that accounts, notes and other receivables are recorded accurately in all material respects, and proper and adequate procedures are implemented in all material respects to effect the collection thereof on a current and timely basis.

5	Transaction since the Accounts Date

5.1	Transactions

Since the Accounts Date:

(a)	each Group Company has carried on its business in the ordinary and usual course and without any alteration in the nature of its business;

(b)	no Group Company has paid or agreed to pay to any person any amount, sum or other compensation for loss of office, remuneration, emoluments, expenses or other payments or benefits whatsoever (whether or not gratuitous) other than those which are deductible from the profits of such Group Company in computing its corporation tax.

(c)	no agreement (whether in respect of capital expenditure or otherwise) has been entered into by any Group Company which is of a long term nature or outside its ordinary course of trade or which involved or could involve an obligation of a material nature or magnitude (a liability for expenditure in excess of €100,000 per annum being included as “material” for this purpose);

(d)	no Group Company has acquired or disposed of, or agreed to acquire or dispose of, any business or any asset, other than in the ordinary course of business, having a value in excess of €100,000;

(e)

no change has been made in terms of employment, including pension fund commitments, by any Group Company (other than those required by law) which could increase the total staff costs of any Group Company by more than €2,500,000 per annum or the remuneration of any one director or employee by more than €25,000 per annum;

(f)	no share or loan capital has been allotted or issued or agreed to be allotted or issued by any Group Company; and

(g)	no dividend or other distribution has been declared, paid or made by any Group Company);

(h)	there has not occurred any event or circumstance which results in a Material Adverse Change or is likely to result in a Material Adverse Change excluding, in each case, any event, circumstance or change resulting from:

(i)	changes affecting the industry in which the Group Companies or any of them operate which do not have a disproportionate effect on the Group Company compared to other companies operating in such industry;

(ii)	changes in national or international political, economic or financial market conditions, stock markets, interest rates, exchange rates or other general economic conditions;

(iii)	the announcement of the transactions contemplated by this Agreement or the change of control resulting from them;

(iv)	changes in law, regulations or generally accepted accounting principles;

(v)	acts of terrorism or war;

(vi)	any matter to the extent Disclosed;

(vii)	any other matters not directly relating to the conduct of the business of the Group Companies.

5.2	Accounts Receivable

All accounts receivable of the Group Companies have arisen from bona fide transactions by the Group Companies in the ordinary course of their business.

5.3	Financial Liabilities and Loans

As at Completion, the Facilities shall be paid out in full and no Group Company shall have any loans, borrowings or other indebtedness in the nature of borrowings other than loans, borrowings or other indebtedness in the nature of borrowings to other Group Companies.

5.4	No Loans

No Group Company has made loans (other than to another Group Company) which is outstanding and no Group Company has agreed to make any loans.

6	Solvency

6.1	Insolvency Proceedings

No order has been made or petition presented or resolution passed or proceedings or action taken or ground arisen for the winding up of any Group Company or for or with a view to appointing an examiner, receiver, administrator, trustee or other similar officer to any Group Company nor has any distress, execution, sequestration, attachment or other process been levied or entered upon or sued out in respect of any Group Company or against any property or asset of any Group Company nor is any of the foregoing in the process of being so levied, entered upon or sued out, nor is there any unfulfilled or unsatisfied judgment, court order or award outstanding against any Group Company.

6.2	Solvency of Group Companies

No Group Company has ceased payment of any debt nor is any Group Company insolvent or unable to pay its debts within the meaning of Section 214 of the Companies Act 1963 or Section 2 of the Companies (Amendment) Act 1990. No notice has been served on any Group Company under Section 214(a) of the Companies Act 1963 and no arrangement has been or is about to be entered into by any Group Company under Section 201 or Section 279 of the Companies Act 1963 and no encumbrancer has taken possession or attempted to take possession of or exercised or attempted to exercise any power of sale in respect of the whole or any part of the undertaking, property, assets or revenues of any Group Company and there exist no circumstances under which a receiver may be appointed by any person over the whole or any part of the undertaking, property, assets or revenues of any Group Company and there is no unfulfilled or unsatisfied judgment, ruling, order, award, decree or directive outstanding against any Group Company and there has been no delay by any Group Company in the payment of any obligation due for payment.

7	Information Technology and E-Commerce

7.1	Ownership and Licences

The Group Companies are the sole, absolute and unencumbered legal and beneficial owner of all Computer Systems, or has all necessary rights and/or licenses from the owner of the Computer Systems to use the Computer Systems in the manner in which such Computer Systems are used in carrying on the Business.

7.2	Breach of Rights or Licences

No Group Company is in material breach of any rights, obligations and/or licenses pursuant to which the Group uses the Computer Systems and such rights and/or licenses are not restricted as to number of users (or, in the case of Software, to the processor on which the Software runs).

7.3	Third Parties

No Group Company has granted any rights and/or licences in respect of the Computer Systems to any third party and does not use the Computer Systems on behalf of any third party, save as Disclosed in the Disclosure Letter.

7.4	Source Code

The Group Companies are in possession and control of, full and complete copies of all source code of all Software developed by Group Companies so as to enable them to modify and maintain or procure the maintenance and modification of such Software without undue expense, delay or restriction.

7.5	Third Party Rights

So far as the Seller is aware, the Group is not using any Computer Systems that infringe any rights of any third party and no Group Company has received notice and is not aware of any actual or threatened claim that its use of or benefit from any of the Computer Systems is invalid or infringes any rights of any third party.

8	Intellectual Property, Confidential Information and Know-How

8.1	Ownership and Right to Use

All Corporate Intellectual Property is:

(a)	legally, beneficially and exclusively owned by a Group Company and is free from all licences and Encumbrances except as set out in the Disclosure Letter; or

(b)	lawfully used by the Group under a valid and subsisting licence from a third party in favour of the Group.

8.2	Validity, Renewals and Extensions

(a)	All Corporate Intellectual Property that is capable of registration in Ireland and the United Kingdom has been duly registered or is the subject of an application for registration. Details of all registrations or applications for registration of Corporate Intellectual Property are set out in the Disclosure Letter.

(b)	In the case of registered Corporate Intellectual Property, all renewals and extensions have been made and all renewal and extension fees have been paid by their due date.

8.3	Challenges and Infringement

(a)	No allegations, oppositions proceedings or, so far as the Seller is aware, any threat have been brought or made against any Group Company concerning any Corporate Intellectual Property, nor have claims been made impugning the title, validity, application or enforceability of any Corporate Intellectual Property.

(b)

All third party Computer Systems, Know How, processes employed, products made or services provided by the Group are so employed, made and provided in accordance with any licensing agreements entered into by any of the Group Companies with such third parties and no allegation or claim or so far as the Seller is aware, threat has been made, or proceedings brought against any Group Company ascertaining that it infringes the Intellectual Property Rights of any third party.

(c)	No actual or threatened proceedings against any Group Company for infringement of Intellectual Property Rights have been settled by the giving of undertakings which are still binding on the relevant Group Company; and

(d)	So far as the Seller is aware, no third party is infringing any Corporate Intellectual Property.

8.4	Licences and Agreements

Details of all material licences, sub-licences and agreements in relation to the use by third parties of Corporate Intellectual Property owned by, or licensed to, the Group are set out in the Disclosure Letter and no Group Company has otherwise granted, nor has it agreed to grant, any licence, sub-licence, assignment or other right in respect of Corporate Intellectual Property to any third party and no Group Company owes any amount in respect of licence fees or royalty payments relating to the use of Corporate Intellectual Property or is in breach of any such licence, sub-licence, agreement or permission.

9	Agreements and Arrangements

9.1	Powers of Attorney and Agency

There are in force no powers of attorney or other rights of representation given by any Group Company and no person, as agent or otherwise, is entitled or authorised to bind or commit any Group Company to any obligation not in the ordinary and usual course of its business.

9.2	Contracts and Undertakings

No Group Company is party to or bound by and no asset of any Group Company is affected by:

(a)	any contract of guarantee, agreement for indemnity or suretyship (whether given by or for the accommodation of such Group Company) other than the Anglo Other Charges;

(b)	any agreement or arrangement which involves or is likely to involve the supply of goods to such Group Company the aggregate value of which would represent in excess of 10(ten) per cent of the total cost of supplies of the Group by reference to the Accounts;

(c)	any agreement or arrangement (including any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement) which in any way restricts the ability or freedom of such Group Company to carry on the whole or any part of its business or engage in any other activities in any part of the world in such manner as it thinks fit;

(d)

any material agreement or material arrangement which will or may by virtue of the acquisition of the Shares by the Buyers or other performance of the terms of this Agreement, result in any other person who is party to such agreement or arrangement being relieved of any obligation (whether contractual or otherwise) or becoming entitled to exercise any right of termination of such agreement or arrangement or to determine any right or benefit enjoyed by such Group Company or to exercise any right, whether under an agreement or arrangement with, or otherwise in respect of the Company;

(e)	any agreement or arrangement whereby such Group Company is, or has agreed to become, a party to any exclusive manufacturing, production, supply, distribution, agency or trading rights or obligations;

(f)	any undertaking or assurances given to any court or governmental agency, which is still in force;

(g)	any agreement, contract or other arrangement for sub-contract services where the fees paid to the sub-contractor in the twelve (12) months prior to the date of this Agreement exceed €200,000;

(h)	any agreement, contract or other arrangement for sub-contract services relating to the removal of waste or any services in respect of asbestos; or

(i)	any agreement, arrangement, contract or transaction with the Seller or any Seller’s Affiliate.

and the Disclosure Letter attaches copies of all the top fifteen contracts by 2009 revenue for Vector, VUKL and its Subsidiaries and IEFM and its Subsidiaries and the top five property management contracts of the Group.

9.3	Breach of Agreement

No Group Company is in material breach, nor as far as the Seller is aware are there any circumstances which with the giving of notice or the passing of time are likely to result in any Group Company being in material breach of any agreement, contract, arrangement, commitment, obligation, covenant or understanding of the type referred to in Warranty 9.2 of this Schedule 5 (including the top fifteen contracts for various Group Companies and the top five property management contracts for the Group referred to at paragraph 9.2) and each such contract, arrangement, commitment, obligation, covenant and understanding is valid and enforceable in accordance with its terms.

9.4	Termination or Rescission

No threat or claim of default under any agreement of the type referred to in Warranty clause 9.2 of this Schedule 5 (including the top fifteen contracts for various Group Companies and the top five property management contracts for the Group referred to at paragraph 9.2) has been made to any of the Group Companies and is outstanding against such Group Company.

9.5	Default by Third Party

No person with whom any Group Company has entered into any agreement or arrangement of the type referred to in Warranty paragraph 9.2 of this Schedule 5 (including the top fifteen contracts for various Group Companies and the top five property management contracts for the Group referred to at paragraph 9.2) is in default thereunder or has not complied with its obligations as stated therein, being a default or a non-compliance which would have an adverse effect on such Group Company and so far as the Seller is aware, there are no circumstances likely to give rise to any such default or non-compliance.

9.6	Outstanding Offers

No offer, tender or the like is outstanding which is capable of being converted into an obligation of a Group Company of the type set out in paragraph 9.2 of this Schedule 5 by acceptance, or other act, of some other person.

10	Assets

10.1	Ownership of Assets

The assets included in the Accounts or acquired since the Accounts Date (other than trading stock subsequently disposed of in the ordinary and usual course of business or trading stock acquired subject to retention or reservation of title by the supplier or manufacturer thereof and Disclosed in the Disclosure Letter) and all assets used by the Group:

(a)	are legally and beneficially owned by a Group Company free from any Encumbrance or any agreement or commitment to grant, give or create any Encumbrance and such Group Company has good and marketable title to such assets;

(b)	are not the subject of any agreement for lease, hire, hire purchase, conditional purchase or sale on deferred terms save as Disclosed in the Accounts;

(c)	are situated in Ireland or the United Kingdom or any country where it has been disclosed that a Group Company has a branch pursuant to General Warranty 3.4 and are in the possession and under the control of a Group Company; and

(d)	comprise all the assets necessary to enable the Group to carry on its business in the ordinary and usual course as at the date hereof.

11	Directors and Employees

11.1	Length of Directors’ Service Contracts

All contracts between any Group Company and all officers and employees employed comply with section 28 of 1990 Act, section 319 of the UK Companies Act 1985 and section 188 of the UK Companies Act 2006 (as applicable).

11.2	Schedule of Employees

The particulars shown in the Schedule of Employees contained in the Disclosure Letter set out particulars of all remuneration payable (including any bonus or commission entitlements) and other benefits and privileges provided, for all of the employees and officers of each Group Company who have an entitlement to annual remuneration and other benefits of at least €100,000 (together with any offer made to employ or engage any such employee or officer that has not yet been accepted, or which has been accepted but where the employment or engagement has not yet commenced) at the date hereof.

11.3	Persons Providing Services to the Group Companies

The Disclosure Letter includes details of all persons who are providing services to any Group Company under an agreement which is not a contract of employment with any Group Company (including, in particular, where the individual acts as a consultant or is on secondment from an employer which is not a member of the Group Companies) and the particulars of the terms on which the individual provides services, including:

(a)	the company which engages them;

(b)	the remuneration of each individual (including any bonus or commission entitlements, benefits and privileges provided or which any Group Company is bound to provide) to them or their dependants, whether now or in the future;

(c)	the length of notice necessary to terminate each agreement, or if a fixed term, the expiry date of the fixed term and details of any previous renewals;

(d)	any country in which the individual provides services, if the individual provides services outside England and Wales or Ireland; and

(e)	the law governing the agreement, if the individual provides services wholly or mainly outside England and Wales or Ireland.

11.4	Changes in Remuneration

Since the Accounts Date:

(a)	no change has been made in the rate of remuneration, or the emoluments or pension benefits, of any officer, former officer or senior executive of any Group Company (a senior executive being a person in receipt of remuneration in excess of hundred thousand Euro (EUR100,000) per annum) and no material change has been made in respect of the same in relation to any other employee nor is any Group Company under any obligation to make such a change nor has it made any provision to alter the same; and

(b)	no change has been made in any other terms of employment of any such officer or senior executive.

11.5	Termination of Contracts

All subsisting contracts of service (or contracts for services) between each Group Company and any of its directors, officers or employees, are terminable at any time on 6 (six) months’ notice or less and no notice to terminate any such contract is pending, outstanding or so far as the Seller is aware threatened.

11.6	Basis of Remuneration

No present or former officer or employee of any Group Company is entitled to any remuneration, loan, commission or other emoluments of whatever nature calculated by reference to the whole or part of the turnover, the profits or sales of any Group Company or which becomes payable in connection with the Transaction and no Group Company is party to or bound by or has proposed or required to introduce any share option, share, profit sharing, bonus or commission scheme (whether discretionary or otherwise) in respect of any of its officers or employees.

11.7	Maximum Remuneration Owed

There are no amounts owing to or accrued in respect of any present or former officers or employees of any Group Company (other than remuneration accrued due or for reimbursement of business expenses), the aggregate amount of which (when aggregated with remuneration due and for reimbursement of business expenses of other Group Companies) exceeds ten thousand euro (EUR 10,000) per officer or employee.

11.8	Recognition of Trade Union

No Group Company has entered into any recognition agreement with a trade union nor has it done any act which could reasonably be construed as recognition and there are no agreements or other arrangements (whether or not legally binding) between any Group Company and any trade union or other body representing employees.

11.9	Industrial Disputes

No Group Company, and none of its respective employees, is involved in any industrial or trade dispute, negotiation or claim with any trade union, group or organisation of employees or their representatives, and so far as the Seller is aware no circumstances exist which might suggest that there will or may be any industrial dispute involving any Group Company.

11.10	Rights of Reinstatement

No past employee of any Group Company has a right to return to work or has or may have a right to be reinstated or re-engaged under the Unfair Dismissals Acts 1977 and 1993, Maternity Protection Act 1994, Adoptive Leave Act 1995, Parental Leave Act 1998, Employment Equality Act 1998, Carers Leave Act 2001 or Protection of Employees (Part-Time Work) Act 2001 or equivalent legislation anywhere in the world.

11.11	Redundancy Payments

No Group Company is liable to make any payment to any person under the Redundancy Payments Acts 1967 to 1991 or the Protection of Employment Act 1977 or under the Employment Rights Act 1996, and no Group Company is a party to, bound by or is proposing to introduce any redundancy payment scheme in addition to statutory redundancy pay, nor is there any agreed procedure for redundancy selection.

11.12	Liability to Employees

Since the Accounts Date, no liability has been incurred by any Group Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former officer or employee which exceeds or is likely to exceed €10,000. No claims have been made or are pending against a Group Company in respect of whistleblowing, equal pay, discrimination, sexual or other harassment nor so far as the Seller is aware, are any such claims threatened.

11.13	Compliance with Obligations

Each Group Company has in relation to each of its employees (and, so far as relevant, to each of its former employees):

(a)	complied in all material respects with all obligations imposed on it by, and all orders and awards made under all statutes and regulations relevant to the relations between it and its employees or the conditions of service of its employees; and

(b)	complied with all recommendations of a binding nature made in any arbitrator, mediator or tribunal and all awards and declarations made by an arbitration, mediation or tribunal.

11.14	Immigration Satisfaction

Every employee of, or person engaged by, a Group Company has all necessary, current and appropriate permission to work in the jurisdiction in which they work and carry out the role for which they are engaged.

11.15	Consultation with Employees

No Group Company has received a written request from at least 10 per cent of its employees or a direction from the Labour Court to establish information and consultation arrangements with its employees.

12	Pensions

12.1	Pension Schemes and PHI Schemes

The Disclosure Letter contains a complete and accurate list of all retirement or death benefit schemes (each a “Pension Scheme” and collectively the “Pension Schemes”) and permanent health insurance schemes (each a “PHI Scheme”) of the Group Companies. With the exception of the Pension Schemes and the PHI Schemes, there are not in existence nor has any proposal been announced or commitment given or promise made to establish any retirement, death or disability benefit scheme for the benefit of any current or former officer or employee (or any dependant of any of them) of the Group Companies, nor is any such Group Company under any obligation (whether or not legally binding, established by custom or Approved) to or in respect of any employee (or any dependant of any of them) of such company with regard to retirement, death or disability benefits pursuant to which the Group Companies are or may become liable to make payments.

12.2	Pension Scheme Documents

For each Pension Scheme and PHI Scheme, true complete copies of all trust deeds, rules, explanatory booklets, annual reports and announcements relating to the schemes have been supplied to the Buyers together with details of the rate of contributions in respect of each Pension Scheme, and none of the Group Companies have any obligation to any current or former employee or officer in relation to retirement, superannuation, pension, death or analogous benefits save as provided in the said deeds, rules, booklets, reports and announcements disclosed prior to the date of this Agreement.

12.3	Seller’s Obligations and Compliance

In relation to the Pension Schemes for officers, employees or former officers and employees, and their respective dependants of, the Irish Companies and its Subsidiaries (the “Irish Pension Schemes”), each Irish Pension Scheme is an exempt approved scheme within the meaning of and for the purposes of Section 774 of the TCA and the Seller is not aware of any reason why such exempt status should or could be withdrawn. In relation to the Pension Schemes for officers, employees or former officers and employees, and their respective dependants, of VUKL and its Subsidiaries (the “UK Pension Schemes”), each UK Pension Scheme is a registered pension scheme for the purposes of Chapter 2 of Part 4 of the Finance Act 2004 and so far as the Seller is aware, there is no reason why HM Revenue & Customs might de-register the scheme.

12.4	Compliance

(a)	The Pension Schemes are managed and administered in accordance with, in all material respects, all applicable laws, regulations and requirements, including, without limitation, the documentation by which the Pension Schemes are constituted and governed.

(b)	Each of the Group Companies have duly complied in all material respects with all of their obligations under the Pension Schemes and the PHI Schemes and under all applicable legislation, regulations and requirements imposed on them by such provisions and in relation to such arrangements, including in respect of contributions, insurance premiums, tax and expenses due or in respect of any Pension Scheme.

(c)	The UK Pension Schemes have not accepted any contributions from a European employer as defined for the purposes of Part 7 of the Pensions Act 2004.

(d)	Each of the Pension Schemes which is a Defined Contribution Scheme was established as such, was not established in succession to, and has not previously been converted from, a Defined Benefit Scheme and no assurance, promise or guarantee (oral or written) has been made or given to any person entitled, or contingently entitled, to benefit under the Pension Schemes that any particular rate, level or amount of benefits (other than insured lump sum death in service benefits) would be provided to or in respect of him under that scheme.

(e)	No UK Pension Scheme is a Defined Benefit Scheme and VUKL and/or its Subsidiaries do not and could not have a liability in respect of a Defined Benefit Scheme.

(f)	In relation to each of the Pension Schemes which is a Defined Benefit Scheme:

(i)	the actuary who signed the report on the most recent actuarial valuation is the present actuary to the Pension Scheme; and

(ii)	the information supplied to the actuary for use in preparing the valuation and any supplementary actuarial advices was true, complete and accurate; and

(iii)	since the effective date of the most recent actuarial valuation contributions have been paid to the Pension Scheme at the rate and at the times recommended by the actuary in his report and in all other material respects in accordance with the terms of the Pension Scheme;

(iv)	so far as the Seller is aware, as at the date hereof and, unless otherwise notified in writing to the Buyers, as at Completion, the Pension Deficit Amount in the Pension Scheme is not greater than that which is disclosed in the Disclosure Letter; and

(v)	as at the date hereof or the Completion Date, none of the Group Companies have agreed to any funding proposal (as defined in section 49 of the Pensions Act).

12.5	Discretionary Practices

(a)	Full details in writing are set out in the Disclosure Letter of all discretionary practices under each Pension Scheme which is a Defined Benefit Scheme and each Phi Scheme and the current terms applicable on early retirement, late retirement, commutation, optional dependant’s pension and other optional arrangements under each Pension Scheme.

(b)	Save as disclosed in such written details in respect of each Pension Scheme or PHI Scheme, no power or discretion has been exercised and no intention to so exercise has been communicated:

(i)	to admit to membership any employee or officer who would not otherwise have been eligible for membership; or

(ii)	to pay a contribution which would not otherwise have been paid or to augment or provide in respect of any past or present employee or officer of the Irish Companies or dependant or beneficiary of any such person a benefit which would not otherwise have been paid.

12.6	Pension Scheme Insurance

(a)	All lump sum benefits and dependants’ pensions payable under the Pension Schemes on the death of a member thereof while in an employment to which the Pension Schemes relate (other than a refund of contributions with interest where appropriate) and all benefits payable under the PHI Schemes during a period of sickness or disability of a member thereof are fully insured under policies effected with a life office authorised under the terms of the European Communities (Life Assurance) Regulations 1984, to carry on life assurance business in Ireland at its normal rates and on its normal terms for persons in good health and all premia payable in the period up to Completion have been paid.

(b)	All information which has been supplied to any life office which has issued or undertaken to issue policies for the purposes of the Pension Schemes and the PHI Schemes is true.

(c)	Such policies are enforceable and there are no grounds on which the life office might avoid liability thereunder.

12.7	Claims and Disputes

So far as the Seller is aware no litigation or arbitration proceedings or other claims (other than routine claims for benefits), complaints or disputes are outstanding, pending or threatened by or against the trustees or administrators of the Pension Schemes or the PHI Schemes in respect of any act, event, omission or other matter arising out of or in connection with the Pension Schemes or the PHI Schemes or the provision of pension, death, sickness, disability or related benefits generally and so far as the Seller is aware there are no facts, or circumstances likely to give rise to any such litigation or arbitration proceedings, claims, complaints or disputes.

13	Environment

13.1	Compliance with Legislation

Each Group Company and each of its operations is and has at all times been in compliance with all applicable Environmental Laws in all material respects and has obtained all requisite Environmental Licences and is and has at all time been in compliance with all such Environmental Licences and so far as the Seller is aware there are no circumstances which may give rise to the suspension, cancellation, revocation or non-renewal of any such Environmental Licences.

13.2	Investigations and Notices

No Group Company and none of its present or past operations or properties is the subject of any outstanding or anticipated investigation, inquiry, dispute, claim, demand, action, suit, proceeding, litigation, notice, order, judgment, ruling, decree, citation or award of whatever nature in relation to any (i) alleged violation of any Environmental Laws or Environmental Licences; (ii) with respect to any alleged failure to have or obtain any permits required under any Environmental Law; and (iii) with respect to any Hazardous Materials Activity in connection with the operation of the Business, and so far as the Seller is aware there are no circumstances which may give rise to any of the foregoing.

13.3	No Hazardous Material Activities

With respect to the Group Companies and the Business and all real property currently or previously owned, leased or otherwise used by a Group Company, there are no and, with respect to the Group Companies and the Business and all real property, there have been no Hazardous Materials Activities (as hereinafter defined) other than such activities incidental to the normal operation of the Business and the Assets which (i) are described in reasonable detail in the Disclosure Letter and (ii) have been conducted in compliance with Environmental Laws. Neither the Company nor any other Person has conducted any dry cleaning business or operations on the Properties or any real property owned, leased or used by a Group Company in the past.

13.4	No Environmental Information Request

No Group Company nor any current shareholder of a Group Company has received from any Governmental Authority or any other person any request for information, notice of claim,

demand letter, subpoena or other notification that it is or may be potentially responsible with respect to any investigation or clean up of any threatened or actual release of any Hazardous Materials at any facility or on any real property currently or formerly owned, leased, operated or otherwise used by a Group Company in connection with the Business or at any other site.

13.5	No Treatment Notice

No Group Company has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any of the facilities or real property currently or formerly owned, leased, operated, or otherwise used by the Company, and none of the Group Company’s operations involves or has involved the generation, transportation, treatment, storage or disposal of Hazardous Materials.

13.6	Environmental Release

No Group Company has caused or contributed to any Environmental Release and there are no circumstances which may give rise to any Environmental Release by any Group Company. “Environmental Release” means the spilling, leaking, pumping, pouring, emitting, releasing, emptying, discharging, injecting, escaping, leaching, dumping, leaving, discarding or disposing of any Hazardous Materials into or upon the environment.

13.7	Storage Tanks

So far as the Seller is aware, no Hazardous Materials are stored or contained on or under any real property currently or previously owned, leased or otherwise used by a Group Company or the Business whether in storage tanks, land fills, pits, ponds, lagoons or otherwise.

13.8	Environmental Studies

There have been no material environmental investigations, studies, audits, tests, reviews or other analyses, reports or correspondence conducted in the last 10 years by, on behalf of, or which are in the possession of the Group Company with respect to any Property which have not been Disclosed.

14	Properties

14.1	General

The Properties comprise all the lands and buildings owned, occupied or used by the Group Companies or in which the Group Companies have any interest and Schedule 9 contains full and accurate particulars of the title of the Group Companies thereto.

14.2	Details of Properties

Each relevant Group Company is the legal and beneficial owner(s) of a lessee’s or licensee’s (as the case may be) interest in the Properties and each lease or license is valid and in force. The Disclosure Letter sets out true details of the leases and licenses pursuant to which the relevant Group Companies occupy the Properties (including, without limitation, details of the term of each lease or license, the initial rent payable by each relevant Group Company under each lease or license, the current rent payable by each relevant Group Company under each lease or license and details of any landlord and tenant break options). The said leases and licenses represent the entire relationship between the Group and each relevant lessor or licensor in respect of the Properties.

14.3	Previous Properties

So far as the Seller is aware, no Group Company has any actual or contingent liability in respect of any property previously owned, used or occupied by it.

14.4	Compliance with Terms of Leases

Each relevant Group Company has paid all rent and other charges and performed and observed in all material respects all covenants and conditions on the part of the lessee or licensor contained in the relevant lease or licence under which each Property is held and is not in a material breach of any covenant or condition on the part of the lessee or licensor thereto. There are no rent reviews currently in progress and there is not outstanding and unobserved or unperformed any obligation on the part of any Group Company necessary to comply with any notice or other written requirement given by any landlords thereunder.

14.5	Other Material Matters

There is no other matter of which the relevant Group Companies are aware which may affect the right or title of the relevant Group Companies to any of the Properties thereto or which could materially restrict the use thereof for the purposes for which they or any of them are now used

15	Miscellaneous

15.1	Books of Account and Records

All necessary books of account, minute books, registers and records and insurance policies and records have been maintained (from the date on which such Group Company was acquired by the Seller) by each Group Company and are in its possession and all such books, registers and records are in all material respects duly written up to date and do not contain any material inaccuracies.

15.2	Rectification of Register

No Group Company has received any notice of any intended application or proceedings to rectify its register of members.

15.3	Licences, Consents and Authorisations

All necessary licences, consents, permits and authorisations (public and private) have been obtained by or on behalf of each Group Company to enable such Group Company to properly and effectively carry on the Business in all material respects in the places and in the manner in which such business is now carried on or has been carried on in three (3) years prior to the date of this Agreement and short particulars of such licences and consents are contained in the Disclosure Letter.

15.4	Validity and Currency

So far as the Seller is aware, all of the licences, consents, permits and authorisation referred to in paragraph 15.2 are valid and subsisting. No Group Company is in breach of any of the terms or conditions of any such licence, consent, permit or authorisation and so far as the Seller is aware there is no reason or circumstance why any of them should be suspended, cancelled or revoked or not renewed on the same or substantially similar terms.

15.5	Compliance with Laws

Each Group Company has complied in all material respects with and continues to comply in all material respects with all the applicable laws (including common law) and with all applicable bye-laws, statutes, regulations, orders, instruments, decrees, directives, notices, certificates, awards and judgements of any government, local government, supranational, executive, administrative, judicial or regulatory authority or agency in relation to or affecting the assets or business of each Group Company whether in Ireland or elsewhere.

15.6	Orders or Judgments

No Group Company is and neither the Business nor the Assets are, subject to any order or judgement given by any court or governmental or other official authority, department, board, body or agency nor has it been a party to any undertaking or assurance given to any court or governmental or other official authority, department, board, body or agency which is still in force, nor so far as the Seller is aware are there any facts or circumstances likely to give rise to it becoming subject to such an order or judgement or to be a party to any such undertaking or assurance.

15.7	Grants

No Group Company has applied for, or received, or is or will be entitled to or is or will be the beneficiary of any grant, subsidy or financial assistance from any government department or agency, any local or other authority or any supranational agency, or is a party to any agreement with such department, agency or authority.

15.8	Conflict or Future Indebtedness

Compliance with the terms of this Agreement does not and will not:

(a)	conflict with, or result in the breach of, or constitute a default under, any of the terms, conditions or provisions of any material agreement, arrangement or instrument to which any Group Company is a party, or any provision of the memorandum or articles of association of any Group Company, or any Encumbrance, lease, contract, order, judgement, award, injunction, regulation or other restriction or obligation by which or to which any asset of any Group Company is bound or subject, which conflict, breach or default has not been waived by the relevant counterparty; or

(b)	result in any present or future indebtedness of any Group Company, other than the VUKL Facility, becoming due, or capable of being declared due and payable prior to its stated maturity.

16	Litigation and Disputes

16.1	Engagement in Litigation

No Group Company or the Business is engaged in any litigation, arbitration, prosecution, investigation or other legal, administrative or disciplinary proceedings (whether as plaintiff or defendant or in whatever capacity) or any dispute or claims, whether or not with a Government Authority, or has been served with any notice making it a party to any litigation, arbitration, prosecution or other legal, administrative or disciplinary proceedings or to any dispute or claim save debt collection (not exceeding an aggregate of one hundred and fifty thousand Euro (EUR150,000) by or on behalf of such Group Company in the ordinary and usual course of its business, and so far as the Seller is aware, no such litigation, arbitration, prosecution or other legal, administrative or disciplinary proceedings or disputes are threatened either by or against such Group Company and so far as the Seller is aware there are no facts or circumstances which might give rise to any such proceedings or dispute.

17	Insurance

17.1	Disclosure of Insurance Details

The Disclosure Letter:

(a)	lists all policies of property and liability insurance and surety bonds currently in effect for the Group Companies or the Business and confirmation that such will remain in full force and effect following Completion;

(b)	lists all policies of insurance covering employee injury claims and all forms of liability insurance covering the Group Companies or the Business currently in effect and in effect during the period five (5) years prior to Completion and each insurance policy that relates to any current or pending litigation or prosecution of the type referred to in warranty Clause 17.5 of this Schedule 5, including insurance for entities and material assets acquired by the Seller during this period; and

(c)	specifies with respect to each policy the type of insurance, insurer, limits, policy period and policy number; and

All such policies of insurance are and have been in the past in full force and effect and, so far as the Seller is aware, there are no circumstances which might lead to any material liability under such insurance being avoided by the insurers or the premiums being or likely to be increased and Completion will not have the affect of terminating, or entitling any insurer to terminate, cover under any such insurance.

17.2	Full Disclosure of Insurance Details

The Seller has delivered true copies of all policies referenced in the Disclosure Letter which are currently in effect.

17.3	Unpaid Premiums

Except as specified in the Disclosure Letter, (i) there are no outstanding unpaid premiums under any Disclosed policies of insurance; (ii) no Disclosed policies of insurance are subject to retrospective or retroactive premiums; (iii) none of the Seller’s current or historical insurance program aggregate limits have been impaired or eroded or no insurers are insolvent; (iv) so far as the Seller is aware, there is no default or failure to give any notice or present any incident, claim, fact or circumstance in a timely fashion or in the manner or detail required by any of the Disclosed insurance policies; and (v) there is no disallowance, denial or declination of coverage for any claim presented under the Disclosed insurance policies.

17.4	The Group Companies have insurance coverage that is not limited or adversely affected in any material way (other than by way of a requirement to pay a commercially reasonable excess) in respect to all existing or pending litigation, prosecution or claim made against the Group Companies.

Schedule 5

Part 3: Tax Warranties

1	The Accounts make full provision in respect of Tax (whether actual or contingent) assessable or payable in respect of any period ended on or before the Accounts Date. The amount of any provision for deferred Tax contained in the Accounts was, at the Accounts Date, adequate and fully in accordance with generally accepted accounting principles.

2	Each Group Company has filed or caused to be filed in a timely manner all material Tax returns required to be filed and such Tax returns are correct in all material respects, and all material Taxes shown due on any such Tax return have been paid. Each Group Company has complied in all material respects with its obligations to deduct withhold or retain amounts of or an account of Tax, including any system for the deduction of payroll Taxes at source, and has duly accounted to the relevant Tax Authority for such Tax, and has complied in all material respects with its reporting obligations in respect of such payments.

3	There is no dispute, action, inquiry, investigation or audit current, completed within the last twelve (12) months, or currently proposed, threatened or pending against, or with respect to, the Group Companies in respect of Taxes.

4	Each Group Company is resident in its country of incorporation for Tax purposes and has not been treated as resident for Tax purposes, carried on any business through a branch or agency or paid tax on income, profits or gains to any Tax Authority in any other jurisdiction. No Group Company constitutes a permanent establishment of any other person or business for Tax purposes.

5	Each Group Company has obtained, kept and given in all material respects complete and correct records, invoices and other documents appropriate or required for Tax purposes, including any claims or elections made to calculate the Tax liability or relief which would arise on any disposal or on the realisation of any asset owned by such Group Company at the date of this Agreement or acquired by such Group Company since the date of this Agreement but before Completion.

6	In the five years prior to the date of this Agreement, the amount of any Tax liability of any Group Company has not, to any material extent, depended on any arrangement or concession (in either case whether formal or informal) with any Tax Authority.

7	Each Group Company is separately registered for VAT solely in its country of incorporation. No Group Company has ever been treated, nor has applied to be treated, as a member of a VAT group. No Group Company engages in (nor has engaged in) the letting of immovable goods for periods of less than ten years or any other exempt or part-exempt activity.

8	In the past 11 years, no Group Company has acquired from any other company any asset in circumstances where the companies were, at the time of the acquisition, members of the same group of companies for Tax purposes.

9	No Group Company has repaid any share capital. No Group Company has issued any share capital or security as paid-up otherwise than by the receipt of new consideration. No distribution will arise, for Tax purposes, on the redemption of any share capital or security at par.

10	All material documents to which any Group Company is a party and under which such Group Company has any rights or in respect of which a Group Company is an accountable person or which form part of a Group Company’s title to any asset owned by it have been duly stamped with the correct amount of stamp duty, stamp duty reserve tax or stamp duty land tax, paid within the applicable time limits. No Group Company has, in the past six years, been involved in any transaction involving the submission of a claim to a Tax Authority for a reduction of or relief from stamp duty, stamp duty reserve tax or stamp duty land tax or capital duty and a material document for the purposes of this paragraph shall mean a document in respect of which the duty owing is greater than €37,500.

11	No Group Company is (nor has at any time since acquisition by the Seller or by any member of the Seller’s Group been) a close company for Tax purposes.

12	No Group Company has been involved in any tax avoidance transaction within the meaning of section 811 TCA (Transactions to avoid liability to tax) on which any Tax Authority has, or could have, formed an opinion that the transaction in question was a Tax avoidance transaction, nor has any Group Company been party to any scheme, transaction or arrangement, a main purpose of which is securing or achieving a Tax advantage or the avoidance of Tax or which is disclosable to a Tax Authority.

Schedule 6

[Intentionally left blank]

Schedule 7

Agreed Treatments

1	Post Completion Events

Post completion events and circumstances which arise from any voluntary acts, omissions or defaults of any of the Group Companies or the Buyers after Completion otherwise than in pursuance of commitments which are legally binding on any of the Group Companies at Completion are to be ignored.

2	Accounting Standards

2.1	No adjustments are to be made for the effect of any changes in accountancy standards effective for periods ending after Completion and in this respect no prior year adjustments are to be made.

2.2	No changes to the Group Companies normal policies in making provisions are to be made after Completion which would have the effect of reducing the Completion Profit.

3	Fixed Assets

3.1	Tangible and intangible fixed assets are to be valued at their net book value in the Accounts adjusted to reflect acquisitions at cost, additions at cost, and disposals at net book value and depreciation charges at rates applied in the year ended on the Accounts Date arising in the period from the day after the Accounts Date to Completion.

3.2	The accounting polices are to be applied on the same basis as at the Accounts Date and accordingly no depreciation is to be charged in respect of assets acquired after the Accounts Date.

3.3	Fixed assets are not to be revalued from the position reported in the Accounts.

4	Trade and other Creditors

4.1	No provision is to be made for dilapidation costs or any vacant properties.

4.2	No provision is to be made in respect of holiday pay liabilities

4.3	No provision is to be made for audit and accountancy fees for periods after the Accounts Date.

5	Taxation

[12]	Please detail these commitments.

Taxation for the period from the day after the Accounts Date to Completion is to be provided for by adopting the same accounting policies and practices that were used in calculating the provision for Taxation in the Accounts.

6	No Double Counting

No item is to be included more than once in the Consideration Statement.

Schedule 8

Working Capital – Worked example of calculations based of the combined management accounts of the Group Companies as at the Management Accounts Date

Schedule 9

Properties

Irish Estates (Management) Limited

Lease of portion of premises at First Floor and Second Floor, Ulysses House, 22 - 23 Foley Street, Dublin 1 together with 1 car space

Vector Workplace and Facility Management Limited

Lease of part of First Floor, Novum Facility, Clonshaugh Industrial Estate, Dublin 17

Premier Management Company (Dublin) Limited

Occupies portion of premises at first and second floor, Ulysses House, 22-23 Foley Street, Dublin 1

Glenrye Properties Services Limited

Lease of First Floor of the building comprising 66, 66a and 67 Park Street, Dundalk

Occupies space in Heather House

Veris UK Limited

No physical presence

Irish Estates (Facilities Management) Limited

Occupies part of First Floor, Novum Facility, Clonshaugh Industrial Estate, Dublin 17

Spokesoft Technologies Limited

Licence at National Software Centre, Cork

Veris Property Management Limited

Occupies part of premises at Building C, Principle House, Fleet Road, Fleet, Hampshire

Orange Support Services Limited

Occupies part of premises at Building C, Principle House, Fleet Road, Fleet, Hampshire

Orange Environmental Building Services Limited

Lease of Building C, Principle House, 121-123 Fleet Road, Fleet Hampshire.

Lease of Unit A, 6 Elms Road, Adlershot, Hampshire, GU11 1LJ.

Vector Environmental Services Limited

Lease of Unit 5A CIDO Business Complex, Carn Industrial Area, Craigavon, Co. Armagh.

Schedule 10

Anglo Other Charges

1.	Composite Debenture dated 22 December 2004 made between the Bank, Boundary Outsourced Services Limited, Irish Estates (Management) Limited, Vector Workplace and Facility Management Limited and Irish Estates (Facilities Management) Limited;

2.	Composite Debenture dated 1 December 2006 made between the Bank, Veris plc, Glenrye Properties Services Limited and Premier Management Company (Dublin) Limited;

3.	Composite Debenture dated 11 July 2006 made between the Bank, A.G. Doree (Ireland) Limited, Bond Business Support Limited, Hire A Crate Limited, Nat Ross Limited, Oman Transport Limited and the Seller;

4.	Guarantee and Indemnity dated 22 December 2004 made between the Bank, Boundary Outsourced Services Limited, Irish Estates (Management) Limited, Vector Workplace and Facility Management Limited and Irish Estates (Facilities Management) Limited, as guarantors

5.	Guarantee and Indemnity dated 11 July 2006 made between, inter alios, the Bank and , Irish Estates plc and Vector Workplace and Facility Management Limited, as guarantors;

6.	Guarantee and Indemnity dated 1 December 2006 made between the Bank and the Seller, Glenrye Properties Services Limited and Premier Management Company (Dublin) Limited, as guarantors;

7.	Guarantee and Indemnity dated 11 January 2007 made between, inter alios, the Bank and Glenrye Properties Services Limited, Irish Estates (Facilities Management) Limited, Irish Estates (Management) Limited, Premier Management Company (Dublin) Limited, the Seller, and Vector Workplace and Facility Management Limited, as guarantors;

8.	Guarantee and Indemnity dated 29 November 2007 made between the Bank and the Seller and VUKL, as guarantors;

9.	Deed of Accession dated 21 December 2007 supplemental to a Guarantee and Indemnity dated 21 December 2007 made between the Bank and the Seller, VUKL, as existing guarantors, and Orange Environmental Building Services Limited, Orange Support Services Limited and Orange Fabric Services Limited (now known as Veris Property Management Limited), as acceding guarantors;

10.	Charge on Account dated 22 December 2004 made between the Bank and Vector Workplace and Facility Management Limited in respect of the account held by Vector Workplace and Facility Management Limited with the Bank having account number 1403/216084/01;

11.	Debenture dated 29 November 2007 made between the Bank and Veris UK Limited;

12.	Debenture dated 21 December 2007 made between the Bank and Orange Fabric Services Limited (now known as Veris Property Management Limited);

13.	Debenture dated 21 December 2007 made between the Bank and Orange Support Services Limited;

14.	Debenture dated 21 December 2007 made between the Bank and Orange Environmental Building Services Limited;

15.	Deed of Confirmation between the Seller and the Bank dated 29 November 2007;

16.	Counter-Indemnity from VUKL to the Bank dated 29 November 2007; and

17.	Counter-Indemnity from the Seller to the Bank dated 29 November 2007.

Schedule 11

Guarantees

1.	Performance Bond Guarantee provided by the Seller in respect of work carried out under an agreement entered into between VWFM and Arup Consulting Engineers on 13 September 2008.

2.	Performance Bond Guarantee provided by the Seller in respect of a tender given by VWFM to Arup Consulting Engineers regarding the mechanical and electrical maintaining of the motor tax office in Cork. Guarantee will commence on the date that the tender is awarded to VWFM.

Annexure A

Resolution

Ordinary Resolution

“That the transaction comprising the disposal of the Business as described in the circular to Shareholders dated — October 2009 is hereby approved for the purposes of Rule 15 of the AIM Rules for Companies as issued by the London Stock Exchange plc and for the purposes of Rule 15 of the IEX Rules for Companies as issued by the Irish Stock Exchange and that the Board of the Company is hereby empowered to do all such acts and take all such steps as are required to give effect to the Proposed Disposal”.

it being understood that the “transaction comprising the disposal of the Business as described in the circular to Shareholders dated — October 2009” and “the Proposed Disposal” refers to the Transaction.

In witness whereof the parties hereto have executed this Agreement on the date written at the head of this Agreement.

SIGNED
For and on behalf of VERIS PLC
in the presence of:

Witness signature:
Authorised signatory
Witness address:

Witness occupation:

SIGNED
For and on behalf of ARAMARK IRELAND HOLDINGS
in the presence of:

Witness signature:
Authorised signatory
Witness address:

Witness occupation:

SIGNED For and on behalf of ARAMARK INVESTMENTS LIMITED in the presence of:

Witness signature:
Authorised signatory
Witness address:

Witness occupation:

SIGNED For and on behalf of ARAMARK CORPORATION in the presence of:

Witness signature:
Authorised signatory
Witness address:

Witness occupation:

SIGNED by
Niall McFadden in the presence of:

Witness signature:
Signature

Witness address:

Witness occupation:

SIGNED by
Martin McMahon in the presence of:

Witness signature:
Signature

Witness address:

Witness occupation: